                                                         Pursuant to Rule 424(b)
                                                          Registration No. 333-0


          PROSPECTUS SUPPLEMENT  (TO PROSPECTUS DATED AUGUST 5, 1996)

                                  MASTEC, INC.

                                  Common Stock

    This Prospectus Supplement is being furnished to Harrison-Wright
Company, Incorporated, a North Carolina corporation ("Harrison-Wright"), and to the holders of the common stock, $1.00 par value (the "Harrison-Wright Common Stock") and the preferred stock, $50.00 par value of Harrison-Wright (the "Harrison-Wright Preferred Stock") (the "Harrison-Wright Shareholders") in connection with the Asset Purchase Agreement, which is now expected to be dated on or about November 21, 1996 (the "Asset Purchase Agreement"), to be entered into by and among Harrison-Wright and its wholly-owned subsidiary Utility Precast, Inc., a North Carolina corporation ("UPI") (Harrison-Wright and UPI sometimes individually referred to as a "Seller" and collectively referred to as the "Sellers") and H-W Acquisition I Co., Inc., a Delaware corporation ("H-W I"), H-W Acquisition II Co., Inc., a Delaware corporation ("H-W II") and H-W Acquisition III Co., Inc., a Delaware corporation ("H-W III,") (H-W I, H-W II and H-W III sometimes individually referred to as a "Buyer" and collectively referred to as the "Buyers"). Each of the Buyers is a newly-formed, indirect wholly-owned subsidiary of MasTec, Inc., a Delaware corporation ("MasTec" or the "Company"). The Prospectus dated August 5, 1996 and copies of a draft dated November 5, 1996 of the Asset Purchase Agreement are being attached hereto as Annex A and Annex B, respectively. Pursuant to the Asset Purchase Agreement, Sellers will sell all of the properties, assets and rights that each Seller owns and that are used or are held or are intended for use in the conduct or operation of the Sellers' businesses (the "Acquired Assets") to Buyers, in exchange for the assumption by the Buyers of certain of the Sellers' liabilities (the "Assumed Liabilities") and $6,834,767.39, or, at the Buyers' option, the number of shares of the common stock, $.10 par value (the "Common Stock"), of MasTec equal to $6,834,767.39 divided by the closing sale price of the Common Stock on the Nasdaq National Market System for the trading day immediately preceding the closing date of the transactions contemplated by the Asset Purchase Agreement (the "Closing Date") on which trading of the Common Stock occurred (the "Purchase Price Shares"). The Closing Date is now expected to be on or about November 21, 1996. Based upon the closing sale price of the Common Stock for November 4, 1996 (the "Closing Price"), the number of shares of Common Stock which the Sellers would receive is 135,678. See "Terms of the Transaction."

    Harrison-Wright is delivering a Notice of Special Meeting of Shareholders and related materials (collectively the "Notice of Special Meeting") to the Harrison-Wright Shareholders. UPI expects to seek written consent approving the transactions contemplated by the Asset Purchase Agreement from its sole shareholder, Harrison-Wright.

    See "Risk Factors" on page 13 for a discussion of certain risks associated with an investment in the Common Stock.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is November 7, 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market under the symbol "MASX." Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17th Street, N.W., Washington, D.C. 20006.

    This Prospectus Supplement constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Pursuant to Rule 424(b) of the Securities Act of 1933, as amended, this Prospectus Supplement will be filed with the Commission electronically via EDGAR. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus Supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement. Unless the context otherwise requires, the Company includes Sistemas e Instalaciones de Telecomunicacion, S.A. ("Sintel").

                                  The Company

     MasTec, Inc. (together with its subsidiaries and affiliates, "MasTec" or the "Company") is one of the world's largest contractors specializing in the build-out of telecommunications infrastructure. The Company's principal business consists of the design, installation, and maintenance of the outside physical plant for telephone and cable television communications systems ("outside plant services"), including the installation of aerial, underground and buried copper, coaxial and fiber optic cable networks and the construction of wireless antenna networks for telecommunication service companies such as local exchange carriers, long-distance carriers, competitive access providers, cable television operators and cellular phone companies. The Company also installs central office switching equipment ("switching"), and provides design, installation and maintenance of integrated voice, data and video local area networks and wide area networks inside buildings ("inside wiring"). The Company believes it is the largest independent contractor providing telecommunications infrastructure construction services in the United States and Spain and one of the largest in Argentina, Chile and Peru.

     The Company is able to provide a full range of infrastructure services to its telecommunications company customers. Domestically, the Company provides outside plant services to local exchange carriers such as BellSouth Telecommunications, Inc. ("BellSouth"), U.S. West Communications, Inc. ("U.S. West"), SBC Communications, Inc., United Telephone of Florida, Inc. (a subsidiary of Sprint Corporation) and GTE Corp. MasTec currently has 18 exclusive, multi-year service contracts ("master contracts") with regional bell operating companies ("RBOCs") and other local exchange carriers to provide all of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas. Internationally, the Company provides outside plant services, turn-key switching system installation and inside wiring services to Telefonica de Espana, S.A. ("Telefonica") under multi-year contracts similar to those in the United States. Telefonica has committed to minimum levels of work under these contracts totaling approximately $200 million (at current exchange rates) per year in 1996, 1997 and 1998.

     The Company also provides outside plant services to long distance carriers such as MCI Communications Corporation and Sprint Corporation, competitive access providers such as MFS Communications Company, Inc., Sprint Metro and MCI Metro, cable television operators such as Time Warner, Inc., Continental Cablevision, Inc., and Media One, and wireless communications providers such as PCS Primeco and Sprint Spectrum L.P. Inside wiring services are being provided to large corporate customers such as First Union National Bank ("First Union"), IBM,

Medaphis, Smith Barney, Inc. and Dean Witter Reynolds, Inc. and to universities and government agencies. The Company also provides infrastructure services to public utilities and the traffic control and highway safety industry, and provides general construction and project management services to state and local governments.

    The telecommunications industry which the Company services is undergoing fundamental changes in most markets throughout the world. The Telecommunications Act of 1996 in the United States, agreements among participating countries in the European Community and privatization and regulatory initiatives in South and Central America are removing barriers to competition. In addition, growing customer demand for enhanced voice, video and data telecommunications have increased bandwidth requirements and highlighted network bandwidth limitations in many markets.

    The Company believes that these industry trends will create increased demand for telecommunications infrastructure services in four ways.

   . Increased customer demand for bandwidth will compel services providers to upgrade existing networks to broadband technologies such as fiber optic cable.

   . Competitive pressures will force existing service providers to attempt to reduce their cost structures, leading to increased outsourcing of outside plant services to lower cost independent contractors.

   . New service providers in previously monopolistic markets will ultimately require their own infrastructure.

   . Deployment of more powerful multi-media computers in business will increase the demand for inside wiring services to install communications networks with greater bandwidth capacity.

    The Company believes that it is well positioned to capitalize on these trends and is pursuing a strategy of growth in its core business through internal expansion and strategic acquisitions. The Company believes that the volume of business generated under existing contracts will increase as a result of the anticipated general increase in demand for its services. In addition, the Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to achieve economies of scale provides competitive advantages in bidding for and winning new contracts for telecommunication infrastructure projects.

    The Company's executive offices are located at 3155 N.W. 77th Avenue, Miami, Florida, 33122-1205 and its telephone number is (305) 599-1800.

                              Recent Developments

    The Company's revenue for the third quarter of 1996, which ended September 30, 1996, was $142.4 million, as compared to revenue generated in the third quarter of 1995 of $46.6 million. The Company reported income from continuing operations for the third quarter of 1996 of $9.4 million, or $0.55 per share, as compared with $2.6 million, excluding special charges, or $0.16 per share, in the comparable quarter of 1995.

    The Company's revenue for the nine months ended September 30, 1996 was $313.6 million and its income from continuing operations was $19.4 million. The Company's revenue for the nine months ended September 30, 1995 was $120.4 million and its adjusted income from continuing operations, excluding special charges, for the same period was $9.5 million.

                                The Transaction

    The Buyers have been formed for the purpose of acquiring substantially all of the assets, and assuming certain liabilities, of the Sellers (such acquisition and assumption sometimes referred to herein as the "H-W Acquisition"). MasTec, the Sellers and the Buyers have negotiated the terms of the Asset Purchase Agreement to accomplish the proposed sale and assumption of liabilities. The parties may make additional changes to the Asset Purchase Agreement prior to the execution and delivery thereof. Certain terms of the proposed Asset Purchase Agreement are outlined below. A copy of the proposed Asset Purchase Agreement is attached as Annex A.

    Purchase Price

    As payment for the Acquired Assets, the Buyers will (a) assume the Assumed Liabilities and (b) deliver to the Sellers $6,834,767.39 in cash or, at Buyers' option, that whole number of validly issued, fully paid, non-assessable shares of Common Stock with a value equal to $6,834,767.39 based upon the closing sale price of the Common Stock on the Nasdaq National Market System as reported on the Nasdaq composite tape for the trading day immediately preceding the Closing Date on which trading of the Common Stock has occurred (the "Purchase Price Shares") ((a) and (b) collectively referred to as the "Purchase Price").

    Purchase Price Adjustment

         The Purchase Price will be subject to a dollar for dollar downward adjustment if there has been any material adverse change in the financial condition of the Sellers during the period from July 31, 1996 and the Closing Date. A decrease of up to $400,000 in the consolidated shareholders' equity during this period due to operating losses would not be considered to be a material adverse change.

    Disposition of the Purchase Price Shares

    The Sellers may elect to sell all or any portion of the Purchase Price Shares in the open market, or to distribute the Purchase Price Shares to their stockholders. If the Sellers elect to sell or transfer all or any portion of the Purchase Price Shares in the open market during the period beginning with the Closing Date and ending on the expiration of the 15th trading day following the Closing Date on which the trading of the Common Stock can occur (such 15 day trading period referred to as the "Liquidation Period") then the Buyers guarantee to the Sellers that the Sellers shall receive cash proceeds from the sale of any Purchase Price Shares sold during the Liquidation Period, net of any brokerage commissions or other directly related expenses of sale incurred by Sellers with respect thereto, in an amount per share not less than the Closing Price (the "Guaranteed Minimum") determined on an aggregate basis for all sales during the Liquidation Period. The Buyers agree to pay all brokerage commissions or other directly related expenses of sale in connection with any sales of the Purchase Price Shares during the Liquidation Period. If the Sellers do not realize net sale proceeds per share (determined on an aggregate basis for all sales during the Liquidation Period) at least in the amount of the Guaranteed Minimum, then the Buyers, upon expiration of the Liquidation Period, shall pay to the Sellers the amount by which the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period exceeds the aggregate net sales proceeds from sales of Purchase Price Shares during the Liquidation Period. If the Sellers realize net sales proceeds (determined on an aggregate basis for all sales during the Liquidation Period) in excess of the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period (the "Excess Amount"), then the Sellers, upon the expiration of the Liquidation Period, shall pay to Buyers the Excess Amount. If the Sellers' broker is unable to sell all of the Purchase Price Shares which the Sellers' elected to sell within the Liquidation Period, the Buyers shall cause MasTec to redeem from the Sellers' broker all of the remaining Purchase Price Shares which the Sellers' broker did not sell despite the Sellers' instruction to do so during the Liquidation Period at the purchase price per share equal to the Closing Price.

    Representations and Warranties of the Sellers

    In the Asset Purchase Agreement, the Sellers make certain representations and warranties for the benefit of the Buyers regarding (a) their organization and similar corporate matters, authorization to do business, their corporate power and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated therein, the execution, delivery, validity and enforceability of the Asset Purchase Agreement; (b) the ownership of all of the capital stock of UPI by Harrison-Wright; (c) the absence of any conflicts or creation of liens under either Seller's charter or bylaws, or any agreements by which a Seller may be bound, the absence of undisclosed consents necessary to consummate the terms of the Asset Purchase Agreement, and the absence of violations of laws, rules, regulations, judgments, orders or decrees to which either Seller is subject or may be bound; (d) the financial statements of the Sellers and the liabilities of the Sellers other than as set forth in the financial statements; (e) absence of material adverse changes; (f) title to the Sellers' properties and assets; (g) title to the Sellers' real property; (h) leases to which either Seller is a party; (i) material contracts of either Seller; (j) any documents, laws, rules, orders, judgments or other restrictions on the operation of the Sellers' businesses; (k) litigation involving either of the Sellers; (l) taxes paid by the Sellers; (m) each Sellers' intellectual property; (n) condition of the Acquired Assets; (o) compliance with applicable laws; (p) options to purchase the Acquired Assets; (q) accounts receivable and payable; (r) the Sellers' employee relations; (s) the Sellers' employee benefit plans; (t) the Sellers' compliance with environmental laws and regulations; (u) the Sellers' insurance; (v) licenses and permits of the Sellers; (w) the disclosure made by the Sellers; (x) investment representations; (y) the capital structure of the Sellers; (z) the special meetings of stockholders to be held by the Sellers; and other matters.

    Representations and Warranties of the Buyers

    In the Asset Purchase Agreement, the Buyers and the Company make certain representations and warranties for the benefit of the Sellers regarding the Buyers and the Company including (a) their organization and similar corporate matters, authorization to do business, their corporate power and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated therein, the execution, delivery, validity and enforceability of the Asset Purchase Agreement; and (b) the absence of any conflicts or creation of liens under their charters or bylaws, or any agreements by which MasTec or a Buyer may be bound, and the absence of undisclosed consents necessary to consummate the terms of the Asset Purchase Agreement; (c) the disclosure made by the Buyers; (d) the due and valid issuance of the Common Stock, the registration of the Common Stock under the Securities Act of 1933, as amended, and the listing of the Common Stock on the Nasdaq National Market; and other matters.

    Escrow Amount

    $590,500 of the Purchase Price, or that number of the Purchase Price Shares which has a value in the aggregate (based on the Closing Price) equal to $590,500, if Sellers elect to exercise their rights to deliver shares of Common Stock in lieu of cash (the "Escrowed Amount"), shall be delivered to First Union National Bank, N.A. as Escrow Agent pursuant to the Escrow Agreement by and among the Buyers, the Sellers and the Escrow Agent. The Buyers shall be entitled to offset against the Escrowed Amount the amount of (a) any purchase price adjustment; (b) any indemnification obligation of the Sellers; (c) certain of the accounts receivable of the Sellers acquired by the Buyers as part of the Acquired Assets which have not been collected by the Buyers within the 180 day period following the Closing Date; and (d) any liability or cost associated with or arising from the presence or removal of asbestos from the real property acquired from the Sellers or from the removal of, contamination caused by, or remediation related to underground storage tanks which are or were on the real property acquired from the Sellers. With certain limited exceptions (related to the computation of the Purchase Price, refunds of the Excess Amount, collections of accounts receivable or claims alleging fraud or misconduct) the Buyers' right to offset these amounts against the Escrowed Amount is limited to the total amount of the Escrowed Amount. Also, except for the foregoing exceptions, the Buyers can seek to offset these amounts against the Escrowed Funds only to the extent their aggregate claims exceed $25,000. At the end of one year, any remaining Escrowed Amount shall be delivered to the Sellers.

    Guarantee Agreement

    In conjunction with the execution of the Asset Purchase Agreement, MasTec shall execute an agreement (the "Guarantee Agreement") under the terms of which MasTec will guarantee the obligations of the Buyers to indemnify the Sellers for any liability arising out of (a) any breach or inaccuracy of the Buyers' representations or warranties in the Asset Purchase Agreement; (b) any breach by the Buyers of any covenant or agreement contained in the Asset Purchase Agreement; (c) any violations of the Buyers or MasTec of any federal or state securities law relating in any way to the issuance or delivery of the Purchase Price Shares or subsequent sale of the Purchase Price Shares; or (d) noncompliance with any applicable bulk sales laws.

    Closing Date

    The Sellers and the Buyers contemplate that the Asset Purchase Agreement will be executed and delivered, and all agreements or other actions required or contemplated by the terms therein will be completed, on or about November 21, 1996.


             The Special Meeting of Harrison-Wright Shareholders

    The Notice of Special Meeting will be delivered to the Harrison-Wright Shareholders in connection with a special meeting of the Harrison-Wright Shareholders (the "Special Meeting") to be held on November 15, 1996 at 9:00 o'clock a.m. at the principal offices of Harrison-Wright, 305 S. Church Street, Charlotte, North Carolina, 28202.

    At the Special Meeting, the Harrison-Wright Shareholders will consider and vote upon, among other things, a proposal to approve the transactions contemplated by the Asset Purchase Agreement. The affirmative vote of a majority of the holders of the outstanding shares of the Harrison-Wright Common Stock, as well as the affirmative vote of the holders of two-thirds of the outstanding shares of the Harrison-Wright Preferred Stock, will be required to approve the H-W Acquisition.

    Dissenters' Rights

    The Harrison-Wright Shareholders are or may be entitled to assert dissenters' rights under Article 13 of the North Carolina Business Corporation Act with respect to the sale of the Acquired Assets to the Buyers. A copy of
Article 13 has been delivered to the Harrison-Wright Common Stockholders and the Harrison-Wright Preferred Stockholders with the Notice of Special Meeting.

    Approval of the Shareholders of UPI

    UPI expects to seek written consent approving the transactions contemplated by the Asset Purchase Agreement from its sole stockholder, Harrison-Wright.

              Summary Selected Consolidated Financial Information

    The following tables present summary selected and pro forma financial data of the Company as of the dates and for the periods indicated. This data is derived from the audited Consolidated Financial Statements for the five years ended December 31, 1995, and from the unaudited, Condensed Consolidated Financial Statements for the six months ended June 30, 1996 and 1995. The audited Consolidated Financial Statements for the three years ended December 31, 1995 and the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1996 and 1995 appear elsewhere in this Prospectus Supplement. The Financial Statements, the related notes, and the discussion in this Prospectus under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are important and should be read in conjunction with the selected financial information presented below.

    Summary unaudited pro forma financial data is provided for the year ended December 31, 1995 and the six month periods ended June 30, 1996 and 1995 to reflect the acquisition of Sintel and the Related Transactions as if these transactions had taken place on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" for a discussion of the Sintel Acquisition and Related Transactions. The pro forma financial data is presented solely for illustrative purposes and does not purport to represent what the Company's results of operations would have been if such transactions had been effected on the date indicated or to represent the financial position or results of operations that may be expected in the future.

    The unaudited data set forth below includes, in the opinion of management, all material adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.




                                  Summary Selected Consolidated Financial Data
                                    (In thousands, except per share amounts)

                                                                                         Six Months Ended
                                                                                              June 30,
                                               Year Ended December 31,                      (Unaudited)
                                --------------------------------------------------------------------------------
                                     1991      1992      1993       1994       1995       1995       1996 (8)
                                       (1)       (1)       (1)        (2)
Income statement data:
Revenue                           $31,588   $34,136   $44,683   $111,294   $174,583    $73,797      $171,181
Operating income                    5,463     8,313   $ 5,474   $  9,881   $ 17,827    $10,533      $ 17,861
                                  -------   -------   -------   --------   --------    -------      --------
Interest expense, net of
 interest and dividend
 income (3)                          (198)     (174)     (182)     2,118      1,605      1,199         3,036
Special charges (4)                     0         0         0          0     23,086          0             0
Other (expense) income, net            85       209       (81)     1,009      2,028      1,659           415
Equity (losses) in earnings of
 unconsolidated companies
 and minority interest               (446)     (416)    1,177        247       (139)        25           979
Provision (benefit) for
 income taxes (5)                   1,992     3,113     2,539      3,211     (1,835)     4,119         6,151
                                  -------   -------   -------   --------   --------    -------      --------
Income (loss) from
 continuing operations            $ 3,308   $ 5,167   $ 4,213   $  5,808   $ (3,140)   $ 6,899      $ 10,068
                                  =======   =======   =======   ========   ========    =======      ========
Net income (loss)                 $ 3,308   $ 5,167   $ 4,213   $  6,633   $   (609)   $ 8,813      $ 10,081
                                  =======   =======   =======   ========   ========    =======      ========

Average shares outstanding (6)     10,250    10,250    10,250     16,077     16,046     16,168        16,312
                                  =======   =======   =======   ========   ========    =======      ========
Earnings (loss) per share
 from continuing operations         $0.32     $0.50     $0.41      $0.36     $(0.20)     $0.43         $0.62
                                  =======   =======   =======   ========   ========    =======      ========

                                                                                                     At June
                                                                                                    30, 1996
                                                                                                    --------
Balance sheet data:
Property and equipment, net         2,406   $ 3,656   $ 4,632   $ 40,102   $ 44,571                 $ 55,485
Total assets                       11,733    23,443    21,325   $142,452   $170,163                 $418,616
Total long-term debt                  371       855     3,579   $ 35,956   $ 44,226                 $ 79,729
Stockholders' equity                9,436    15,690    10,943   $ 50,874   $ 50,504                 $ 72,251



                 Selected Pro Forma Consolidated Financial Data
                    (In thousands, except per share amounts)


                                             Year Ended             Six  Months Ended
                                         December 31, 1995              June 30,
                                         ----------------------------------------------
                                                                     1995       1996
Income statement data:
Revenue                                       $430,085              $186,258   $254,876
Costs of revenue and expenses:
Costs of revenue                               323,895               137,206    187,495
Depreciation and amortization                   10,106                 4,575      6,624
Special charges-operations (7)                  30,157                20,712      2,176
General and administrative expenses             58,722                29,074     33,278
                                               -------               -------    -------
Operating income (loss)                          7,205                (5,309)    25,303
Interest expense (3)                            19,263                 9,282      9,502
Interest and dividend income (3)                 4,342                 1,623      2,820
Special charges (4)                             23,086                     0          0
Other income, net                                3,690                 1,739        632
Equity in earnings of unconsolidated
companies and minority interest                  1,717                 1,329      1,884
(Benefit) provision for income taxes            (7,896)               (3,204)     7,873
                                               -------               -------    -------
(Loss) income from continuing operations      $(17,499)              $(6,696)   $13,264
                                               =======               =======    =======

Average shares outstanding                      16,046                16,168     16,312
                                               =======               =======    =======

(Loss) earnings per share from continuing
operations                                      $(1.09)               $(0.42)     $0.81
                                               =======               =======    =======

------------------------------------------------

(1) Includes the results and financial condition of Church & Tower, Inc. and Church & Tower of Florida, Inc. (collectively, "Church & Tower") only.

(2) Includes the results of Church & Tower for the full year 1994, the results of Burnup & Sims, Inc. ("Burnup & Sims") from March 11, 1994 through the end of 1994, and the results of Designed Traffic Installation Company, Inc. ("DTI") from June 22, 1994 through the end of 1994.

(3) Included is interest due to stockholders from outstanding notes amounting to $223,000 for the year ended December 31, 1994, $135,000 for the year ended December 31, 1995 and $135,000 and $0 for the six months ended June 30, 1995 and 1996, respectively, net of interest accrued from notes from stockholders amounting to $304,000 for the year ended December 31, 1994, $289,000 for the year ended December 31, 1995 and $193,000 and $91,000 for the six months ended June 30, 1995 and 1996, respectively.

(4)  Consists of writedowns of certain real estate and other investments.

(5) Church & Tower was not subject to income taxes because it was an S corporation and, consequently, income from continuing operations for 1991, 1992 and 1993 and the results of operations prior to the Burnup Acquisition have been adjusted to reflect a pro forma provision for income taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Burnup Acquisition.

(6) The 1993 average shares outstanding reflect the shares of Common Stock of the Company received by the former shareholders of Church & Tower pursuant to the Burnup Acquisition.

(7)  Consists of severance costs relating to workforce reductions at Sintel.

(8)  Includes the results of Sintel for the two months ended June 30, 1996.

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. In addition to the other information contained or incorporated by reference herein, the following factors should be considered carefully in evaluating the Company and its business prospects before investing in any Common Stock.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain statements included in this Prospectus are forward-looking, such as statements regarding the Company's growth strategy. Such forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to the Company's relationships with key customers and implementation of the Company's growth strategy. These and other risks are detailed below as well as in other documents filed by the Company with the Commission.

Dependence on Key Customers

     For the year ended December 31, 1995, Sintel and the Company derived a substantial portion of their revenue from the provision of telecommunications infrastructure services to certain key customers. Approximately 88% of Sintel's revenue was derived from services performed for Telefonica and its affiliates, and approximately 42% of the Company's revenue from continuing operations was derived from services performed for BellSouth. On a pro forma basis, after giving effect to the Sintel Acquisition, 52% of the Company's revenue from continuing operations for the year ended December 31, 1995 would have been derived from services performed for Telefonica, and 17% of its revenue would have been derived from services performed for BellSouth. Although the Company's strategic plan envisions diversification of its customer base, the Company anticipates that it will continue to be dependent on Telefonica and its affiliates and BellSouth for a significant portion of its revenue. There are a number of factors that could adversely affect Telefonica or BellSouth and their ability or willingness to fund capital expenditures in the future, which in turn could negatively affect the Company, including the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally.

Risks Inherent in Growth Strategy

     The Company has grown rapidly through the acquisition of other companies, including Sintel. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance, however, that the Company will be able to continue to identify and acquire appropriate businesses or obtain financing for such acquisitions on satisfactory terms. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company, and in integrating existing operations with new acquisitions. The Company's growth strategy also assumes there will continue to be significant increases in demand for telecommunications infrastructure services. There can be no assurance, however, that such demand will materialize. The Company's anticipated growth may place significant demands on the Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to successfully integrate new companies into its operations. Future acquisitions by the Company could result in potentially dilutive issuances of securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability.

Certain Risks Associated With Sintel

Historical Losses

     During 1993, 1994 and 1995, Sintel experienced net losses of $22.5 million, $5.6 million, and $15.6 million, respectively (based on the average exchange
rate for each period).   In 1991, 1992 and 1993 Telefonica significantly reduced
its capital expenditure for telecommunications infrastructure construction
services.   During these years, Sintel was unable to adjust its cost structure to keep pace with the resultant decline in revenue primarily due to the high cost of service and restrictive Spanish labor laws. However, Sintel was able to negotiate reductions in its workforce in 1993, 1994 and 1995 at a cost of $24 million, $4.3 million and $30.1 million, respectively. The Company intends to continue to reduce Sintel's cost structure to maintain and improve
profitability.   There can be no assurance that the Company's efforts  will be successful or that other factors such as greater than anticipated reductions in demand or prices for Sintel's services or greater than anticipated labor costs will not have a material adverse effect on Sintel's financial condition or business prospects.

Labor Relations

     Substantially all of Sintel's work force in Spain is unionized. The labor agreement with Sintel's employee representatives has expired and negotiations are on-going for a new labor agreement. There can be no assurance that a new labor agreement with Sintel's employee representatives can be negotiated successfully or on favorable terms. Sintel has suffered strikes and work stoppages in the past, none of which has had a material adverse effect on Sintel. Future strikes or work stoppages, or the failure to negotiate a labor agreement on competitive terms, could have a material adverse effect on Sintel.

Non-Majority Control of Latin American Affiliates

     Sintel owns 50% or less of the affiliates through which it does business in Argentina, Chile and Peru. As a result, the Company may not be able to cause these companies to pay dividends and other distributions and its lack of majority control may inhibit the Company's ability to implement strategies that it favors.

Risks of Investment in Foreign Operations

     The Company's current and future operations and investments in certain foreign countries are generally subject to the risks of political, economic or social instability, including the possibility of expropriation, currency devaluation, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or limitations on the repatriation of investment income, capital and other assets. The Company cannot predict whether any of such factors will occur in the future or the extent to which such factors would have a material adverse effect on the Company's international operations.

Currency Exchange Risks

     The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company attempts to balance its foreign currency denominated assets and liabilities as a means of hedging its balance sheet currency risk, but there can be no assurance that this balance can be maintained. In addition, the Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars.

Dependence on Senior Management

     The Company's businesses are managed by a small number of key executive officers, including Jorge Mas, the Company's President and Chief Executive Officer, and Jorge L. Mas, the Company's Chairman. The loss of services of certain of these executives could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's success may also be dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.

Competition

     The Company competes with other independent contractors in most of the markets in which it operates. While the Company believes that it has greater expertise, experience and resources than its competitors in many of the markets in which it operates, there are relatively few barriers to entry into such markets and, as a result, any business that has access to adequate financing and persons who possess technical expertise may become a competitor of the Company. Because of the highly competitive bidding environment in the United States for the services provided by the Company, the price of a contractor's bid has often been the deciding factor in determining whether such contractor was awarded a master contract or a contract for a particular project. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to the Company's services, or that the Company will be able to maintain and enhance its competitive position.

     The Company also faces competition from the in-house service organizations of RBOCs, which employ personnel who perform some of the same types of services as those provided by the Company. Although a significant portion of these services is currently outsourced, there can be no assurance that existing or prospective customers of the Company will continue to outsource telecommunications infrastructure services in the future.

Technological Changes

     The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data face potential displacement by various technologies, including wireless technologies such as direct broadcast satellite television and cellular telephony. An increase in the use of such technologies could, over the long term, have an adverse effect on the Company's wireline operations.

Controlling Stockholders

     Jorge Mas, the Company's President and Chief Executive Officer, and his father, Jorge L. Mas, the Company's Chairman, together with other family members, beneficially own more than 50% of the outstanding shares of common stock of the Company. Accordingly, they have the effective power to control the election of the Company's directors and to effect certain fundamental corporate transactions.

Shares Eligible for Future Sale

     Future sales of shares by existing stockholders under Rule 144 of the Securities Act or the issuance of shares of Common Stock upon the exercise of options could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. The Company has registered 800,000 shares of Common Stock for issuance upon exercise of options granted to its employees under the Company's 1994 Stock Incentive Plan and an additional 400,000 shares of Common Stock for issuance upon the exercise of options granted to its non-employee directors under the Company's 1994 Stock Option Plan for Non-Employee Directors. Options to purchase approximately 132,000 shares are currently exercisable. No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sales will have on the market price of shares of Common Stock prevailing from time to time.

Anti-Takeover Provisions

     The Company's certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law (the "DGCL") may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board of Directors of the Company has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, and to take other actions that may have the effect of delaying or preventing a change of control of the Company without the action of its stockholders.

                      BOOK VALUE AND OTHER PER SHARE DATA

     The following table sets forth certain historical per share financial information for the Common Stock for the six month period ended June 30, 1996 and for the year ended December 31, 1995. The information presented herein should be read in conjunction with the Financial Statements, the related notes, and the discussion in this Prospectus under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                              Year Ended      Six Months Ended
                                          December 31, 1995    June 30, 1996
Book value                                      $ 4.42              $3.14
Cash dividends                                     --                 --
Income (loss) from
   continuing  operations                       $(0.20)             $0.62


                               MARKET PRICE DATA

  The Common Stock is traded on the Nasdaq National Market under the symbol MASX. The following table sets forth, for the periods indicated, the high and low closing sale prices of the Common Stock as reported on the Nasdaq National Market.

                                            High      Low
                                           -------  --------
    1994:
    ----
    First Quarter.......................  $9 1/8   $5 15/16
    Second Quarter......................  $9       $6 3/4
    Third Quarter.......................  $8 1/2   $7
    Fourth Quarter......................  $10 1/4  $7

    1995:
    ----
    First Quarter.......................  $13 1/2  $10 1/8
    Second Quarter......................  $13 1/8  $9 3/4
    Third Quarter.......................  $13 1/8  $10
    Fourth Quarter......................  $13 1/4  $9 1/8

    1996:
    ----
    First Quarter.......................  $12 5/8  $9 1/2
    Second Quarter......................  $35 3/4  $11 3/8
    Third Quarter.......................  $38 3/8  $30 3/8
    Fourth Quarter (through November 4).  $50 7/8  $32 5/8

    On November 4, 1996, the most recent practicable date prior to the printing of this Prospectus Supplement, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $50 7/8 per share.

    The Sellers are both privately held companies and the common stock of both Sellers has never been publicly traded.

                            REGULATORY REQUIREMENTS

    No federal or state regulatory requirements must be complied with in connection with the H-W Acquisition. Article 12 of the North Carolina Business Corporation Act provides that a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual course of business, if the corporation's board of directors proposes, and the corporation's shareholders approve, the proposed transaction. See "The Special Meeting of Harrison-Wright Shareholders-Voting Requirements, - Dissenters' Rights."

              THE SPECIAL MEETING OF HARRISON-WRIGHT SHAREHOLDERS

     The following is a brief summary of the Notice of Special Meeting to be delivered by Harrison-Wright to the Harrison-Wright Shareholders. The Notice of Special Meeting is incorporated by reference herein. This summary is qualified in its entirety by reference to the Notice of Special Meeting. The following also refers to UPI's plan to seek written consent from its sole shareholder, Harrison-Wright.

Date, Time and Place of Special Meeting

     The Notice of Special Meeting will be delivered to the Harrison-Wright Shareholders in connection with a special meeting of the Harrison-Wright Shareholders (the "Special Meeting") to be held on November 15, 1996 at 9:00 o'clock a.m. at the principal offices of Harrison-Wright, 305 S. Church Street, Charlotte, North Carolina, 28202.

Business to be Transacted at the Special Meeting

     At the Special Meeting, the Harrison-Wright Shareholders will consider and vote upon the following matters:

     1. A proposal to approve the H-W Acquisition pursuant to the Asset Purchase Agreement.

     2. A proposal to approve a special sales incentive compensation arrangement to pay four key management employees special incentive compensation related to their efforts in connection with the H-W Acquisition and payable only in the event of the consummation of the H-W Acquisition, and an additional retainer fee payable to the certified public accountant of Harrison-Wright for his services in connection with the H-W Acquisition and also payable only in the event of the consummation of the H-W Acquisition.

     3. A proposal to approve the following actions, which are conditioned on the consummation of the sale of the H-W Acquisition:

         a. An amendment to the Articles of Incorporation of Harrison-Wright to change its name to "H-W Liquidating Company, Inc."; and

         b. A Plan of Complete Liquidation and Dissolution of Harrison-Wright. This plan has been delivered to the Harrison-Wright Shareholders along with the Notice of Special Meeting.

     4. Any and all other matters that may properly come before the Special Meeting, or any adjournment thereof.

Voting Requirements

     The affirmative vote of a majority of the holders of the outstanding shares of the Harrison-Wright Common Stock, as well as the affirmative vote of the holders of two-thirds of the outstanding shares of the Harrison-Wright Preferred Stock will be required to approve the sale of the Acquired Assets pursuant to the Asset Purchase Agreement.

Dissenters' Rights

     The Harrison-Wright Shareholders are or may be entitled to assert dissenters' rights under Article 13 of the North Carolina Business Corporation Act with respect to the sale of the Acquired Assets to the Buyers. A copy of
Article 13 has been delivered to the Harrison-Wright Common Stockholders and the Harrison-Wright Preferred Stockholders with the Notice of Special Meeting.

Approval of the Shareholders of UPI

     UPI will seek a written consent approving the transactions contemplated by the Asset Purchase Agreement from its sole shareholder, Harrison-Wright.


                            TERMS OF THE TRANSACTION

Asset Purchase Agreement

    The following is a brief summary of the proposed Asset Purchase Agreement. Capitalized terms not otherwise defined in this summary shall have the meaning assigned to them in the Asset Purchase Agreement. The Asset Purchase Agreement is incorporated by reference herein. This summary is qualified in its entirety by reference to the Asset Purchase Agreement.

    Overview. The Buyers have been formed for the purpose of acquiring substantially all of the assets of, and assuming certain liabilities of the Sellers. MasTec, the Sellers and the Buyers have negotiated the terms of the "Asset Purchase Agreement" to accomplish the proposed sale and assumption of liabilities. Certain terms of the Asset Purchase Agreement are outlined below.

    Purchase Price. As payment for the Acquired Assets, the Buyers will (a) assume the Assumed Liabilities and (b) deliver to the Sellers $6,834,767.39 in cash or, at Buyers' option, that whole number of validly issued, fully paid, non-assessable shares of Common Stock with a value equal to $6,834,767.39 based upon the closing sale price of the Common Stock on the Nasdaq National Market System as reported on the Nasdaq composite tape for the trading day immediately preceding the Closing Date on which trading of the Common Stock has occurred (the "Purchase Price Shares") ((a) and (b) collectively referred to as the "Purchase Price").

  Purchase Price Adjustment. The Purchase Price will be subject to a dollar for dollar downward adjustment if there has been any material adverse change in the financial condition of the Sellers during the period from July 31, 1996 and the Closing Date. A decrease of up to $400,000 in the consolidated shareholders' equity during this period due to operating losses would not be considered to be a material adverse change.

  Disposition of the Purchase Price Shares. The Sellers may elect to sell all or any portion of the Purchase Price Shares in the open market, or to distribute the Purchase Price Shares to their stockholders. If the Sellers elect to sell or transfer all or any portion of the Purchase Price Shares in the open market during the period beginning with the Closing Date and ending on the expiration of the 15th trading day following the Closing Date on which the trading of the Common Stock can occur (such 15 day trading period referred to as the "Liquidation Period") then the Buyers guarantee to the Sellers that the Sellers shall receive cash proceeds from the sale of any Purchase Price Shares sold during the Liquidation Period, net of any brokerage commissions or other directly related expenses of sale incurred by Sellers with respect thereto, in an amount per share not less than the Closing Price (the "Guaranteed Minimum") determined on an aggregate basis for all sales during the Liquidation Period. The Buyers agree to pay all brokerage commissions or other directly related expenses of sale in connection with any sales of the Purchase Price Shares during the Liquidation Period. If the Sellers do not realize net sale proceeds per share (determined on an aggregate basis for all sales during the Liquidation Period) at least in the amount of the Guaranteed Minimum, then the Buyers, upon expiration of the Liquidation Period, shall pay to the Sellers the amount by which the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period exceeds the aggregate net sales proceeds from sales of Purchase Price Shares during the Liquidation Period. If the Sellers realize net sales proceeds (determined on an aggregate basis for all sales during the Liquidation Period) in excess of the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period (the "Excess Amount"), then the Sellers, upon the expiration of the Liquidation Period, shall pay to Buyers the Excess Amount. If the Sellers' broker is unable to sell all of the Purchase Price Shares which the Sellers' elected to sell within the Liquidation Period, the Buyers shall cause MasTec to redeem from the Sellers' broker all of the remaining Purchase Price Shares which the Sellers' broker did not sell despite the Sellers' instruction to do so during the Liquidation Period at the purchase price per share equal to the Closing Price.

  Representations and Warranties of the Sellers. In the Asset Purchase Agreement, the Sellers make certain representations and warranties for the benefit of the Buyers regarding (a) their organization and similar corporate matters, authorization to do business, their corporate power and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated therein, the execution, delivery, validity and enforceability of the Asset Purchase Agreement; (b) the ownership of all of the capital stock of UPI by Harrison-Wright; (c) the absence of any conflicts or creation of liens under either Seller's charter or bylaws, or any agreements by which a Seller may be bound, the absence of undisclosed consents necessary to consummate the terms of the Asset Purchase Agreement, and the absence of violations of laws, rules, regulations, judgments, orders or decrees to which either Seller is subject or may be bound; (d) the financial statements of the Sellers and the liabilities of the Sellers other than as set forth in the financial statements;
(e) absence of material adverse changes; (f) title to the Sellers' properties and assets; (g) title to the Sellers' real property; (h) leases to which either Seller is a party; (i) material contracts of either Seller; (j) any documents, laws, rules, orders, judgments or other restrictions on the operation of the Sellers' businesses; (k) litigation involving either of the Sellers; (l) taxes paid by the Sellers; (m) each Sellers' intellectual property; (n) condition of the Acquired Assets; (o) compliance with applicable laws; (p) options to purchase the Acquired Assets; (q) accounts receivable and payable; (r) the Sellers' employee relations; (s) the Sellers' employee benefit plans; (t) the Sellers' compliance with environmental laws and regulations; (u) the Sellers' insurance; (v) licenses and permits of the Sellers; (w) the disclosure made by the Sellers; (x) investment representations; (y) the capital structure of the Sellers; (z) the special meetings of stockholders to be held by the Sellers; and other matters.

  Representations and Warranties of the Buyers. In the Asset Purchase Agreement, the Buyers and the Company make certain representations and warranties for the benefit of the Sellers regarding the Buyers and the Company including (a) their organization and similar corporate matters, authorization to do business, their corporate power and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated therein, the execution, delivery, validity and enforceability of the Asset Purchase Agreement; and (b) the absence of any conflicts or creation of liens under their charters or bylaws, or any agreements by which MasTec or a Buyer may be bound, and the absence of undisclosed consents necessary to consummate the terms of the Asset Purchase Agreement; (c) disclosure made by the Buyers; (d) the due and valid issuance of the Common Stock, the registration of the Common Stock under the Securities Act of 1933, as amended, and the listing of the Common Stock on the Nasdaq National Market; and other matters.

  Indemnification of the Buyers by the Sellers. The Sellers, jointly and severally, will indemnify and hold the Buyers and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, demands, actions, controversies, suits, liabilities, losses, damages, costs and charges (including without limitation reasonable counsel and paralegal fees and other expenses) of every nature and character, whether groundless or otherwise (collectively "Losses"), suffered or paid, directly or indirectly, through application of either Seller's or Buyers' assets or otherwise, as a result of or arising by reason of, connected to or resulting from (a) any breach of or inaccuracy in any of either Seller's representations or warranties under the Asset Purchase Agreement; (b) any breach by either Seller of any covenant or agreement contained in the Asset Purchase Agreement; and (c) any claim, debt, obligation or liability of either Seller that is not an Assumed Liability pursuant to the Asset Purchase Agreement.

  Indemnification of the Sellers by the Buyers. The Buyers, jointly and severally, agree to indemnify and hold each Seller and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all Losses incurred or subjected, directly or indirectly, as a result of or arising by reason of, connected to or resulting from (a) any breach of or inaccuracy in any of the Buyers' representations or warranties hereunder; (b) any breach by Buyers of any covenant or agreement contained in the Asset Purchase Agreement; (c) any claim, debt, obligation or liability of either Seller that is specifically assumed by Buyers as an Assumed Liability pursuant to the Asset Purchase Agreement; (d) any violation by the Buyers or MasTec of any federal or state securities law relating in any way to the issuance or delivery to Sellers of the Purchase Price Shares and the subsequent sale of the Purchase Price Shares; (e) noncompliance with any applicable bulk transfer laws; and (f) any severance pay or other compensation-related liability or other claim or liability arising from Buyers' failure or refusal to hire or termination of any employee of either Seller as of the Closing Date which such employee Buyers (i) do not hire or (ii) elect to terminate; and (g) any violation by Sellers of any federal or state securities law in connection with any sale by Sellers of the Purchase Price Shares under the Asset Purchase Agreement or under the Escrow Agreement provided that the Sellers' actions in connection with such sales were taken in accordance with the terms and conditions of the Asset Purchase Agreement and the Escrow Agreement.

  Escrow Amounts. $590,500 of the Purchase Price, or that number of the Purchase Price Shares which has a value in the aggregate (based on the Closing Price) equal to $590,500, if Sellers elect to exercise their rights to deliver shares of Common Stock in lieu of cash (the "Escrowed Amount"), shall be delivered to First Union National Bank, N.A. as Escrow Agent pursuant to the Escrow Agreement by and among the Buyers, the Sellers and the Escrow Agent. The Buyers shall be entitled to offset against the Escrowed Amount the amount of (a) any purchase price adjustment; (b) any indemnification obligation of the Sellers; (c) certain of the accounts receivable of the Sellers acquired by the Buyers as part of the Acquired Assets which have not been collected by the Buyers within the 180 day period following the Closing Date; and (d) any liability or cost associated with or arising from the presence or removal of asbestos from the real property acquired from the Sellers or from the removal of, contamination caused by, or remediation related to underground storage tanks which are or were on the real property acquired from the Sellers. With certain limited exceptions (related to the computation of the Purchase Price, refunds of the Excess Amount, collections of accounts receivable or claims alleging fraud or misconduct) the Buyers' right to offset these amounts against the Escrowed Amount is limited to the total amount of the Escrowed Amount. Also, except for the foregoing exceptions, the Buyers can seek to offset these amounts against the Escrowed Funds only to the extent their aggregate claims exceed $25,000. At the end of one year, any remaining Escrowed Amount shall be delivered to the Sellers.

  Conditions to Buyers' Obligations. The purchase of the Acquired Assets by Buyers on the Closing Date is conditioned upon satisfaction, or written waiver by Buyer, of various conditions including (a) the absence of material adverse change in the assets or liabilities, the business or condition (financial or otherwise), the results of operations, or prospects of either Seller; (b) the representations and warranties of Sellers contained in the Asset Purchase Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; (c) all of the covenants and agreements of each Seller to be performed prior to the Closing Date pursuant to the Asset Purchase Agreement shall have been duly complied with or performed; (d) no litigation shall have been instituted or threatened to prohibit any of the transactions contemplated by the Asset Purchase Agreement; (e) all consents and approvals shall have been received; (f) Buyers shall have procured all permits and licenses necessary for its operation of the Sellers' Businesses; (g) Buyers shall have completed and be satisfied with the results of their legal, environmental and financial due diligence of the assets, businesses and operations of the Sellers; and (h) Buyers shall have been provided executed copies of all debt assumption documents required by creditors of Assumed Liabilities, among other things.

  Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the fulfillment or written waiver by Sellers of various conditions including (a) the representations and warranties of Buyers contained in the Asset Purchase Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date; (b) all of the covenants and agreements of the Buyers and MasTec to be performed pursuant to the terms of the Asset Purchase Agreement shall have been duly complied with or performed; (c) no action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby; and (d) all consents and approvals, if any, necessary or desirable to permit the consummation of the transactions contemplated by this Agreement shall have been received, among other things.

  Noncompetition and Use of Name. The Sellers agree not to engage in or be connected in any manner with any business of the type and character engaged in and competitive with Sellers' businesses, to persuade any existing or potential customer not to do business with Buyers, to solicit the business of any current customer or client of Sellers, to persuade or attempt to persuade any current employee to be employed by anyone other than Buyers, or to disclose any confidential or proprietary information. Further, the Sellers and their affiliates are precluded from using the names "Harrison-Wright Company, Incorporated" or "Utility Precast, Inc." or any deceptively similar names.

  Guarantee Agreement. In conjunction with the execution of the Asset Purchase Agreement, MasTec shall execute an agreement (the "Guarantee Agreement") under the terms of which MasTec will guarantee the obligations of the Buyers to indemnify the Sellers for any liability arising out of (a) any breach or inaccuracy of the Buyers' representations or warranties in the Asset Purchase Agreement, (b) any breach by the Buyers of any covenant or agreement contained in the Asset Purchase Agreement, (c) any violations of the Buyers or MasTec of any federal or state securities law relating in any way to the issuance or delivery of the Purchase Price Shares or subsequent sale of the Purchase Price Shares, or (d) noncompliance with any applicable bulk sales laws.

  Closing Date. The Sellers and the Buyers contemplate that the Asset Purchase Agreement and all agreements, delivered or other actions required or contemplated by the terms therein, will be executed and carried out on November 21, 1996.

The Company's Reasons for the H-W Acquisition

  MasTec's Board of Directors believes that the H-W Acquisition represents an attractive consolidation opportunity in the fragmented telecommunications infrastructure construction industry and will enable the Company to strengthen its competitive position in the local markets served by the Sellers, which have operations in North Carolina and Georgia. The H-W Acquisition is a good fit for MasTec, which already has operations in Charlotte and Greensboro, North Carolina, as well as in Atlanta, Georgia. The H-W Acquisition is also strategic from a client servicing perspective; the Acquired Assets include two master contracts between Harrison-Wright and BellSouth, one of MasTec's largest customers.

  The Company believes it can improve the Sellers' operating margins through economies of scale, such as the elimination of duplicative administrative overhead and more efficient utilization of personnel and equipment. Corporate-wide economies of scale, particularly with respect to equipment purchases, are also made possible by the Company's greater buying power.

Accounting Treatment

  It is intended that the H-W Acquisition will be accounted for under the purchase method of accounting.

Federal Income Tax Consequences

  Assuming that the Purchase Price Shares, if any, received by the Sellers are sold within the Liquidation Period, the sale of the Acquired Assets by the Sellers would be a taxable event to Sellers for which corporate income taxes would be incurred and the Buyers will hold the Acquired Assets at a purchase price basis. In addition, liquidating distributions to each Harrison-Wright Shareholder would be taxable to that shareholder to the extent the distributions exceed the shareholder's basis in the stock.

  HARRISON-WRIGHT, UPI AND EACH HARRISON-WRIGHT SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EXTENT OF ANY RELEVANT STATE, LOCAL OR FOREIGN TAX LAWS.


                                    BUSINESS

General

     The Company is one of the world's leading contractors specializing in the build-out of telecommunications infrastructure. The Company's principal business consists of the design, installation and maintenance of the outside physical plant for telephone and cable television communications systems ("outside plant services"), including the installation of aerial, underground and buried copper, coaxial and fiber optic cable networks and the construction of wireless antenna networks for telecommunications service companies such as local exchange carriers, long-distance carriers, competitive access providers, cable television operators and wireless phone companies. The Company also installs central office switching equipment ("switching"), and provides design, installation and maintenance of integrated voice, data and video local area networks and wide area networks inside buildings ("inside wiring"). The Company believes it is the largest independent contractor providing telecommunications infrastructure construction services in the United States and Spain and one of the largest in Argentina, Chile and Peru.

     The Company is able to provide a full range of infrastructure services to its telecommunications company customers. Domestically, the Company provides outside plant services to local exchange carriers such as BellSouth, U.S. West, SBC Communications, Inc., United Telephone of Florida, Inc. (a subsidiary of Sprint Corporation) and GTE Corp. MasTec currently has 18 exclusive, multi-year service contracts ("master contracts") with RBOCs and other local exchange carriers to provide all of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas. These contracts typically generate revenues ranging between $3,000,000 and $30,000,000 over their respective terms. Internationally, the Company provides outside plant services, turn-key switching system installation and inside wiring services to Telefonica under multi-year contracts similar to those in the U.S. Telefonica has committed to award Sintel a minimum of 75 billion Pesetas of work in Spain over a three year period commencing January 1, 1996 at market prices (anticipated to be $200 million per annum based on current exchange rates).

     The Company also provides outside plant services to long distance carriers such as MCI Communications Corporation and Sprint Corporation, competitive access providers such as MFS Communications Company, Inc., Sprint Metro and MCI Metro (the local telephone subsidiaries of Sprint and MCI), cable television operators such as Time Warner, Inc., Continental Cablevision, Inc. and Media One, and wireless communications providers such as PCS Primeco and Sprint Spectrum, L.P. Inside wiring services are being provided by the Company to large corporate customers such as First Union, IBM, Medaphis Corp., Smith Barney, Inc. and Dean Witter Reynolds, Inc. and to universities and government agencies.

     The Company also provides design, installation and maintenance services (similar to those provided to telecommunications companies) to public utilities and the traffic control and highway safety industry. From time to time, the Company provides general construction and project management services to state and local governments.

Company History and Sintel Acquisition

     The Company was formed in March 1994 through the combination of Church & Tower and Burnup & Sims, two established names in the telecommunications infrastructure construction industry that have been servicing the infrastructure needs of the telecommunications and public utility industries since 1969 and 1929, respectively. In March 1994, the current principal stockholders of the Company acquired approximately 65% of the outstanding common stock of Burnup & Sims, a public company, in the Burnup Acquisition. The name of Burnup & Sims was changed to MasTec, Inc. and current management assumed control of the combined operations. The current management team successfully integrated the operations of Church & Tower with Burnup & Sims, a company whose revenue for the fiscal year immediately preceding the combination was approximately three times as large as that of Church & Tower. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of strategic initiatives implemented following the Burnup Acquisition and the resulting financial impact.

     To position itself to take advantage of expected increased demand for telecommunications infrastructure services arising from the deregulation and privatization of telecommunications systems in Europe and Latin America, the Company acquired Sintel from Telefonica on April 30, 1996. Sintel is the principal provider of telecommunications construction services to Telefonica and its affiliates in Spain, providing more than twice the volume of these services as Sintel's next largest competitor, and is one of the principal providers of these services to Telefonica's affiliates in Argentina, Chile and Peru. Telefonica has agreed to use its best efforts to afford Sintel the opportunity to provide infrastructure services on telecommunications projects in which Telefonica participates as a leader or co-leader worldwide and not to compete with Sintel at least until April 2001. Two members of Telefonica's management, including the vice president of telecommunications infrastructure services purchasing, serve on Sintel's board of directors.

     Like the Burnup Acquisition, the Sintel Acquisition significantly increased the size of the Company; Sintel's revenue for the fiscal year ended December 31, 1995 was one and a half times greater than the Company's revenue for the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" for a description of the terms of the Sintel Acquisition.

Recent Trends and Company Strategy

     Recent Trends in the Telecommunications Industry

     The telecommunications industry is undergoing fundamental changes in most markets throughout the world. The Telecommunications Act of 1996 in the United States, agreements among participating countries in the European Union and privatization and regulatory initiatives in Latin America are removing barriers to competition. In addition, growing customer demand for enhanced voice, video and data telecommunications have increased bandwidth requirements and highlighted network bandwidth limitations in many markets.

     Increased Capital Expenditures on Network Construction and Upgrades. The Telecommunications Act of 1996, which was signed into law in February 1996, removes barriers to competition and enables local and long distance carriers and cable television operators to enter each other's markets. The Company believes that deregulation will lead to increased construction of competing telecommunications networks as communications service providers expand into new markets. The Company also believes that increased competition among these providers to furnish enhanced voice, video and data services requiring greater bandwidth will lead to further upgrades of existing networks from copper to broadband fiber optic cable.

     The Company also believes that continuing deregulation and privatization of telecommunications providers in Europe and Latin America will spur competition and increase demand for the Company's services. In Spain, the expected opening of the Spanish telecommunications market to competition in 1998 and the passage in 1995 of legislation authorizing and regulating the provision of cable television services are expected to increase the demand for infrastructure construction as new competitors enter the market and build their own networks. In Latin America, the ongoing deregulation and privatization of telecommunications services and the improving economies in the region have stimulated renewed capital investment in telecommunications systems.

     In addition, the deployment of more powerful multi-media computers in business and the convergence of voice communications systems with data and video networks have resulted in increased demands for additional bandwidth within the internal communications networks of many domestic and international companies. Many businesses are upgrading their internal communications networks to personal computer-based servers interconnected with fiber optic cables, increasing the demand for inside wiring services.

     Increased Outsourcing of Infrastructure Services to Fewer Qualified Contractors. To meet increased price competition in the local exchange market resulting from deregulation, the Company believes that telecommunications service providers, particularly the RBOCs, will attempt to reduce costs by outsourcing services such as infrastructure construction that are outside their
core competencies.   Independent contractors such as the Company typically have lower cost structures, primarily as a result of lower overhead costs, than the in-house construction departments of the RBOCs. In addition to expanding the scope of outsourced services, telecommunications companies and business customers increasingly are seeking comprehensive solutions to their infrastructure needs by turning to fewer qualified contractors to provide a full range of infrastructure services.

     Company Strategy

     The Company believes that it is well positioned to capitalize on these trends and is pursuing a strategy of growth in its core business through internal expansion and strategic acquisitions. The Company believes that the volume of business generated under existing contracts will increase as a result of the increase in demand for its services. The Company intends to continue providing services to its existing customers under its present long-term contracts and, if possible, to extend these agreements beyond their current terms. In addition, the Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to achieve economies of scale provide competitive advantages in bidding for and winning new contracts for telecommunications infrastructure projects. The Company intends to pursue aggressively the larger, more technically complex infrastructure projects where its competitive advantages will have the greatest impact.

     The Company also plans to continue to make strategic acquisitions. The Sintel Acquisition has positioned the Company to take advantage of increased competition anticipated in Europe and the rapid upgrading of telecommunications services expected in Latin America. In the United States, the Company is continuing to pursue opportunities to acquire selected operators that will enable the Company to expand its geographic coverage and customer base without the risks and expense of start-up operations and to acquire additional management talent for future growth. For example, the acquisition of two master contractors since the Burnup Acquisition has enabled the Company to expand its existing operations in Tennessee and enter the Alabama market. The Company believes there are attractive consolidation opportunities in the fragmented
telecommunications infrastructure construction industry.   The Company believes
that it can apply its resources and expertise to acquisitions in new markets to expand the business of the acquired company. In certain cases, these "add-on" acquisitions also should improve operating margins through economies of scale, such as the elimination of duplicative administrative overhead and more efficient utilization of personnel and equipment. Corporate-wide economies of scale, particularly with respect to equipment purchases, are also made possible by the Company's greater buying power.


Services, Markets and Customers

     Telecommunications Construction - United States Operations

     Outside Plant Construction. The Company's principal domestic business consists of outside plant services for telecommunications providers, including local exchange carriers, competitive access providers, and cable television operators. Outside plant services consist of all of the services necessary to design, install and maintain the physical facilities used to provide telecommunications services from the provider's central office, switching center or cable head-end to the ultimate consumer's home or business. These services include the placing and splicing of cable, the excavation of trenches in which to place the cable, the placing of related structures such as poles, anchors, conduits, manholes, cabinets and closures, the placing of drop lines from the main transmission lines to the customer's home or business, and the maintenance and removal of these facilities. With the exception of drop line placement, the Company also provides these services to long distance carriers. The Company has developed expertise in directional boring, a highly specialized and increasingly necessary method of placing buried cable networks in congested urban markets without digging a trench.

     The Company is capable of providing a full range of outside plant services to its telecommunications company customers. RBOCs, however, have in-house departments that typically handle placing of aerial and underground cable, cable splicing, and aerial drop line placement. The Company's customers generally supply materials such as cable, conduit and telephone equipment, and the Company provides the expertise, personnel, tools and equipment necessary to perform the required services.

     The Company currently provides telecommunications construction services to customers in Alabama, Arizona, California, Colorado, Florida, Georgia, Michigan, North Carolina, South Carolina, Tennessee and Texas. Principal customers for telecommunications outside plant services include BellSouth, U.S. West, SBC Communications, Inc., the long distance and local exchange subsidiaries of both MCI Communications Corporation and Sprint Corporation, GTE Corp., MFS Communications Company, Inc., Time Warner, Inc., Continental Cablevision, Inc. and Media One.

     Services rendered to the Company's local exchange customers are performed primarily under master contracts, which are exclusive service contracts to provide all of the carrier's outside plant requirements up to a specified dollar amount per job and within certain geographic areas. These contracts typically generate revenue ranging between $3,000,000 and $30,000,000 over their respective terms, typically two to three years. Each master contract contemplates hundreds of individual construction and maintenance projects valued
generally at less than $100,000 each.   These contracts typically are awarded on
a competitive bid basis, although customers are sometimes willing to extend these contracts beyond their original terms. The Company currently has 18 master contracts with telecommunications customers, covering defined regions within the southeastern and southwestern United States, including 13 with different divisions of two RBOCs and five with two non-Bell local exchange carriers.

     In addition to services rendered pursuant to master contracts, the Company provides outside plant services on individual projects awarded on a competitive bid basis. While such projects are generally substantially larger than the individual projects covered by master contracts, they typically require the provision of services identical to those rendered under master contracts.

     The Company also provides turn-key design, installation and maintenance services to the wireless communications industry, including site preparation, design and construction of communications towers, placement of antennas and associated wiring, and construction of equipment huts. In May 1996, the Company was awarded a contract by Sprint Spectrum, L.P. to build 100 personal communications service ("PCS") transmission towers in southeast Florida.

     Inside Plant Construction (Inside Wiring). The Company provides design, installation and maintenance of integrated voice, data and video networks inside buildings for large companies with multiple locations such as First Union, IBM, Dean Witter Reynolds, Inc., and Smith Barney, Inc., for college campuses such as the University of Miami and for medical facilities such as Carolina Medical Center.

     Inside wiring services consist of designing, installing and maintaining local area networks and wide area networks linking the customers' voice communications networks at multiple locations with their data and video services. This type of work is similar to outside plant construction; both involve the placing and splicing of copper, coaxial and fiber optic cables. Inside wiring is less capital intensive than outside plant construction but requires a more technically proficient work force.

     The Company's contracts to service First Union and IBM are similar to master contracts in the outside plant business because they grant the Company the exclusive right to provide inside wiring to these customers within certain geographic regions. The Company also provides inside wiring services on individual projects that are awarded on a competitive bid basis. The Company intends to take advantage of the fragmentation of the inside wiring industry by marketing a full range of inside wiring services to large corporations with multiple locations across the country. Increasingly, these types of customers are seeking a single vendor to provide all of their inside wiring; First Union, for example, used approximately 30 different vendors to provide the services that the Company now provides.

     Telecommunications Construction - International Operations (Sintel)

     Sintel is a Spanish company which has provided telecommunications construction services to Telefonica and Telefonica's affiliates since 1950. Through Sintel, the Company is the principal provider of telecommunications infrastructure services to Telefonica and its affiliates in Spain, and one of the principal providers of these services to Telefonica's affiliates in
Argentina, Chile and Peru.   Telefonica is the sole provider of local and long
distance telephony in Spain. Through its affiliate, Telefonica Internacional, S.A. ("Telefonica Internacional"), Telefonica owns interests ranging from 19% to 44% in the local telephone companies of Argentina, Chile and Peru.

     Spanish Operations. In Spain, Sintel's principal business is providing outside plant and inside wiring services to Telefonica and its affiliates.
These services are substantially similar to those provided by the Company in the United States. Sintel also installs Telefonica telephone equipment in residences and businesses. Sintel subcontracts certain outside plant services to reduce personnel expenses and to minimize investment in equipment. Sintel's Spanish operations are concentrated in Spain's three largest commercial centers -- Madrid, Barcelona and Valencia -- and surrounding areas, although Sintel maintains a presence throughout Spain.

     Sintel provides for the largest percentage of Telefonica's outside plant services requirements. Sintel provides the bulk of these services under three separate service contracts, which are similar to master contracts, for distinct types of outside plant services: (a) placement and splicing of communications lines; (b) trenching and placing of conduits; and (c) placing of drop lines to residences and businesses. These agreements set the unit prices at which Sintel will render services to Telefonica and establish the percentage of Telefonica's requirements in these categories that will be satisfied by Sintel in particular
geographic areas of Spain.   Each of the agreements typically is for a three-
year term. Telefonica enters into similar agreements with Sintel's principal competitors in Spain. The Company believes that Telefonica considers various factors in awarding these contracts and setting their terms, including price, quality, technical proficiency and the contractor's relationship with Telefonica. Telefonica also awards individual projects through a competitive bidding process.

     In recent years, Telefonica has reduced the number of contractors with which it will enter into comprehensive services agreements. Because of Sintel's historical relationship with Telefonica and Telefonica's commitment to award Sintel a specified minimum amount of work in Spain during the next three years, the Company expects that Sintel will continue to be the principal provider of these services to Telefonica in Spain.

     In addition to outside plant services, Sintel provides inside wiring services to Telefonica that are substantially similar to those provided by the Company in the United States. Sintel also installs transmission equipment, central office switching equipment, power generating equipment and cellular equipment for telecommunications systems for Telefonica. The equipment installed includes multiplexers, carrier systems and microwave systems, and central office equipment such as frames, protectors, connector blocks, batteries and power systems, and cellular antennas and cell sites. The contracts for this work are awarded on a competitive bid basis.

     Telefonica currently has a monopoly on the provision of local and long distance telephony in Spain, and Sintel derives approximately 88% of its revenue from the provision of services to Telefonica and its Spanish affiliates. As a result of European Union initiatives, Spain must liberalize its telecommunications industry between 1998 and 2003 to permit competitors to Telefonica. Although the Spanish government has not yet established a timetable for deregulation, it is expected that a second provider of public switched telephony will be allowed to begin operating in Spain by January 1, 1998, and that the industry will be completely open to competition by the year 2000. The Company believes that the demise of Telefonica's monopoly will increase demand for outside plant services in Spain as new service providers build competing networks. The Company intends to use Sintel's position as Spain's principal independent telecommunications infrastructure contractor to obtain a significant percentage of the work created by the increased demand for outside plant services.

     Sintel also installs and maintains cable television networks for Telefonica and its affiliates. The Spanish cable television market has been underdeveloped due to the lack of legislation authorizing and regulating the provision of cable television services in Spain. In December 1995, the Spanish legislature passed such legislation. The telecommunications law is being modified in certain respects by the Spanish government, and regulations implementing the law are not expected to be adopted until later this year. Once the legal structure for the provision of cable television services has been completed, the Company anticipates that the demand for these services will increase significantly. The Company further believes that this increased demand will require the construction of additional cable television networks, including connections to individual homes and businesses. Sintel has entered into a joint venture with Abengoa, S.A., one of Spain's largest construction companies and the second largest provider of telecommunications services to Telefonica, to build broadband cable television networks in Spain.

     Sintel also provides outside plant, inside wiring and equipment installation of computer networks for government agencies and private businesses; designs, installs and maintains radio communications and other wireless networks; provides infrastructure services to the radio and television broadcasting industry; and installs and maintains traffic control and highway safety devices and equipment.

     Latin American Operations. Sintel has operations in Argentina, Chile and Peru conducted through companies in which Sintel holds a nonmajority interest. Sintel holds a 50% interest in its affiliate in Argentina and a 38% interest in its affiliate in Peru. Telefonica Internacional holds a 25% interest in both the Argentina and Peru affiliates. Although Sintel does not hold a majority interest in these companies, it effectively controls their operational management. Sintel and a subsidiary of Sociedad Macri, one of the largest commercial groups in Argentina, each hold a 50% interest in Sintel's affiliate in Chile and share operational management.

     Sintel's Latin American affiliates primarily provide outside plant services, cable television installation and similar services to Telefonica's local telephone company affiliate in each of the countries in which the Sintel affiliate is located: Telefonica de Argentina (TASA) in Argentina; Compania de Telefonos de Chile (CTC) in Chile; and Telefonica del Peru in Peru. In the past, Telefonica has invited its suppliers in Spain, including Sintel, to follow Telefonica's expansion into Latin America and provide the same services to Telefonica's local affiliates. As part of the sale of Sintel to the Company, Telefonica has agreed to use its best efforts to give Sintel the opportunity to provide infrastructure services on telecommunications projects in which Telefonica participates as a leader or co-leader worldwide.

     Related Infrastructure Construction Businesses

     Infrastructure Construction for Public Utilities. The Company provides infrastructure construction services to public utilities, including Florida Power & Light Company, the Miami Dade Water and Sewer Authority, the City of Austin, the City of San Antonio Utilities Department, Jacksonville Electric Authority and Memphis Light, Gas and Water Division. These services, which are substantially similar to the outside plant services provided to telecommunications companies, include directional boring of conduit and pipes, trenching, placing of electric cables, and restoring asphalt and concrete surfaces. Services to all of these customers except the City of San Antonio are provided under exclusive master contracts with two to three year terms.

     The Company also provides right-of-way clearance services to public utilities, primarily rural electric cooperatives in Alabama, Florida and Georgia, and to non-utility companies such as railroads.

     Traffic Control and Highway Safety Infrastructure Construction. The Company provides infrastructure construction services to the traffic control and highway safety industry. These services consist of installing and maintaining traffic signals and their associated supporting mechanisms (such as mast-arm poles, conduit, electrical wiring and sensors), installing and maintaining traffic controllers, connecting signals and controllers with fiber optic cables, and erecting signs on highways and expressways. The Company also provides turn-key installation and maintenance services for airport runway lighting systems. Technology convergence has led to the development of "smart highways," which employ video cameras, remote controlled traffic signals, "talking" message signs, road sensors and other similar devices interconnected by fiber optic cable to a central computer that monitors and controls traffic flow remotely. The Company has constructed a portion of Georgia's first smart highway system in Atlanta. The labor, equipment and expertise required for traffic control and highway safety systems construction are similar to those required for telecommunications construction, such as the installation of fiber optic or coaxial cable and conduit for electronically controlled signage and other traffic control systems.

     These services primarily are rendered on specific projects awarded on a competitive bid basis. Customers include state transportation departments, cities and counties, highway contractors and private developers, principally in Florida and Georgia. The Company conducts this business both as a prime contractor and as a subcontractor.

     General Construction Services

     From time to time, the Company provides general construction and project management services to municipalities and state and local governments. The Company's project management services consist of the overall coordination of construction projects from the design to build phases, including pre-construction management, bonding requirements, coordination of subcontractors, inspections and assurances of on-time delivery. All such projects are awarded through a competitive bid process. Currently, the Company is the project manager for improvements to a system of water pumping stations operated by the Miami-Dade Water and Sewer Authority, construction of a detention facility for the Broward County Sheriff's Office, and construction of several primary learning centers for the Dade County School system.

Telecommunications Investments

     The Company has invested in certain telecommunications businesses located in or servicing Latin America and the Caribbean. These include a minority interest in Supercanal, S.A. and related entities, which operate a cable television system in Argentina. In addition, the Company has made a loan to the holding company for Consorcio Ecuatoriano de Telecomunicaciones, S.A., an Ecuadorian cellular company. This loan is convertible into equity under certain circumstances. See Notes 2 and 9 to the Condensed Consolidated Financial Statements and Note 2 to the Consolidated Financial Statements for a further discussion of these investments. The Company is evaluating these investments to enhance their value to the Company's stockholders.

Suppliers

     The Company's customers supply the majority of the raw materials and supplies necessary to carry out the Company's contracted work. The Company is not dependent on any one supplier for any raw materials or supplies that the Company obtains for its own account.

Seasonality

     The Company's telecommunications construction business is subject to some seasonality, and in some years the Company has experienced a reduction in revenue during the months of December and January relative to other months. This reduction is due, in large part, to reduced expenditures and work order requests of the Company's telecommunications customers, particularly Telefonica and the RBOCs, at the end of their budgetary years, which typically end in December. Severe winter weather conditions may also affect demand for the Company's services.

Competition

     The Company competes with other independent contractors in most of the markets in which it operates. Most companies engaged in the same or similar business tend to operate in a specific, limited geographic area, although larger competitors may bid on a particular project without regard to location.
Although the Company believes it is the largest provider of telecommunications infrastructure services to the telecommunications industry in the United States and Spain, neither the Company nor any of its competitors can be considered dominant in the industry on a national or international basis. The Company also faces competition from the in-house construction and maintenance departments of RBOCs, which employ personnel who perform some of the same types of services as those provided by the Company.

Employees

     The Company has approximately 5,100 employees, 2,600 of whom are employed in domestic operations and 2,500 of whom are employed by Sintel. Substantially all of the Sintel employees are unionized. See "Risk Factors -- Certain Risks Associated with Sintel -- Labor Relations" for a description of the current state of labor relations at Sintel.

Properties

     The Company's corporate headquarters are located in a 60,000 square foot building in Miami, Florida owned by the Company. The Company also has regional offices located in Miami, Tampa, Atlanta, Austin and Charlotte. Sintel's principal executive offices are located in leased premises in Madrid, Spain.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" for a description of the sale of Sintel's owned property in Spain to Telefonica and the consolidation of Sintel's operations.

     The Company's principal operations are conducted from field offices, equipment yards and temporary storage locations, none of which the Company believes is material to its operations because most of the Company's services are performed on the customers' premises or on public rights of way. In addition, the Company believes that equally suitable alternative locations are available in all areas where it currently does business.

     The Company owns several assets in the United States that are unrelated to its core construction business and that it intends to sell. Among these assets are (a) a printing and labeling business, including a 60,000 square foot printing plant in Stuart, Florida; (b) approximately 1,500 acres of unimproved land in Florida; and (c) four non-operating drive-in theaters located in central and southwest Florida. All of these properties were assets of Burnup & Sims acquired as part of the Burnup Acquisition. The Company is actively attempting to dispose of all of these assets to concentrate its resources on its core telecommunications construction and related businesses.

Legal Proceedings

     The following is a summary of material legal proceedings involving the Company.

     In December 1990, Albert H. Kahn, a stockholder of the Company, filed a purported class action and derivative suit against Burnup & Sims, the members of its Board of Directors, and National Beverage Corporation ("NBC"). The complaint alleges, among other things, that Burnup & Sims' Board of Directors and NBC, as Burnup & Sims' then largest stockholder, breached their respective fiduciary duties in approving certain transactions, including the distribution in 1989 to Burnup & Sims' stockholders of all of the common stock of NBC owned by Burnup & Sims and the exchange by NBC of shares of common stock of Burnup & Sims for certain indebtedness of NBC held by Burnup & Sims. The lawsuit seeks to rescind these transactions and to recover damages in an unspecified amount.

     In November 1993, Mr. Kahn filed a class action and derivative complaint against Burnup & Sims, the members of its Board of Directors, Church & Tower, and Jorge L. Mas, Jorge Mas and Juan Carlos Mas, the principal shareholders of Church & Tower. The 1993 lawsuit alleges, among other things, that the Burnup & Sims Board of Directors and NBC breached their respective fiduciary duties by approving the terms of the Burnup Acquisition, and that Church & Tower and its principal shareholders had knowledge of the fiduciary duties owed by NBC and the Burnup & Sims Board of Directors and knowingly and substantially participated in the breach thereof. The lawsuit also claims derivatively that each member of the Burnup & Sims Board of Directors engaged in mismanagement, waste and breach of fiduciary duties in managing Burnup & Sims' affairs. On March 7, 1994, the Delaware court in which these suits were filed denied plaintiff's motion to enjoin the Burnup Acquisition. Each of the foregoing lawsuits is in discovery and no trial date has been set. The Company believes that the allegations in each of the lawsuits are without merit and intends to defend these lawsuits vigorously.

     The Company is involved in a lawsuit filed in November 1995 by BellSouth arising from certain work performed by a subcontractor of the Company in 1993. The amount claimed against the Company in this lawsuit approximates $900,000. The Company believes that the allegations asserted by BellSouth in its lawsuit are without merit and intends to defend it vigorously. On September 27, 1996, the Company settled a previously disclosed lawsuit by Gilpin County for $115,000.

     All of the claims asserted in the lawsuits described above, with the exception of the second lawsuit filed by Albert Kahn in 1993, arise from activities undertaken prior to March 11, 1994, the date of the consummation of the Burnup Acquisition.

     The Company is a party to other pending legal proceedings arising in the normal course of business, none of which the Company believes is material to the Company's financial condition or results of operations.


                         SELECTED FINANCIAL INFORMATION

     The following tables present summary selected and pro forma financial data of the Company as of the dates and for the periods indicated. This data is derived from the audited Consolidated Financial Statements for the five years ended December 31, 1995, and from the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1996 and 1995. The Consolidated Financial Statements for the three years ended December 31, 1995 and the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1996 and 1995 appear elsewhere in this Prospectus Supplement (collectively, the "Financial Statements"). The Financial Statements, the related notes, and the discussion in this Prospectus under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are important and should be read in conjunction with the selected financial information presented below.

     Summary unaudited pro forma financial data is provided for the year ended December 31, 1995 and the six month periods ended June 30, 1996 and 1995 to reflect the acquisition of Sintel and the Related Transactions as if these transactions had taken place on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" for a discussion of the Sintel Acquisition and Related Transactions. The pro forma financial data is presented solely for illustrative purposes and does not purport to represent what the Company's results of operations would have been if such transactions had been effected on the date indicated or to represent the financial position or results of operations that may be expected in the future.

     The unaudited data set forth below includes, in the opinion of management, all material adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.




                                  Summary Selected Consolidated Financial Data
                                    (In thousands, except per share amounts)
                                                                                            Six Months Ended
                                                                                                June 30,
                                               Year Ended December 31,                        (Unaudited)
                                ---------------------------------------------------    --------------------------
                                     1991      1992      1993       1994       1995            1995         1996
                                       (1)       (1)       (1)        (2)                                     (8)
Income statement data:
Revenue                           $31,588   $34,136   $44,683   $111,294   $174,583         $73,797     $171,181
Operating income                    5,463     8,313   $ 5,474   $  9,881   $ 17,827         $10,533     $ 17,861
                                  -------   -------   -------   --------   --------         -------     --------
Interest expense, net of
 interest and dividend
 income (3)                          (198)     (174)     (182)     2,118      1,605           1,199        3,036
Special charges (4)                     0         0         0          0     23,086               0            0
Other (expense) income, net            85       209       (81)     1,009      2,028           1,659          415
Equity (losses) in earnings of
 unconsolidated companies
 and minority interest               (446)     (416)    1,177        247       (139)             25          979
Provision (benefit) for
 income taxes (5)                   1,992     3,113     2,539      3,211     (1,835)          4,119        6,151
                                  -------   -------   -------   --------   --------         -------     --------
Income (loss) from
 continuing operations            $ 3,308   $ 5,167   $ 4,213   $  5,808   $ (3,140)        $ 6,899     $ 10,068
                                  =======   =======   =======   ========   ========         =======     ========
Net income (loss)                 $ 3,308   $ 5,167   $ 4,213   $  6,633   $   (609)        $ 8,813     $ 10,081
                                  =======   =======   =======   ========   ========         =======     ========

Average shares outstanding (6)     10,250    10,250    10,250     16,077     16,046          16,168       16,312
                                  =======   =======   =======   ========   ========         =======     ========
Earnings (loss) per share
 from continuing operations         $0.32     $0.50     $0.41      $0.36     $(0.20)          $0.43        $0.62
                                  =======   =======   =======   ========   ========         =======     ========

                                                                                                         At June
                                                                                                        30, 1996
Balance sheet data:                                                                                     --------
Property and equipment, net         2,406   $ 3,656   $ 4,632   $ 40,102   $ 44,571                     $ 55,485
Total assets                       11,733    23,443    21,325   $142,452   $170,163                     $418,616
Total long-term debt                  371       855     3,579   $ 35,956   $ 44,226                     $ 79,729
Stockholders' equity                9,436    15,690    10,943   $ 50,874   $ 50,504                     $ 72,251



                 Selected Pro Forma Consolidated Financial Data
                    (In thousands, except per share amounts)



                                             Year Ended        Six Months Ended
                                          December 31, 1995        June 30,
                                          -----------------    -----------------
                                                               1995       1996
     Income statement data:
     Revenue                                      $430,085   $186,258   $254,876
     Costs of revenue and expenses:
     Costs of revenue                              323,895    137,206    187,495
     Depreciation and amortization                  10,106      4,575      6,624
     Special charges-operations (7)                 30,157     20,712      2,176
     General and administrative expenses            58,722     29,074     33,278
                                                  --------   --------   --------
     Operating income (loss)                         7,205     (5,309)    25,303
     Interest expense (3)                           19,263      9,282      9,502
     Interest and dividend income (3)                4,342      1,623      2,820
     Special charges (4)                            23,086          0          0
     Other  income, net                              3,690      1,739        632
     Equity in earnings of unconsolidated
     companies and minority interest                 1,717      1,329      1,884
     (Benefit) provision for income taxes           (7,896)    (3,204)     7,873
                                                  --------   --------   --------
     (Loss) income from continuing operations     $(17,499)  $ (6,696)  $ 13,264
                                                  ========   ========   ========

     Average shares outstanding                     16,046     16,168     16,312
                                                  ========   ========   ========
     (Loss) earnings per share from
       continuing operations                        $(1.09)    $(0.42)     $0.81
                                                  ========   ========   ========

------------------------------------------------

(1) Includes the results and financial condition of Church & Tower, Inc. and Church & Tower of Florida, Inc. (collectively, "Church & Tower") only.

(2) Includes the results of Church & Tower for the full year 1994, the results of Burnup & Sims, Inc. ("Burnup & Sims") from March 11, 1994 through the end of 1994, and the results of Designed Traffic Installation Company, Inc. ("DTI") from June 22, 1994 through the end of 1994.

(3) Included is interest due to stockholders from outstanding notes amounting to $223,000 for the year ended December 31, 1994, $135,000 for the year ended December 31, 1995 and $135,000 and $0 for the six months ended June 30, 1995 and 1996, respectively, net of interest accrued from notes from stockholders amounting to $304,000 for the year ended December 31, 1994, $289,000 for the year ended December 31, 1995 and $193,000 and $91,000 for the six months ended June 30, 1995 and 1996, respectively.

(4)  Consists of writedowns of certain real estate and other investments.

(5) Church & Tower was not subject to income taxes because it was an S corporation and, consequently, income from continuing operations for 1991, 1992 and 1993 and the results of operations prior to the Burnup Acquisition have been adjusted to reflect a pro forma provision for income taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Burnup Acquisition.

(6) The 1993 average shares outstanding reflect the shares of Common Stock of the Company received by the former shareholders of Church & Tower pursuant to the Burnup Acquisition.

(7)  Consists of severance costs relating to workforce reductions at Sintel.

(8)  Includes the results of Sintel for the two months ended June 30, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     MasTec is one of the world's leading contractors specializing in the build-out of telecommunications and related infrastructure. The Company's principal business consists of the design, installation and maintenance of the outside physical plant for telephone and cable television communications systems and of integrated voice, data and video local and wide area networks inside buildings, and the installation of central office equipment. The Company also provides infrastructure services to public utilities and the traffic control and highway safety industry, and general construction services consisting of design-and-build projects which the Company undertakes with state and local governmental authorities.

     The Company was formed through the combination of Church & Tower and Burnup & Sims, two established names in the U.S. telecommunications construction services industry. On March 11, 1994, the shareholders of Church & Tower acquired 65% of the outstanding common stock of Burnup & Sims in a reverse acquisition (the "Burnup Acquisition"). Following the change in control, the senior management of Burnup & Sims was replaced by Church & Tower management and the name of Burnup & Sims was changed to "MasTec, Inc." During the three fiscal years prior to the acquisition, Burnup & Sims incurred increasing net losses culminating in a net loss of $9.3 million for fiscal 1993. Following the Burnup Acquisition, the Company implemented a number of strategic initiatives to improve operating efficiencies, including the elimination of duplicative facilities, consolidation of subsidiaries and the implementation of tighter control over bidding procedures and purchasing. As a result of these initiatives, Burnup & Sims' operations made a positive contribution to MasTec's operating profit in 1994.

     Since the Burnup Acquisition, the Company has followed a two-pronged strategy of growth through internal growth and expansion and through acquisitions. As a result, the Company's revenue has increased from $27.3 million in the second quarter of 1994, the first full quarter after the Burnup Acquisition, to $108.6 million in the second quarter of 1996.

     In April 1996, the Company purchased Sintel, a company engaged in telecommunications infrastructure construction services in Spain, Argentina, Chile and Peru, from Telefonica for approximately $39.5 million (at then current exchange rates), of which $5.2 million in cash was paid at closing and the balance will be financed by Telefonica over the next two years. In conjunction with the acquisition, Telefonica made a capital contribution, purchased buildings no longer in use by Sintel and reimbursed certain tax credits it had
used, collectively referred to as the "Related Transactions."   The proceeds
from these transactions totaled approximately $41 million, which was used to repay Sintel indebtedness. In addition, Telefonica committed to award certain
minimum levels of work to Sintel over the next three years.   See "Business -
General."

     The Sintel Acquisition gives the Company a significant international presence and more than doubles the size of the Company in terms of revenue and total assets. In Argentina, Chile and Peru, the Company operates through joint ventures in which it holds interests ranging from 38% to 50%. See Notes 2 and 7 to the Condensed Consolidated Financial Statements for pro forma financial information and geographic information, respectively. Included in the Company's results for the quarter ended June 30, 1996 are the results of operations of Sintel from May 1, 1996 through June 30, 1996.

     Following two years of losses in 1993 and 1994, Sintel's current management implemented a cost reduction program to restore Sintel to profitability. Under the program, Sintel (a) reorganized its corporate structure from five to two divisions, (b) consolidated its offices and reduced management personnel, (c) consolidated its field operations and reduced the number of its occupied buildings, (d) instituted procedures to improve billing and collections as well as to lengthen the aging of its accounts payable, and (e) reduced general expenses. In addition, Sintel restructured its workforce by laying off approximately 500 full time workers and reassigning other workers to more profitable operations.

     Sintel is continuing its cost reduction program under the Company's ownership. As a result of this program, Sintel's cost of revenue has decreased from 75.0% of revenue in the six months ended June 30, 1995 to 71.2% of revenue for the six months ended June 30, 1996, and its general and administrative expense has declined from 19.2% to 16.3% of revenue during the same respective six month periods. Operating margin has improved as a result from 4.2% to 10.9% of revenue (excluding special charges) for the same periods. See "- Pro Forma Six Months Ended June 30, 1996 Compared To Pro Forma Six Months Ended
June 30,1995."

Recent Developments

  The Company's revenue for the third quarter of 1996, which ended
September 30,1996, was $142.4 million, as compared to revenue generated in the third quarter of 1995 of $46.6 million. The Company reported income from continuing operations for the third quarter of 1996 of $9.4 million, or $0.55 per share, as compared with $2.6 million, excluding special charges, or $0.16 per share, in the comparable quarter of 1995.

     The Company's revenue for the nine months ended September 30, 1996 was $313.6 million and its income from continuing operations was $19.4 million. The Company's revenue for the nine months ended September 30, 1995 was $120.4 million and its adjusted income from continuing operations, excluding special charges, for the same period was $9.5 million.

Results of Operations

     Revenue is generated primarily from telecommunications and related infrastructure services. Infrastructure services are provided to telephone companies, public utilities, CATV operators and other telecommunications providers, governmental agencies and private businesses. The Company also provides general construction services consisting of design-and-build projects and project management services for state and local governmental authorities.

     Costs of revenue includes direct labor costs, subcontractor costs and expenses, materials not supplied by the customer, fuel, equipment rental and insurance.

     General and administrative expenses include management salaries, bonuses and benefits, rent, travel, telephone and utilities, professional fees and clerical and administrative overhead.

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Financial Statements and notes thereto included elsewhere herein.

Three Months Ended June 30, 1996 Compared to Three Months Ended June 30, 1995.

     The following table sets forth certain historical consolidated financial data as a percentage of revenue for the three months ended June 30, 1996 and 1995.

                                                     1996    1995

Revenue                                             100.0%  100.0%
Costs of revenue, excluding depreciation             75.1%   71.3%
Depreciation and amortization                         2.8%    4.0%
General and administrative expenses                  11.6%    9.3%
Interest expense                                      3.2%    2.7%
Interest and dividend income, other income, net,
 equity in earnings of unconsolidated companies
 and minority interest                                2.1%    5.5%
Income from continuing operations                     5.9%   11.4%

          Revenue. Revenue increased by approximately $69.4 million or 177% from $39.2 million in 1995 to $108.6 million in 1996, primarily due to international ($37.5 million) and domestic ($6.5 million) acquisitions, new master contracts, increased volume under existing contracts and other new business ($17.8 million), and an increase of $7.6 million in general construction services revenue.

          Costs of revenue, excluding depreciation. Costs of revenue as a percentage of revenue increased from 71.3% in 1995 to 75.1% in 1996 primarily due to operations in new geographic areas. Domestic and international margins for the three months ended June 30, 1996 were 24.2% and 26.2%, respectively. The domestic margin decreased as compared with the domestic margin for the period ended June 30, 1995, primarily because of costs incurred at the commencement of new contracts resulting from mobilization and startup costs, as well as costs incurred in recruiting and training new personnel. The Company has experienced similar declines in the past upon the commencement of new contracts. Domestic gross margin has increased since the quarters ended September 30, 1995 (22.2%) and December 31, 1995 (23.3%) when the Company began to significantly expand and grow, and has remained near the gross margin for the three months ended March 31, 1996 (24.3%).

          Depreciation and amortization. Depreciation and amortization as a percentage of revenue decreased from 4.0% in 1995 to 2.8% in 1996 due to revenue growth and Sintel's lesser dependence on its own equipment, as it typically uses subcontractors to supply heavy equipment when needed.

          General and administrative expenses. General and administrative expenses as a percentage of revenue increased from 9.3% in 1995 to 11.6% in 1996 primarily due to the acquisition of Sintel, which has a more costly overhead structure than the Company's domestic operations. Domestic and international general and administrative expenses as a percentage of domestic and international revenue for the three months ended June 30, 1996 were 9.8% and 15.0%, respectively. Sintel initiated a cost reduction program that has reduced general and administrative expenses from 19.2% of international revenue for the six months ended June 30, 1995 to 16.3% for the same period in 1996. This cost reduction program is continuing under the Company's ownership. Domestically, general and administrative expenses as a percentage of domestic revenue are approximately the same for the three months ended June 30, 1996 as for the comparable period in 1995.

          Interest expense. Interest expense increased from $1.1 million in 1995 to $3.4 million in 1996. Included in interest expense for the three months ended June 30, 1996 is $1.4 million of interest expense incurred by the international operations to fund working capital needs. Interest expense also increased due to new borrowings used for acquisitions, for equipment purchases, to fund notes receivable and to make investments in unconsolidated companies.

          Interest and dividend income, other income, net, equity in earnings of unconsolidated companies and minority interest. Interest and dividend income for the second quarter of 1995 includes $300,000 of dividend income on an investment in preferred stock. The preferred stock was disposed of in the first quarter of 1996. Interest and dividend income reported for the second quarter of 1996 consists primarily of interest accrued on a note receivable entered into in the third quarter of 1995. Other income for 1995 included the favorable settlement of litigation in the amount of $1,350,000. Equity in earnings of unconsolidated companies, which was insignificant prior to the acquisition of Sintel, consists primarily of the Company's share of earnings in Sintel's joint ventures in Argentina, Chile and Peru for the two months since the Sintel Acquisition.

Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995.

          The following table sets forth certain historical consolidated financial data as a percentage of revenue for the six months ended June 30, 1996 and 1995.

                                                     1996    1995

Revenue                                             100.0%  100.0%
Costs of revenue, excluding depreciation             75.3%   71.7%
Depreciation and amortization                         3.1%    3.9%
General and administrative expenses                  11.2%   10.1%
Interest expense                                      3.0%    3.0%
Interest and dividend income, other income, net,
 equity in earnings of unconsolidated companies
 and minority interest                                2.0%    3.7%
Income from continuing operations                     5.9%    9.3%

          Revenue. Revenue increased by approximately $97.4 million or 132% from $73.8 million in 1995 to $171.2 million in 1996, primarily due to international ($37.5 million) and domestic ($13.5 million) acquisitions, new master contracts, increased volume under existing contracts and other new business ($35.4 million), and an increase of $11.0 million in general construction services.

          Costs of revenue, excluding depreciation. Costs of revenue as a percentage of revenue increased from 71.7% in 1995 to 75.3% in 1996 primarily due to operations in new geographic areas. Domestic and international margins for the six months ended June 30, 1996 were 24.3% and 26.2%, respectively. The same trends discussed in the quarter to quarter discussion above impacted the six months' comparison.

          Depreciation and amortization. Depreciation and amortization as a percentage of revenue decreased from 3.9% in 1995 to 3.1% in 1996 due to revenue growth and Sintel's lesser dependence on its own equipment, as it typically uses subcontractors to supply heavy equipment when needed.

          General and administrative expenses. General and administrative expenses as a percentage of revenue increased from 10.1% in 1995 to 11.2% in 1996. The increase in general and administrative expenses as a percentage of revenue is primarily due to higher general and administrative expenses of the international operations, which approximated 15.0% of international revenue. The same trends discussed in the quarter to quarter discussion above impacted the six months' comparison.

          Interest expense. Interest expense increased from $2.2 million in 1995 to $5.1 million in 1996. Included in interest expense for the six months ended June 30, 1996 is $1.4 million of interest expense incurred by the international operations to fund its working capital needs.

Interest expense also increased due to new borrowings used for acquisitions, for equipment purchases, to fund notes receivable and to make investments in unconsolidated companies.

          Interest and dividend income, other income, net, equity in earnings of unconsolidated companies and minority interest. Interest and dividend income and other income, net, increased from $2.7 million in 1995 to $3.5 million in 1996 as a result of interest accrued on notes receivable and equity in earnings of unconsolidated companies. The increase from 1995 to 1996 was partially offset by the sale of a preferred stock investment.

          Discontinued operations. In March 1995, the Company sold the indoor theater assets of Floyd Theatres, resulting in a net gain of $1.5 million. See
Note 5 to the Condensed Consolidated Financial Statements.

Pro Forma Six Months Ended June 30, 1996 Compared to Pro Forma Six Months Ended June 30, 1995.

          The following information and discussion is based on the unaudited pro forma results of operations for the Company assuming the Sintel Acquisition and the Related Transactions took place on January 1, 1995 and are based on the results from continuing operations of the Company and Sintel for the periods indicated. This discussion is presented for illustrative purposes only and is not necessarily indicative of the results of operations of the Company that actually would have occurred had the Sintel Acquisition been consummated on January 1, 1995. The discussion should be read in conjunction with the Financial Statements and the notes thereto included elsewhere herein.

          The operating results for Sintel included in the pro forma information for the respective six month periods reflect certain trends that may be significant to understanding the pro forma results. The six months ended June 30, 1996 reflect substantial improvements in Sintel's cost structure, which were a direct result of Sintel's cost reduction program as previously discussed. Revenue increased at Sintel by 7.8% as compared to the six months ended June 30, 1995 while cost of revenue decreased as a percentage of revenue from 75% to 71.2% and general and administrative expense decreased as a percentage of revenue from 19.2% to 16.3% in the two six month periods. Sintel's revenue represents approximately 60.4% of the Company's pro forma revenue for the six months ended June 30, 1995 and approximately 47.6% of pro forma revenue for the comparative 1996 period.

          The following table sets forth certain pro forma consolidated financial data as a percentage of pro forma revenue for the six months ended June 30, 1996 and 1995.


                                                     1996    1995

Revenue                                             100.0%  100.0%
Costs of revenue, excluding depreciation             73.6%   73.7%
Special charges- operations                           0.9%   11.1%
Depreciation and amortization                         2.6%    2.5%
General and administrative expenses                  13.1%   15.6%
Interest expense                                      3.7%    5.0%
Interest and dividend income, other income, net,
 equity in earnings of unconsolidated companies
 and minority interest                                2.1%    2.5%
Income (loss) from continuing operations              5.2%   (3.6)%


          Revenue. Revenue increased by approximately $68.6 million or 37% from $186.3 million in 1995 to $254.9 million in 1996, primarily due to new master contracts, increased volume under existing contracts and other new business ($35.4 million), domestic acquisitions of $13.5 million, international growth of $8.7 million, and an increase of $11.0 million in general construction services revenue.

          Costs of revenue, excluding depreciation. Costs of revenue as a percentage of revenue decreased from 73.7% in 1995 to 73.6% in 1996. International operations reduced costs of revenue as a percentage of revenue from 75.0% in 1995 to 71.2% in 1996. The improvement is a direct result of changes implemented by Sintel's management, primarily reductions in personnel (see "-Special charges - operations"). Domestically, costs of revenue increased from 71.7% to 75.7% primarily due to start-up costs associated with operations in new geographic areas.

          Special charges-operations. Special charges-operations consists of severance costs incurred and paid by Sintel from workforce reductions under a cost reduction program. In 1994, new management was installed at Sintel with a focus on improving profitability. As a result, Sintel's management began a program to reduce costs and approximately 375 employees were terminated during the six months ended June 30, 1995, resulting in a charge of $20.7 million for the period. The plan continued through 1995 and Sintel recorded approximately $30.2 million in severance costs for the year. In 1996, Sintel continued to accept voluntary terminations to further reduce its workforce, incurring an additional $2.2 million in the six months ended June 30, 1996. As a result of its evaluation of the Sintel Acquisition, the Company adopted a plan designed to further reduce the Sintel workforce and recorded a reserve for anticipated severance costs. Approximately $1.5 million was charged against this reserve in the two months ended June 30, 1996.

          Depreciation and amortization. Depreciation and amortization as a percentage of revenue increased from 2.5% in 1995 to 2.6% in 1996, or from $4.6 million in 1995 to $6.6 million in

1996. The increase in dollar amount is due to domestic fleet added in the second part of 1995 to support internal growth.

          General and administrative expenses. General and administrative expenses as a percentage of revenue decreased from 15.6 % in 1995 to 13.1% in 1996. The decrease in general and administrative expenses as a percentage of revenue is primarily due to a significant reduction in general and administrative expenses of the international operations in connection with the cost reduction program discussed above. The general and administrative expenses of the international operations approximated 16.3% and 19.2% of international revenue in 1996 and 1995, respectively. This cost reduction program is continuing under the Company's ownership. Domestically, general and administrative expenses as a percentage of revenue are approximately the same for the first half of 1996 as for the comparable period in 1995.

          Interest expense. Interest expense was $9.5 million and $9.3 million for 1996 and 1995, respectively, but decreased as a percentage of revenue from 5.0% in 1995 to 3.7% in 1996. Interest expense for domestic operations was approximately 3.0% of revenue for both 1996 and 1995. Average debt levels for Sintel were greater during 1995 due to its use of revolving credit facilities to fund the severance costs discussed above. At the end of 1995, Telefonica (which then owned Sintel) contributed approximately $16.0 million in new capital to Sintel, which was used to lower debt levels, resulting in lower interest expense in 1996.

          Interest and dividend income, other income, net, equity in earnings of unconsolidated companies and minority interest. Interest and dividend income and other income, net, increased from $4.7 million in 1995 to $5.3 million in 1996 as a result of interest accrued on notes receivable and equity in earnings of unconsolidated companies. The increase from 1995 to 1996 was partially offset by the sale of a preferred stock investment. On a pro forma basis, the equity in earnings of unconsolidated subsidiaries operating in Argentina, Chile and Peru increased by $520,000 when compared to the same period in 1995.

Year End Comparisons

          The following table sets forth certain historical consolidated financial data as a percentage of revenue for the years ended December 31, 1995, 1994 and 1993.

                                                  Year ended December 31,

                                                 1995        1994         1993

Revenue                                           100.0 %    100.0 %      100.0 %
Costs of revenue, excluding depreciation           74.9 %     75.4 %       64.3 %
Depreciation and amortization                       4.0 %      4.0 %        1.4 %
General and administrative expenses                10.9 %     11.7 %       22.1 %
Interest expense                                    2.8 %      3.2 %        0.3 %
Interest and dividend income and other
 income, net, equity in earnings (losses) of
 unconsolidated companies
 and minority interest                               3.0 %     2.4 %        3.2 %
Special charge- real estate and investments
 write-downs                                        13.2 %     0.0 %        0.0 %
(Loss) income from continuing operations            (1.8)%     5.2 %/(1)/   9.4 %/(1)/

/(1)/Income from continuing operations as a percentage of revenue has been adjusted to reflect a tax provision as though the Company had been subject to taxation as a C corporation.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenue. Revenue increased by approximately $63.3 million or 57% from $111.3 million in 1994 to $174.6 million in 1995, primarily due to expansion into new contract areas and the full year's effect in 1995 of acquisitions in 1994, including the Burnup Acquisition. See Note 2 to the Consolidated Financial Statements. Revenue generated under the Company's master contracts was $113.9 million and $76.2 million or 65% and 68% of total revenue for 1995 and 1994, respectively.

     Costs of revenue, excluding depreciation. Costs of revenue as a percentage of revenue decreased from 75.4% in 1994 to 74.9% in 1995, primarily due to improved margins resulting from improved operating efficiencies, improved productivity due to the use of more modern equipment, and the Company's renegotiation of an unprofitable master contract assumed as part of the Burnup Acquisition.

     Depreciation and amortization. Depreciation and amortization as a percentage of revenue was 4.0% in both 1995 and 1994. Depreciation expense increased from $4.4 million in 1994 to $6.9 million in 1995 primarily due to a fleet replacement program related to the Burnup & Sims fleet acquired in the Burnup Acquisition and an increase in capital expenditures resulting from expansion into new contract areas.

     General and administrative expenses. General and administrative expenses as a percentage of revenue declined from 11.7% in 1994 to 10.9% in 1995.
General and administrative expenses increased by approximately $6.1 million from 1994 to 1995 due primarily to the impact of the Burnup Acquisition as the 1994 results exclude the results of operations (including general and administrative expenses) for Burnup & Sims from January 1 to March 11, 1994. Additionally, the Company expended approximately $1.6 million in 1995 related to pursuing and monitoring investment opportunities abroad.

     Interest expense. Interest expense increased from $3.6 million in 1994 to $5.0 million in 1995 primarily due to new borrowings used for equipment purchases, to fund notes receivable and to make investments in unconsolidated companies. See Note 2 to the Consolidated Financial Statements.

     Interest and dividend income and other income, net, equity in earnings (losses) of unconsolidated companies and minority interest. Interest and dividend income increased from $1.5 million in 1994 to $3.3 million in 1995 as a result of dividends earned on the preferred stock investment acquired in the Burnup Acquisition and the interest accrued on notes receivable. See "Business-Telecommunications Investments." Other income increased by $1.0 million from 1994 to 1995 as a result of a $1.3 million favorable settlement of a lawsuit. See Note 14 to the Consolidated Financial Statements.

     Special charge-real estate and investments write-downs. In 1995, the Company incurred special charges totaling $18.6 million to adjust the carrying values of its non-core real estate investments to estimated net realizable value based on preliminary offers received by the Company. In addition, the Company wrote down its preferred stock investment to the amount realized by its disposal in early 1996. See Note 5 to the Consolidated Financial Statements.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

Revenue. Revenue increased by approximately $66.6 million or 149% from $44.7 million in 1993 to $111.3 million in 1994. Revenue in telecommunications and related construction services increased $71.6 million as a result of the Burnup Acquisition and other acquisitions in 1994 and increased $5.0 million due to additional volume in 1994 under master contracts in effect at December 31, 1993. These increases in revenue were offset by a decrease of $10.0 million in revenue from the Company's general construction services segment due to the completion of a significant project in the latter part of 1993.

Costs of revenue, excluding depreciation. Costs of revenue increased as a percentage of revenue from 64.3% in 1993 to 75.4% in 1994, primarily due to less profitable operations acquired in connection with the Burnup Acquisition.

     Depreciation and amortization. Depreciation and amortization expenses increased to $4.4 million in 1994 or 4.0% of revenue, from $609,000 or 1.4% of revenue in 1993. The increase is primarily a result of (a) amortization of certain costs associated with the acquisitions made in 1994 and (b) an increase in depreciation due to the purchase of new equipment as part of a fleet replacement program for Church & Tower implemented in the latter part of 1993.

     General and administrative expenses. General and administrative expenses increased by approximately $3.2 million from 1993 to 1994 but decreased to 11.7% of revenue in 1994 compared to 22.1% of revenue in 1993. In the fourth quarter of 1993, in anticipation of the change in tax status resulting from the Burnup Acquisition, bonuses were paid to certain employee/stockholders of Church & Tower, which significantly increased the general and administrative expenses of the Company for 1993. Additionally, non-recurring expenses associated with provisions for litigation and environmental expenditures were made in 1993. Excluding the bonuses and nonrecurring expenses, general and administrative expenses as a percentage of revenue would have been 11.3% in 1993.

     Interest expense. Interest expense increased from $133,000 in 1993 to $3.6 million in 1994 due to (a) notes issued to pay for acquisitions made in 1994 other than the Burnup Acquisition, (b) debt incurred by Church & Tower shareholders in connection with the Burnup Acquisition and (c) debt assumed from Burnup & Sims following the acquisition.

     Interest and dividend income and other income, net, equity in earnings (losses) of unconsolidated companies and minority interest. Interest and dividend income increased from $315,000 in 1993 to $1.5 million in 1994 due to dividend income earned on the preferred stock acquired in the Burnup Acquisition and interest earned on notes issued to stockholders prior to the Burnup Acquisition. Other income increased $1.1 million from a net expense of $81,000 in 1993 to $1.0 million of income in 1994, primarily due to gains recognized on the sale of machinery and equipment of $609,000 and the rental of certain equipment. The equity in earnings of unconsolidated companies decreased in 1994 by $940,000 from 1993. During 1993, the Company recorded income of approximately $1,187,000 related to its joint venture for the removal of debris related to Hurricane Andrew. The project undertaken by this joint venture was substantially completed in 1993.

     Upon consummation of the Burnup Acquisition, Church & Tower's election to be treated as an S corporation was terminated and, accordingly, the Company recognized a net deferred tax asset of approximately $435,000 related to deductible temporary differences. This benefit was included in the provision for income taxes for 1994. The Company was not subject to taxation in 1993 and prior years as the result of its S corporation election under the Internal Revenue Code.

     See Note 1 to the Consolidated Financial Statements as to the impact of the new accounting standards to be implemented during 1996, the effect of which the Company does not believe will be material.

Financial Condition, Liquidity and Capital Resources

     The Company's balance sheet as of June 30, 1996 reflects the impact of the Sintel Acquisition and the conversion of the Company's 12% Subordinated Convertible Debentures to

Common Stock (the "Debentures"). See Notes 2 and 4 to the Condensed Consolidated Financial Statements.

     The Company's primary source of liquidity has been cash flow from operating activities, external sources of financing, and the proceeds from the sale of non-core assets. During the six months ended June 30, 1996, $42.7 million was generated from operations compared to $10.5 million in the comparable period of 1995. Operating cash flows for the 1996 period includes the collection of a significant amount of international receivables. The Company's major international customer's payment terms are 180 days and require all unbilled work near the end of the year (work in progress) to be billed prior to the close of the year. Accordingly, the second quarter has higher collections for the international operations than other quarters as the additional work in process billed in December is collected. Also, during the six months ended June 30, 1996, the Company invested $7.6 million in acquisitions and received $8.6 million from the sale of non-core assets. Cash paid for capital expenditures was $2.8 million and an additional $6.0 million of capital expenditures were financed. The Company used its excess cash to repay debt, principally under its revolving credit facility with a wholly owned finance subsidiary of Telefonica and debentures Sintel had outstanding as of April 30, 1996. See Note 4 to the Condensed Consolidated Financial Statements.

     As of June 30, 1996, working capital was approximately $95.9 million compared to working capital of approximately $44.6 million at December 31, 1995. The significant increase in working capital is primarily attributable to the Sintel Acquisition. Included in working capital at June 30, 1996 are the net assets of discontinued operations, notes receivable (see Note 9 to the Condensed Consolidated Financial Statements) and real estate held for sale. Proceeds from the sale or repayment of these assets will be used for general corporate purposes including furthering the Company's growth strategy.

     As a result of expansion into new contract areas and continuing a fleet replacement program, the Company estimates spending approximately $14.0 million in capital expenditures in 1996, primarily on existing domestic operations.

     The Company has completed two acquisitions and increased its investment in an unconsolidated company during the six months ended June 30, 1996, as detailed in Note 2 to the Condensed Consolidated Financial Statements. The combined consideration for these three transactions amounted to approximately $48.3 million plus certain ownership interests in other unconsolidated companies. The $48.3 million monetary consideration consists of approximately $6.2 million in cash payments and $42.1 million in seller financing, $9.2 million of which is due within the next twelve months.

     In March 1996, the Company sold its investment in preferred stock and was repaid certain receivables due the Company from the buyer for a total consideration of $6.3 million. See Note 5 to the Consolidated Financial Statements.

     The Company continues to pursue a strategy of growth through internal growth and expansion and through acquisitions. The Company anticipates that this growth as well as operating cash requirements, capital expenditures and debt service will be funded from cash flow generated by operations, and external sources of financing. The success of the Company's growth strategy will be dependent in part on the Company obtaining additional capital. Although the Company believes that additional capital will be obtained, there can be no assurance that the Company will be able to obtain capital on satisfactory terms for this purpose. The Company also anticipates that certain of its telecommunications investments and non-core assets will be converted into cash within the next twelve months.

Impact of Inflation

     The primary inflationary factor affecting the Company's operations is increased labor costs. A substantial portion of the Company's domestic revenue is derived from services performed under master contracts, which typically include provisions to increase contract prices on an annual basis based on increases in the Construction Price Index. Accordingly, the Company believes that increases in labor costs will not have a significant impact on its domestic results of operations. In Spain, the Company's labor costs are governed by a labor agreement with the Company's employee representatives that establishes wages and other compensation. The Company currently is negotiating a new labor agreement with its employee representatives, which the Company anticipates will not result in significant increases in labor costs.

Environmental Matters

     The Company is in the process of removing, restoring and upgrading underground fuel storage tanks. As explained more fully in the notes to the Financial Statements, the Company does not expect the costs of completing this process to be material.


                                   MANAGEMENT

Executive Officers, Directors and Key Employee

     The table below sets forth the names and ages of the directors, executive officers and significant employees of the Company as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table. Each director holds office for a three year term and until his successor has been elected and qualified. Officers serve at the discretion of the Company's Board of Directors. Jorge Mas is the son of Jorge L. Mas. There are no other family relationships among the directors or officers of the Company.

Name                       Age                     Position

Jorge L. Mas                57  Chairman of the Board of Directors
Eliot C. Abbott             47  Director
Arthur B. Laffer            56  Director
Samuel C. Hathorn, Jr.      53  Director
Jose S. Sorzano             55  Director
Jorge Mas                   33  President and Chief Executive Officer, Director
Ismael Perera               47  Senior Vice President-Operations
Edwin D. Johnson            40  Senior Vice President-Chief Financial Officer
Ubiratan Simoes Rezende     48  Senior Vice President-International Operations
Carlos A. Valdes            33  Senior Vice President-Business Development
Jose M. Sariego             42  Senior Vice President-General Counsel
Carmen M. Sabater           32  Corporate Controller
Nancy J. Damon              46  Corporate Secretary
Jose Luis Ucieda            54  President of Sintel

     Jorge L. Mas was elected Chairman of the Board of Directors of the Company on March 11, 1994, the effective date of the Burnup Acquisition. Mr. Mas has been the President and Chief Executive Officer of Church & Tower of Florida, Inc., one of the Company's largest subsidiaries, since 1969. Mr. Mas serves on the Board of Directors of First Union National Bank of Florida N.A.

     Eliot C. Abbott was elected to the Board of Directors on March 11, 1994 in connection with the Burnup Acquisition. From 1976 until September 30, 1995, Mr. Abbott was a stockholder in the Miami law firm of Carlos & Abbott. Since October 1, 1995, Mr. Abbott has been a member of the international law firm of Kelley Drye & Warren.

     Arthur B. Laffer was elected to the Board of Directors on March 11, 1994 in connection with the Burnup Acquisition. Mr. Laffer has been Chairman of the Board of Directors of A.B. Laffer, V.A. Canto & Associates, an economic research and financial consulting firm, since 1979; Chief Executive Officer, Laffer Advisors Inc., an investment advisor and broker-dealer, since 1981; and Chief Executive Officer, Calport Asset Management, a money management firm, since 1992. Mr. Laffer is a director of U.S. Filter Corporation and Coinmach Laundry Corporation.

     Samuel C. Hathorn, Jr. has been a member of the Board of Directors since 1981. He has been president and a director of Trendmaker Homes since 1981 and president of Centennial Homes, Inc. since December 1, 1990, each of which is a subsidiary of Weyerhaeuser Co.

     Jose S. Sorzano was elected to the Board of Directors on November 6, 1994. Mr. Sorzano has been Chairman of the Board of Directors of The Austin Group, Inc., an international corporate consulting firm, since 1989. Mr. Sorzano was also Special Assistant to the President for National Security Affairs from 1987 to 1988; Associate Professor of

Government, Georgetown University, from 1969 to 1987; President, Cuban American National Foundation, from 1985 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.

     Jorge Mas has served as President, Chief Executive Officer and a director of the Company since March 11, 1994, the date of the Burnup Acquisition. Prior to that time and during the past five years, Mr. Mas served as the President and Chief Executive Officer of Church & Tower, Inc. (and its predecessor company, Communications Contractors, Inc.). In addition, Mr. Mas is the Chairman of the Board of Directors of Neff Corp., Atlantic Real Estate Holding Corp. and U.S. Development Corp. (all private companies controlled by Mr. Mas) and, during all or a portion of the past five years, has served as the President and Chief Executive Officer of these corporations.

     Ismael Perera has served as Senior Vice President-Operations of the Company since March 11, 1994, the date of the Burnup Acquisition. From August 1993 until March 1994, he served as the Vice President-Operations of Church & Tower, Inc. From 1970 until July 1993, Mr. Perera served in various capacities in network operations for BellSouth, including most recently as a Senior Director of Network Operations from 1985 to 1993.

     Edwin D. Johnson was elected Senior Vice President-Chief Financial Officer of the Company in March 1996. During the last 10 years, Mr. Johnson served in various capacities with Attwoods plc., a British waste services company, including chief financial officer and member of the board of directors during the final three years.

     Ubiratan Simoes Rezende was elected Senior Vice President-International Operations of the Company in March 1996. From August 1995 to March 1996, Mr. Rezende was Dean of Graduate Studies and International Programs at La Roche College. From 1991 to 1993, Mr. Rezende was visiting professor of the Paul Nitze School of Advanced International Studies at Johns Hopkins University, and from 1979 to 1992 he was a professor at the Center of Social and Economic affairs at the University of Santa Catarina in Brazil. Mr. Rezende also has served as Chief of Staff of the Organization of American States and as Executive Vice President of the holding company for the Perdigao Group, the second largest food processing company in Brazil.

     Carlos A. Valdes has served as Senior Vice President-Business Development since March 11, 1994, the date of the Burnup Acquisition. Prior to that time, Mr. Valdes served as the Chief Financial Officer of Church & Tower, Inc. from 1991 to 1994 and as a Vice President of First Union National Bank of Florida N.A. from 1986 to 1991.

     Jose M. Sariego has served as Senior Vice President-General Counsel since September 1995. Prior to joining the Company, Mr. Sariego was Senior Corporate Counsel and Secretary of Telemundo Group, Inc., a Spanish language television network, from August 1994 to August 1995. From January 1990 to August 1994, Mr. Sariego was a partner in the Miami office of Kelley Drye & Warren, an international law firm.

     Carmen M. Sabater has served as the Corporate Controller of the Company since April 1994. Prior to joining the Company, Ms. Sabater was a Senior Manager (1993-1994) and Manager (1989-1993) with Deloitte & Touche L.L.P.

     Nancy J. Damon has served as the Corporate Secretary of the Company since March 11, 1994. Prior to that time, Ms. Damon served as a paralegal at the Company from February 1990 until March 1994.

Key Employee

     Jose Luis Ucieda is the president of Sintel, a position he has held since July 1994. Prior to joining Sintel, Mr. Ucieda was the Chief Financial Officer of Grupo Anaya, S.A., a textbook, magazine and software publishing company, from February 1987 to 1994. Among other positions, Mr. Ucieda was also Chief Executive Officer of Schweppes S.A., a beverage manufacturer and distributor, from 1978 to 1984, and was Chief Financial Officer of Tabacalera, S.A., the Spanish tobacco manufacturing monopoly, from 1974 to 1978.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes all compensation awarded to, earned by or paid to (a) the Company's Chief Executive Officer, and (b) the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (of which there were only three) (together, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the Company's last fiscal year.


                                                   Annual Compensation
                                 ------------------------------------------------------

                                                                                                  Long Term
                                                                                                 Compensation
                                                                                                    Awards
                                                                 Other annual                     Underlying
                                        Salary     Bonus         Compensation                    Options/SARS
Name and Principal Position  Year         ($)       ($)               (2)                             #
---------------------------  ----    ----------   -------   ---------------------------   -------------------------

Jorge L. Mas, Chairman of
 the Board and President     1995       311,000         0              --                                       0
 of Church & Tower of        1994  (1)  250,000   350,000                                                       0
 Florida, Inc.



Jorge Mas, President and     1995       322,000         0               --                                 60,000
 Chief Executive Officer     1994  (1)  230,000   200,000                                                       0


Ismael Perera                1995       144,000         0               --                                 40,000
Senior Vice                  1994  (1)  108,000    50,000                                                  20,000
President/Operations

Carlos A. Valdes             1995       124,000         0               --                                 40,000
Senior Vice President        1994  (1)   84,100    50,000                                                  20,000


(1) The annual compensation shown is for the period from March 11, 1994, the date of the Burnup Acquisition, through December 31, 1994. None of the Named Executive Officers was employed by the Company prior to March 11, 1994.

(2) The Named Executive Officers also received certain perquisites and personal benefits that did not exceed applicable reporting thresholds.

Option Grants

     The following table provides information with respect to stock options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 1995 pursuant to the Stock Incentive Plan:


Individual Grants



                                                                                                          Potential Realizable Value
                                                                                                          At Assumed Annual Rate of
                                                    Percent of Total                                       Stock price Appreciation
                          Number of Shares          Options Granted                                           for Option Term (3)
Name                     Underlying Options         to Employees in     Exercise Price  Expiration
                              Granted               Fiscal Year (1)      ($/sh) (2)       Date                  5%          10%
---------------         --------------------------------------------------------------------------------  --------------------------

                                                                                                                    -              -

Jorge L. Mas                         0                   0                0                 0

Jorge Mas                       60,000                  23%          13.375            2/3/05                $504,688     $1,184,360


Ismael Perera                   40,000                  23%          13.375            2/3/05                $336,459        789,577


Carlos A. Valdes                40,000                  23%          13.375            2/3/05                $336,459        789,577

(1) Based on options to purchase an aggregate of 172,000 shares of Common Stock granted to employees during 1995.

(2) All options were granted at an exercise price equal to fair market value based on the mean between the bid and asked prices of the Company's Common Stock on the date of grant.

(3) Potential gains are not of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved or may be exceeded.

Aggregate Option Exercises and Year-End Option Values

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1995 by the Named Executive Officers and the value at December 31, 1995 of unexercised stock options held by the Named Executive Officers.


                                                                    Number of Shares
                                                                 Underlying Unexercised               Value of Unexercised
                      Shares                                          Options at                      In-the-Money Options
                     Acquired                                      December 31, 1995                at December 31, 1995 (1)
                        On                Value
                     Exercise            Realized                         (#)                                  ($)
                        (#)                ($)                 Exercisable/Unexercisable            Exercisable/Unexercisable
                  -------------       -------------            -------------------------            -------------------------

Jorge L. Mas            0                    0                      0                0                  0                     0

Jorge Mas               0                    0                      0             60,000                0                     0

Ismael Perera           0                    0                    4,000           56,000            $21,240               $84,960

Carlos A. Valdes        0                    0                    4,000           56,000            $21,240               $84,960

(1) Market value of shares underlying in-the-money options at December 31, 1995 (based on the product of $13.25 pershare, the closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1995, loss the exercise price of $7.94 per share, times the number of in-the-money options as of that date).

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation and Stock Option Committee are Eliot C. Abbott, Samuel C. Hathorn, Jr., and William A. Morse, none of whom is a former or current officer or employee of the Company or any of its subsidiaries. Mr. Abbott was a stockholder in the law firm of Carlos & Abbott, P.A. and is a partner in the law firm of Kelley Drye & Warren. During fiscal year 1995, the Company retained Carlos & Abbott, P.A. with regard to variety of legal matters and paid such firm approximately $114,000 for legal services.

Compensation of Directors

     Directors of the Company who are not employees of the Company or of any subsidiary are paid an annual retainer of $15,000 and a meeting fee of $600 for each meeting of the Board of Directors and $400 for each committee meeting attended, regardless of the number of committees on which they serve. In addition, pursuant to the Non-Employee Directors Plan, Messrs. Abbott and Sorzano annually receive options to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

Report of the Compensation and Stock Option Committee

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the policies for the

Report of the Compensation and Stock Option Committee

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the policies for the Company's compensation program and for approving the compensation levels of the executive officers of the Company, including its Chief Executive Officer. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and aggregate bonus awards applicable to the Company's employees other than its executive officers. The Compensation Committee is composed of Eliot C. Abbott, Samuel C. Hathorn, Jr. and William A. Morse, all of whom are nonemployee directors of the Company.

     Statement of Philosophy of Executive Compensation. The compensation program of the Company is designed to (a) provide base compensation reasonably comparable to that offered by other leading companies to their executive officers so as to attract and retain talented executives; (b) motivate executive officers to achieve the strategic goals set by the Company by linking an officer's incentive compensation to the performance of the Company and applicable business units, as well as to individual performance; and (c) align the interests of its executives with the long-term interests of the Company's stockholders through the award of stock options and other stock-related programs. To implement this philosophy, the Company offers its executive officers compensation packages that include a mix of salary, incentive bonus awards, and stock options.

     In determining the level and form of executive compensation to be paid or awarded, the Compensation Committee relies primarily on an assessment of the Company's overall performance in light of its strategic objectives rather than on any single quantitative or qualitative measure of performance. The Compensation Committee considered the following factors in establishing 1995 compensation:

     .  A substantial increase in revenue in comparison to prior years.

     . A significant strengthening and expansion of the Company's core telecommunications construction business into new and existing markets and with new and existing customers.

     . The diversification of the Company's core business through strategic acquisitions and investments.

     . The continued divestiture of non-core assets to concentrate resources on the Company's core business.

     . The substantial completion of the integration of Church & Tower and Burnup & Sims following the Burnup Acquisition as well as an increase in overall efficiency among the Company's business units.

     Salary. The base salary of executive officers is determined initially by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of officers in comparable positions in other companies. Adjustments are determined by objective factors such as the Company's performance and the individual's contribution to that performance and subjective considerations such as additional responsibilities taken on by the executive. Although the Compensation Committee believes that the Company made substantial progress in 1995 as indicated above, the benefits of strategic actions during the year have not yet been fully realized in the financial results of the Company. Accordingly, no increase in base salary for 1995 performance was recommended by the Compensation Committee for the executive officers of the Company, including the Named Executive Officers identified under the caption "Executive Compensation - Summary Compensation Table" below.

     Incentive Bonus Awards. In addition to paying a base salary, the Company awards incentive bonuses as a component of overall compensation. Bonus awards are made after considering the performance of the executive officer's area of responsibility or the operating unit under his control, if any, and the financial performance of the Company. The Compensation Committee did not recommend the award of bonuses to the Company's executive officers, including the Named Executive Officers, for 1995.

     Stock Incentive Plan. Long-term incentive compensation for executives consists of stockbased awards made under the Company's Stock Incentive Plan.
The Stock Incentive Plan provides for the granting of options to purchase Common Stock to key employees at exercise prices equal to the fair market value on the date of grant. The Compensation Committee believes that the use of stock options reinforces the Committee's philosophy that management compensation should be clearly linked to stockholder value. The Compensation Committee awards options to key employees, including executive officers, based on current performance, anticipated future contribution based on such performance, and ability to materially impact the Company's financial results. In 1995, the Compensation Committee granted stock options under the Stock Incentive Plan to the Company's executive officers, including the Named Executive Officers, primarily based on 1994 results. In addition, based on the indicators described above and to further link his compensation to stockholder value, the Compensation Committee in 1996 recommended the award to Jorge Mas, the Company's President and Chief Executive Officer, of options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the stock on the date of grant.

     CEO Compensation. In setting the salary and incentive compensation for Jorge Mas, the Company's Chief Executive Officer, the Compensation Committee reviewed the Company's financial performance in 1995 with respect to revenue, net income and income per share (before special charges) compared to the performance of other companies in its industry and the Company's prior performance, as well as the other factors described above. Based on its review of this information, the Compensation Committee decided not to recommend an increase in salary or a bonus award for the Chief Executive Officer for 1995 performance. The Compensation Committee did award Mr. Mas stock options for 1995 performance to further link his compensation to the performance of the Common Stock of the Company.

Performance Graph

     The following graph compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1990 through December 31, 1995 with the cumulative total return of the S & P 500 Stock Index and a Company-constructed index of two peer companies consisting of Dycom Industries, Inc. and L.Z. Myers Company (the "Peer Index). The graph assumes that the value of the investment in the Common Stock was $100 on December 31, 1990 and that all dividends were reinvented. This data does not take into consideration what the cumulative stockholder return on the Common Stock would have been had the Burnup Acquisition happened at an earlier date and is not necessarily indicative of future results.


                           [LINE GRAPH APPEARS HERE]

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of November 5, 1996, information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (b) each director of the Company and each executive officer, and (c) all executive officers and directors of the Company as a group. Unless otherwise indicated, (a) each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder and (b) has the same address as the Company. The consummation of the transactions contemplated by the Asset Purchase Agreement will not affect the amount and will not materially affect the percentage holdings of any director, executive officer or affiliate of the Company or all directors and officers of the Company as a group.

                                        Number of Shares    Percent of Class
Eliot C. Abbott                               7,000 (1)            *
Nancy J. Damon                                  200 (1)            *
Samuel C. Hathorn, Jr.                        5,200 (2)            *
Edwin D. Johnson                              4,500                *
Arthur B. Laffer                             40,000 (1)            *
Jorge L. Mas                              5,308,965 (3)           31%
Jorge Mas                                 3,911,970(1)(4)         23%
Ismael Perera                                18,492 (1)            *
Ubiratan Simoes Rezende                           -                -
Carmen M. Sabater                             3,000 (1)            *
Jose M. Sariego                               2,000 (1)            *
Jose S. Sorzano                               4,500 (1)            *
Carlos A. Valdes                          9,259,307 (1)            *
All executive officers and
 directors as a group (13 persons)        9,259,307 (1)(5)        54%
FMR Corp.
  82 Devonshire Street
  Boston, MA  02109                       1,700,800               10%

-----------------------------
(1) The amounts shown include shares covered by options exercisable within 60 days of November 5, 1996 as follows: Eliot C. Abbott 8,000 shares; Nancy J. Damon 200 shares; Arthur B. Laffer 40,000 shares; Jorge Mas 12,000 shares; Ismael Perera 16,000 shares; Carmen M. Sabater 3,000 shares; Jose M. Sariego 2,000 shares; Jose S. Sorzano 4,500 shares and Carlos A. Valdes 12,000 shares.

(2) Includes 200 shares held by the children of Mr. Hathorn, as to which Mr. Hathorn disclaims beneficial ownership.

(3) Includes 5,250,000 shares owned of record by Jorge L. Mas Canosa Holding I Limited Partnership, a Texas limited partnership ("Jorge L. Mas Holdings"), and 58,965 shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the "Family Foundation"). The sole general partner of Jorge L. Mas Holdings is Jorge L. Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Mas. Jorge L. Mas, Jorge Mas and other members of the Jorge L. Mas family are the sole members and directors of the Family Foundation. Mr. Mas disclaims beneficial ownership of the shares owned by the Family Foundation.

(4) Includes 3,844,000 shares owned of record by Jorge Mas Holding I Limited Partnership, a Texas limited partnership ("Jorge Mas Holdings"), 58,965 shares owned of record by the Family Foundation, 12,000 shares covered by options exercisable within 60 days of November 5, 1996, and five shares owned of record individually. The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Mas. Mr. Mas disclaims beneficial ownership of the shares owned by the Family Foundation.

(5) The 58,985 shares owned by Mas Family Foundation, Inc. are counted once for ownership percentage purposes.

*    Less than 1%

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company purchases and leases construction equipment from a company controlled by Mr. Jorge Mas. During 1995, the Company paid approximately $544,000 for equipment rentals and approximately $322,000 for equipment purchases from this affiliate. The Company also makes available certain office
space and the part-time services of certain employees to affiliates.   The
Company believes the value of the space and services is not material.

     In 1994, Church & Tower, Inc. and Church & Tower of Florida, Inc. provided Messrs. Jorge L. Mas, Chairman of the Board and President of Church & Tower of Florida, Inc., Jorge Mas, President and Chief Executive Officer of Church & Tower, Inc., and Juan Carlos Mas and Jose Ramon Mas, each a shareholder of Church & Tower, Inc. and a son of Jorge L. Mas, with a loan of $2,000,000, $1,280,000, $158,000 and $132,000, respectively, bearing interest at prime plus 2% (10.5% at December 31, 1995) with interest due annually and principal due on December 31, 1996. The loans were made to assist these individuals in meeting their estimated federal income tax obligations related to the 1993 S corporation earnings of Church & Tower, Inc. and Church & Tower of Florida, Inc. As of June 30, 1996, Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas remained indebted to the Company for $1,000,000, $480,000, $158,000 and $132,000,
respectively, plus accrued interest.

     For the year ended December 31, 1995, the Company paid approximately $114,000 in legal fees to Carlos & Abbott, P.A., a law firm of which Eliot C. Abbott was a stockholder.

                             SELECTION OF AUDITORS

     On May 8, 1995, the Board of Directors dismissed Price Waterhouse L.L.P. as the Company's independent auditors. The Audit Committee of the Board of Directors unanimously recommended to the Board of Directors that Coopers & Lybrand L.L.P. be retained as the new independent auditors effective June 29, 1995, and the Board of Directors approved this recommendation.

     None of the reports of Price Waterhouse L.L.P. on the financial statements of the Company filed for the 1994 fiscal year contained an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles. During the 1994 fiscal year and the subsequent interim period preceding the dismissal of Price Waterhouse L.L.P., there was no disagreement between the Company and Price Waterhouse L.L.P. on any manner of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that would have caused Price Waterhouse L.L.P. to have made reference to the subject matter of the disagreement in connection with its reports, and during such period no reportable event occurred.


                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). As of November 5, 1996, there are approximately 16,767,645 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding. As of November 5, 1996, there were approximately 5,012 holders of record of the Common Stock and no holders of record of the Company's Preferred Stock, par value $1.00 per share.

Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of the Company's directors eligible for election in a given year. For a description of the classification of the Board of Directors, see "--Certain Provisions of Certificate of Incorporation and By-laws." The holders of Common Stock are entitled to dividends and other distributions if and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of any holder of Preferred Stock that may from time to time be outstanding. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, and there are no redemptive or sinking fund provisions applicable to the Common Stock. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

Preferred Stock

     The Company's Restated Certificate of Incorporation (the "Certificate"), which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, authorizes the Company's Board of Directors to issue Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock that may be outstanding preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors--Anti Takeover Provisions."

Delaware Law and Certain Provisions of Certificate of Incorporation and By-laws

     The Certificate, the Company's By-laws (the "By-laws") and Section 203 of the DGCL contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

     Business Combinations. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions,
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to he plan will be tendered in a tender or exchange offer) or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 66 /2//3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987.

     In addition to the requirements in Section 203 described above, the Certificate requires the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of the Company entitled to vote at an election of directors, voting together as a single class to approve certain business combinations proposed by a individual or entity that is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting stock of the Company. This voting requirement is not applicable to "business combinations" if either
(i) the Company's Board of Directors has approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation became a holder of more than 10% of the outstanding voting stock of the Company; or (ii) the transaction is proposed by a corporation of which a majority of the outstanding voting stock is owned of record or beneficially by the Company and/or any one or more of its subsidiaries. For purposes of this discussion, a "business combination" includes any merger or consolidation of the Company with or into another corporation, any sale or lease of all or any substantial part of the property and assets of the Company, or issuances of securities of the Company in exchange for sale or lease to the Company of property and assets having an aggregate fair market value of $1 million or more.

     Classified Board of Directors and Related Provisions. The Certificate provides that the number of directors of the Company shall be fixed from time to time by, or in the manner provided in, the By-laws. The By-laws provide that the number of directors will be six, the Board of Directors will be divided into three classes of directors, with each class having a number as nearly equal as possible and that directors will serve for staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquirer obtains the controlling interest.

     Directors may be removed with or without cause by the affirmative vote of the holders of 80% of all outstanding voting stock entitled to vote. A majority of the entire Board of Directors may also remove any director for cause. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or by the stockholders.

     Authorized and Unissued Preferred Stock. Upon consummation of the Offering, there will be 5,000,000 authorized and unissued shares of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy consent or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Certificate grants the Board of Directors broad power to establish the designations, powers, preferences and rights of each series of Preferred Stock. See "- Preferred Stock."

     Stockholder Action by Written Consent. The By-laws provide that stockholder action can be taken only at an annual meeting or special meeting of stockholders and can only be taken by written consent in lieu of a meeting with the unanimous written consent of the stockholders.

     Indemnification. The Certificate provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law and limits the liability of directors to the Company and its stockholders for monetary damages in certain circumstances. The Certificate also provides that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities they may incur in such capacity, whether or not the Company would have the power to indemnify against such liabilities.

Dividend Restrictions

     The Company's credit facilities currently limit the Company's ability to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preference that may be applicable to any then outstanding Preferred Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its capital stock since the Burnup Acquisition. The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. Furthermore, the Company's credit facilities currently limit the Company's ability to pay dividends.


                                 LEGAL MATTERS

     The validity of the shares of the Common Stock offered hereby has been passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

                                    EXPERTS

     The audited financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus Supplement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in its report with respect thereto.

     The audited financial statements of Sintel as of December 31, 1995, 1994 and 1993 and for each of the three years in the period ended December 31, 1995 included in this Prospectus

Supplement have been audited by Arthur Andersen, independent public accountants, as stated in its report with respect thereto.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES TO ANY PERSON, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               TABLE OF CONTENTS


                                                                          Page
Available Information                                                       2
Summary                                                                     3
Risk Factors                                                               13
Book Value and Other Per Share Data                                        17
Market Price Data                                                          18
Regulatory Requirements                                                    18
The Special Meeting of Harrison-Wright Shareholders                        19
Terms of the Transaction                                                   20
Business                                                                   25
Selected Financial Information                                             37
Management's Discussion and Analysis of Financial Condition                41
  and Results of Operations
Management                                                                 53
Executive Compensation                                                     56
Principal Stockholders                                                     63
Certain Relationships and Related Transactions                             64
Selection of Auditors                                                      64
Description of Capital Stock                                               65
Dividend Policy                                                            68
Legal Matters                                                              68
Experts                                                                    68

                  INDEX TO MASTEC, INC. FINANCIAL STATEMENTS



Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 1996 and 1995.

     Condensed Consolidated Statements of income for the three and
     six months ended June 30, 1996 and 1995                               F-2

     Condensed Consolidated Balance Sheet as of June 30, 1996              F-4

     Condensed Consolidated Statement of Stockholders' Equity for
     the six months ended June 30, 1996 and 1995                           F-6

     Condensed Consolidated Statements of Cash Flows for the six
     months ended June 30, 1996 and 1995                                   F-7

     Noted to Condensed Consolidated Financial Statements - Unaudited      F-12


Consolidated Financial Statements for the three years ended
December 31, 1995

     Report of Independent Accountants                                     F-20

     Consolidated Statements of Income for the three years ended
     December 31, 1995                                                     F-21

     Consolidated Balance Sheets as of December 31, 1995 and 1994          F-23

     Consolidated Statement of Stockholders' Equity for the three
     years ended December 31, 1995                                         F-25

     Consolidated Statements of Cash Flows for the three years ended
     December 31, 1995                                                     F-26

     Notes to Consolidated Financial Statements                            F-31

                                 MASTEC, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In Thousands, Except Per Share Amounts)



                                                                              Three Months Ended              Six Months Ended
                                                                                   June 30,                       June 30,
                                                                                 (Unaudited)                    (Unaudited)
                                                                          --------------------------     --------------------------
                                                                             1996            1995           1996            1995
                                                                          ----------      ----------     ----------      ----------
Revenue                                                                    $108,634         $39,174       $171,181         $73,797
Costs of revenue and expenses:
 Costs of revenue, excluding depreciation                                    81,595          27,925        128,925          52,914
 Depreciation and amortization                                                3,033           1,583          5,295           2,888
 General and administrative expenses                                         12,622           3,630         19,100           7,462
                                                                          ----------      ----------     ----------      ----------
Operating income                                                             11,384           6,036         17,861          10,533

Interest expense-
 Borrowings                                                                  (3,430)           (995)        (5,107)         (2,093)
 Notes to stockholders                                                            0             (66)             0            (135)
Interest and dividend income                                                  1,156             441          1,980             836
Interest on notes from stockholders                                              76              95             91             193
Other income, net                                                               407           1,593            415           1,659
                                                                          ----------      ----------     ----------      ----------
                                                                          ----------      ----------     ----------      ----------
Income from continuing operations before equity in earnings of
 unconsolidated companies, income taxes and minority interest                 9,593           7,104         15,240          10,993
Equity in earnings (losses) of unconsolidated companies                         837               0          1,203             (11)
Provision for income taxes                                                    3,828           2,679          6,151           4,119
Minority interest                                                               229             (22)           224             (36)
                                                                          ----------      ----------     ----------      ----------
Income from continuing operations                                             6,373           4,447         10,068           6,899

Discontinued operations (Note 5):
(Loss) income from discontinued operations (net of
 applicable income taxes)                                                       (39)            205            (53)            462
Gain on disposal of discontinued operations (net of applicable
 income taxes)                                                                   66               0             66           1,452
                                                                          ----------      ----------     ----------      ----------
Net income                                                                   $6,400          $4,652        $10,081          $8,813
                                                                          ==========      ==========     ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In Thousands, Except Per Share Amounts)

                                      Three Months Ended     Six Months Ended
                                           June 30,              June 30,

                                         (Unaudited)           (Unaudited)
                                         -----------           -----------

                                       1996        1995       1996        1995
                                     --------    --------   --------    --------


Net income                             $6,400      $4,652    $10,081      $8,813
                                     ========    ========   ========    ========
Weighted average shares outstanding    16,468      16,166     16,312      16,168
                                     ========    ========   ========    ========

Earnings per share:
Continuing operations                   $0.39       $0.28      $0.62       $0.43
Discontinued operations                  0.00        0.01       0.00        0.12
                                     --------    --------   --------    --------
                                        $0.39       $0.29      $0.62       $0.55
                                     ========    ========   ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

;PAGE>

                                 MASTEC, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In Thousands)


                                               June 30, 1996     December 31, 1995
                                               -------------     -----------------
                                               (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                             $1,219                 $1,076
Accounts receivable-net and
  unbilled revenue                                   253,566                 45,922
Notes receivable and accrued interest                 29,329                 27,505
Inventories                                            5,016                  2,819
Other current assets                                  31,578                 27,878
                                                 -----------             ----------
  Total current assets                               320,708                105,200
                                                 -----------             ----------

Property and equipment                                71,357                 55,806
Accumulated depreciation                             (15,872)               (11,235)
                                                 -----------             ----------
  Property-net                                        55,485                 44,571
                                                 -----------             ----------

Investments in and advances to
  unconsolidated companies                            30,174                 14,847
Notes receivable from stockholders                     1,770                  1,770
Other assets                                          10,479                  3,775
                                                 -----------             ----------

        TOTAL ASSETS                                $418,616               $170,163
                                                 ===========             ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In Thousands)

                                          June 30, 1996      December 31, 1995
                                          -------------      -----------------
                                          (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt                      $61,409               $27,863
Accounts payable                                129,403                19,026
Other current liabilities                        33,984                13,744
                                             ----------            ----------
        Total current liabilities               224,796                60,633
                                             ----------            ----------

Other liabilities                                41,840                14,800
                                             ----------            ----------

Long-term debt                                   79,729                34,601
Convertible subordinated debentures                   0                 9,625
                                             ----------            ----------
        Total long-term debt                     79,729                44,226
                                             ----------            ----------
Commitments and contingencies
Stockholders' equity:
Common stock                                      2,643                 2,643
Capital surplus                                 139,653               134,186
Retained earnings                                15,744                 5,663
Accumulated translation adjustments                 (40)                    1
Treasury stock                                  (85,749)              (91,989)
                                             ----------            ----------
        Total stockholders' equity               72,251                50,504
                                             ----------            ----------

TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                 $418,616              $170,163
                                             ==========            ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (In Thousands)
                    For the six months ended June 30, 1996

                                     Common Stock
                                 Issued                      Capital        Retained        Accumulated      Treasury
                                 Shares        Amount        Surplus        Earnings        Translation        Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995         26,435       $2,643        $134,186        $5,663          $    1          $(91,989)    $50,504

Net income                                                                   10,081                                        10,081

Cumulative effect of
translation                                                                                     (41)                          (41)

Stock issued to employees
from Treasury Shares                                               (7)                                            123         116

Stock issued for debentures
from Treasury Shares                                            5,474                                           6,117      11,591
------------------------------------------------------------------------------------------------------------------------------------

Balance June 30, 1996             26,435       $2,643        $139,653       $15,744          $  (40)         $(85,749)    $72,251
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Thousands)


                                                                                       Six Months Ended
                                                                                    1996              1995
                                                                               ---------------    -------------
                                                                                          (Unaudited)
Cash flows from operating activities:
Net income                                                                            $10,081           $8,813
Adjustments to reconcile net income to net cash provided by
operating activities:
Minority interest                                                                         224              (36)
Depreciation and amortization                                                           5,295            2,888
Equity in (earnings) losses of unconsolidated companies                                (1,203)              11
Net gain on slae of discontinued operations                                              (105)          (2,304)
Loss (gain) on sale of assets                                                              93             (138)
Changes in assets and liabilities net of effect of acquisitions and divestitures:
 Accounts receivable net and unbilled revenue                                          38,296           (6,776)
 Inventories and other current assets                                                     421             (849)
 Other assets                                                                          (2,165)             160
 Accounts payable and expenses                                                        (10,377)           6,952
 Accrued income taxes                                                                     444            1,317
 Other current liabilities                                                                (94)            (643)
 Net assets of discontinued operations                                                   1,785              556
 Deferred taxes                                                                          (319)            (310)
 Other liabilitites                                                                       293              853
                                                                               --------------     ------------

Net cash provided by operating activities                                              41,669           10,494
                                                                               --------------     ------------
Cash flows from investing activities:
 Cash acquired in acquisitions                                                            999                0
 Cash paid for acquisitions                                                            (6,169)               0
 Repayment of notes receivable                                                            766                0
 Proceeds from sale of preferred stock                                                  5,100                0
 Repayment of loans to stockholders                                                         0            1,800
 Capital expenditures                                                                  (2,808)          (7,170)
 Investment in unsolidated companies                                                   (1,410)               0
 Distributions from unconsolidated companies                                                0               79
 Net proceeds from sale of discontinued operations                                          0            9,718
 Proceeds from sale of real estate and other assets                                     3,535            1,218
                                                                               --------------     ------------
Net cash provided by investing activities                                                  13            5,645
                                                                               --------------     ------------

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Thousands)



                                                           Six Months Ended
                                                                June 30,
                                                           1996          1995
                                                        -----------  ----------
                                                               (Unaudited)
Cash flows from financing activities:
 Proceeds from Revolver                                     $4,798     $     0
 Borrowings                                                  3,200           0
 Proceeds from Term Loan                                         0      12,000
 Proceeds from Equipment Loan                                    0       2,584
 Debt repayments                                           (50,612)    (20,718)
 Repayment of loans from stockholders                            0      (2,500)
 Net proceeds from common stock issued from treasury           116          75
 Financing costs                                                 0        (516)
                                                        -----------  ----------
 Net cash used in financing activities                     (42,498)     (9,075)
                                                        -----------  ----------
 Effect of translation on cash                                 (41)          0
 Net increase in cash and cash equivalents                     143       7,064
 Cash and cash equivalents - beginning of period             1,076       5,612
                                                        -----------  ----------
 Cash and cash equivalents - end of period                  $1,219     $12,676
                                                        ===========  ==========
 Supplemental disclosures of cash flow information:
 Cash paid during the period:
  Interest                                                  $5,013      $2,568
  Income taxes                                              $3,957      $4,121

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                (In Thousands)


Supplemental disclosure of non-cash investing and financing activities:


                                                         1996
                                                         ----
Acquisition of Carolina Com-Tec
Fair value of assets acquired:
  Accounts receivable                                  $   3,660
  Inventories                                                722
  Other current assets                                        26
  Property and equipment                                     657
  Other assets                                                11
                                                     ------------

  Total non-cash assets                                    5,076
                                                     ------------

  Liabilities                                              2,873
  Long-term debt                                             576
                                                     ------------

  Total liabilities assumed                                3,449
                                                     ------------

  Net non-cash assets acquired                             1,627
  Cash acquired                                              167
                                                     ------------

  Fair value of net assets acquired                        1,794
  Excess over fair value of assets acquired                4,956
                                                     ------------

  Purchase price                                           6,750
                                                     ============

Seller Financing                                       $   3,500
  Cash paid for acquisition                                1,000
  Contingent consideration                                 2,250
                                                     ------------

Purchase price                                         $   6,750
                                                     ============

       The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                (In Thousands)

Supplemental disclosure of non-cash investing and financing activities:


                                                     1996            1995
                                                     ----            ----
Acquisition of Sintel:
 Fair value of assets acquired:
 Accounts receivable                                $242,280
 Inventories                                           2,258
 Other current assets                                 10,088
 Property and equipment                                8,093
 Investment in unconsolidated companies                9,373
 Other assets                                          2,094
                                                 -----------

 Total non-cash assets                               274,186
                                                 -----------

 Liabilities                                         158,117
 Long-term debt                                       78,024
                                                 -----------

 Total liabilities assumed                           236,141
                                                 -----------

 Net non-cash assets acquired                         38,045
 Cash acquired                                           832
                                                 -----------

Purchase price                                       $38,877
                                                 ===========

 Seller financing                                     33,465
 Cash paid for acquisition                             5,164
 Acquisition costs paid by the Company                   248
                                                 -----------

 Purchase price                                      $38,877
                                                 ===========

Property acquired through financing
arrangements                                          $5,952          $2,921
                                                 ===========       =========

Property disposed
 Receivable arising from the sale of equipment            $0          $1,200
                                                 ===========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                (In Thousands)

Supplemental disclosure of non-cash investing and financing activities:

In 1996, the Company converted $11.6 million of its 12% Convertible Subordinated Debentures into Common Stock. Common Stock was issued from treasury at a cost of $6.1 million. See Note 4 to the Condensed Consolidated Financial Statements.

In 1996, the Company's purchase of an additional 3% interest in Supercanal, S.A. was financed in part by the sellers for $2 million. See Note 2 to the Condensed Consolidated Financial Statements.


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1996

1.   CONSOLIDATED AND PRESENTATION

The accompanying unaudited condensed consolidated financial statements of MasTec, Inc. ("MasTec" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995. The financial information furnished reflects all adjustments, consisting only of normal accruals which are, in the opinion of management, necessary and fair presentation of the financial position and results of operations for the periods presented. The results of operations are not necessarily indicative of future results of operations of financial position of MasTec.

The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. The Company translates foreign currency financial statements by translating balance sheet accounts at the exchange rate on the balance sheet date and income statement accounts at the average exchange rate for the period. Translation gains and losses are recorded in stockholders' equity, and realized gains and losses are reflected in income.

2.   ACQUISITIONS

Carolina Com-Tec

In February 1996, the Company purchased for $6,750,000 the outstanding stock of Carolina Com-Tec, Inc., a company engaged in installing and maintaining voice, data and video networks. The stockholders of Carolina Com-Tec, Inc. received $1.0 million at closing, a $2.0 million 12% note paid June 1, 1996, and a $1.5 million 8% note, payable in quarterly installments over four years. The balance of the purchase price is payable over the next four years based on future pre-tax earnings of Carolina Com-Tec, Inc. The assets and liabilities resulting from the acquisition are disclosed in the supplemental schedule of non-cash investing and financing activities in the Condensed Consolidated Statements of Cash Flows.

Supercanal

In March 1996, the Company acquired an additional 3% of Supercanal, S.A. ("Supercanal"), an Argentine cable television company, in exchange for $2.0 million and the Company's interest in an Argentine radio station and newspaper acquired in October 1995 at the time of the Company's initial investment in Supercanal. The additional 3% was financed by the sellers and is payable over nine months at 12% interest.

In July 1996, the Company contributed its ownership interest in Supercanal to a holding company. Concurrently, Multicanal, S.A., one of the leading cable television operators in Argentina, acquired a 20% interest in the holding company for up to $17.7 million in cash, subject to adjustment based on the number of Supercanal's subscribers. MasTec's interest in the holding company was reduced to approximately 28.5% as a result of Multicanal's investment. Under the purchase agreement, Multicanal also will provide programming and management services to Supercanal.

Sintel

On April 30, 1996, the Company purchased from Telefonica de Espana, S.A. ("Telefonica") 100% of the capital stock of Sistemas e Instalaciones de Telecommunicacion, S.A. ("Sintel")(the "Sintel Acquisition"), a company engaged in telecommunications infrastructure construction services in Spain, Argentina, Chile and Peru. The purchase price for Sintel was Spanish Pesetas ("Pesetas")
4.9 billion (US $39.5 million at an exchange rate of 124 Pesetas to one U.S. dollar). An initial payment of Pesetas 650 million (US $5.2 million) was made at closing. An additional Pesetas 650 million (US $5.2 million) is due on December 31, 1996, with the balance of the purchase price, Pesetas 3.6 billion (US $29.1 million), due in two equal installments on December 31, 1997 and 1998. As part of the terms of the purchase and sale agreement with Telefonica.
Sintel sold certain buildings to Telefonica and Telefonica reimbursed certain tax credits it had used and made a capital contribution to Sintel (the "Related Transactions"). The total proceeds from the Related Transactions were approximately $41 million. The assets and liabilities resulting from the acquisition are disclosed in the supplemental schedule of non-cash investing and financing activities in the Condensed Consolidated Statements of Cash Flows.
The Sintel Acquisition gives the Company a significant international presence. In Argentina, Chile and Peru, the Company operates through joint ventures in which it holds interests ranging from 38% to 50% and accounts for these investments under the equity method. See Note 7 regarding geographic information.

The following information presents the unaudited pro forma condensed results of operations for the six months ended June 30, 1996 and 1995 as if the Company's acquisition of Sintel and the Related Transactions had occurred on January 1, 1995. The Sintel Acquisition has been treated as a "purchase" as the term is used under generally accepted accounting principles. Management's preliminary estimate of fair value approximated that of the carrying value of the net assets acquired after reflecting a reserve for employee terminations net of deferred taxes. The final allocation will be contingent upon final assessment of the fair value of the net assets acquired. The allocation reflects management's best estimate based upon currently available information and significant differences are not expected. The pro forma results, which include adjustments to increase interest expense resulting from the debt incurred pursuant to the Sintel Acquisition ($700,000 and $1.2 million for 1996 and 1995, respectively), offset by the reduction in interest and depreciation expenses resulting from the Related Transactions ($1 million and $2.2 million for 1996 and 1995, respectively) and a tax benefit at 35% for each period, are presented for informational purposes only and are not necessarily indicative of the future results of operations or financial position of the Company or the results of operations or financial position of the Company had the Sintel Acquisition and the Related Transactions occurred January 1, 1995.

                                         Pro forma results of operations
                                         for the six months ended June 30,
                                               1996             1995
                                         ---------------   -------------
Revenue                                        $254,876         $186,258
Income (loss)from continuing operations          13,264           (6,696)
Net Income (loss)                                13,277           (4,782)
Earnings (loss) per share:
Continuing operations                          $   0.81         $ (0.42)
Discontinued operations                            0.00            0.12
Net income (loss)                                  0.81           (0.30)

The pro forma results for the six months ended June 30, 1996 and 1995 include special charges incurred by Sintel related to a restructuring plan of $1.4 million and $13.5 million, net of tax, respectively.

3.   SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company derives a substantial portion of its revenue from the provision of telecommunication infrastructure services to Telefonica and to BellSouth Telecommunications, Inc. ("BellSouth"). For the six months ended June 30, 1996, approximately 22% and 20% of the Company's revenue was derived from services performed for Telefonica and BellSouth, respectively. Revenue generated by Sintel from Telefonica is included from May 1, 1996 (see Note 2). Although the Company's strategic plan envisions diversification of its customer base, the Company anticipates that it will continue to be dependent on Telefonica and its affiliates and BellSouth for a significant portion of its revenue in the future.

4.  DEBT


Debt is summarized as follows (in thousands):        June 30, 1996       December 31, 1995
                                                  ------------------   ---------------------

Revolver, Fleet Credit Facility at LIBOR
plus 2.00% (7.49% and 7.25% at June 30, 1996
and December 31, 1995, respectively)               $          15,780       $          10, 982
Term Loans, Fleet Credit Facility, at LIBOR
plus 2.25% (7.74% and 7.94% at June 30, 1996
and December 31, 1995, respectively)                          20,517                   23,262
Revolving credit facility, at MIBOR plus
0.30% (9.12% at June 30, 1996 due November
1, 1996)                                                      34,056                        0
Other bank facilities, at interest rates
from 8.0% to 9.4%                                              7,186                        0
Notes payable for equipment, at interest rates
from 6.7% to 9.5% due in installments through
the year 2000                                                 18,593                   14,682
Notes payable for acquisitions, at interest
rates from 7% to 12% due in installments
through February 2000                                         41,657                    8,382
Real estate mortgage notes, at interest
rates from 8.5% to 9.5% due in installments
through the year 2001                                          2,690                    2,531
12% Convertible Subordinated Debentures due
June 1996                                                        659                   12,250
                                                   ------------------        -----------------

Total debt                                                   141,138                   72,089
Less current maturities                                      (61,409)                 (27,863)
                                                   ------------------        ------------------
Long-term debt                                       $        79,729             $     44,226
                                                   ==================        ==================

Not included in the preceding table at June 30, 1996 and December 31, 1995 is approximately $2.1 million in capital leases related to discontinued operations (see Note 5).

On May 31, 1996, the Company called its 12% Convertible Subordinated Debentures (the "Debentures") effective June 30, 1996. All but $659,000 of the Debentures were converted to Common Stock, increasing the number of shares outstanding by 690,219.

The Company maintains a $40.0 million credit facility with Shawmut Capital Corporation n/k/a Fleet Capital Corporation (the "Fleet Credit Facility") maturing January 2000 and also maintains several other credit facilities for the purpose of financing equipment purchases. Additionally, the company has several credit facilities denominated in Pesetas, one of which is a revolving credit facility with a wholly-owned finance subsidiary of Telefonica. At June 30, 1996, the Company had $74.4 million (9.5 billion Pesetas) of debt denominated in Pesetas, including the acquisition debt of $33.2 million incurred pursuant to the Sintel Acquisition (See Note 2).

Debt agreements contain, among other things, restrictions on the payment of dividends and require the observance of certain financial covenants such as minimum levels of cash flow and tangible net worth, all of which were met at June 30, 1996.

5.   DISCONTINUED OPERATIONS

In the third quarter of 1995, the Company determined to concentrate its resources and better position itself to achieve its strategic growth objectives by disposing of all of the general products segment that the Company acquired as part of the Burnup & Sims, Inc. ("Burnup & Sims") acquisition (the "Burnup Acquisition"). These operations and assets include Southeastern Printing Company, Inc. ("Southeastern"), Lectro Products, Inc. ("Lectro") and Floyd Theatres, Inc. ("Floyd Theatres")

In March 1995, the Company sold the indoor theater assets of Floyd Theatres for approximately $11.5 million of which $1.8 million was used to satisfy liabilities not assumed by the buyer and transaction costs incurred. A gain of $1.5 million net of tax, resulted from this transaction in the first quarter of 1995. The remaining outdoor theater outdoor theater operations of Floyd Theatres are currently being marketed for sale for the underlying real estate value. Southeastern is being offered for sale and Lectro was sold during the third quarter of 1995.

Discontinued operations include management's best estimates of the amounts expected to be realized on the sale of these assets. While the estimates are based on current negotiations, the amounts the Company will ultimately realize could differ from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

Summary operating results of discontinued operations, excluding net gains on disposal and estimated loss during the phase-out period, are as follows (in thousands):


                                                     For the six months ended June 30,
                                                         1996                1995
                                                    ---------------    ----------------
Revenue                                                $     6,275        $     16,219
                                                    ===============    ================
(Loss) earnings before income taxes                    $       (86)       $        734
(Benefit) provision for income taxes                           (33)                272
                                                    ---------------    ----------------
Net (loss) income from discontinued operations         $       (53)       $        462
                                                    ===============    ================

The following comprises the net assets of discontinued operations which are included in other current assets (in thousands):

                                                              June 30, 1996         December 31, 1995

Receivables, net                                                     $1,865                    $1,432
Inventory                                                             1,032                     1,047
Property, plant and equipment, net                                    8,697                     9,101
Other assets                                                             53                        51
Land held for sale                                                    1,095                       964
Less:
Capital leases                                                        2,059                     2,140
Accounts payable                                                        252                       280
Accrued liabilities and reserve for loss on disposal                  3,607                     3,775

                                       -----------------    ------------------
                                                  $6,824                $6,400
                                       =================    ==================

6.      EARNINGS PER SHARE

Earnings per share is determined by dividing the income for the period by the weighted average of outstanding shares for the period after giving effect to dilutive stock options. The weighted average shares includes shares issued from the conversion of the Debentures from the date of conversion. Fully diluted earnings per share is not disclosed because the result is anti-dilutive. A supplementary earnings per share calculation, assuming the conversion of the Debentures took place at the beginning of the year, is not presented because the conversion of the Debentures did not have an impact on the Company's earnings per share.


7.      GEOGRAPHIC INFORMATION

The Company's principal source of revenue is the provision of telecommunication infrastructure construction services in the United States and Spain. The Company did not have significant international operations in 1995, accordingly, only 1996 geographic information is presented below:


                                                        Six months ended
                                                          June 30, 1996
                                                        ----------------
        Revenue
         Domestic                                               $133,641
         International                                            37,540
                                                                 -------

        Total                                                   $171,181
                                                                ========

        Operating income
         Domestic                                                $14,249
         International                                             3,612
                                                                 -------

        Total                                                    $17,861
                                                                 =======
        Identifiable assets
         Domestic                                               $103,319
         International                                           212,467
         Corporate                                               102,830
                                                                --------

         Total                                                  $418,616
                                                                ========

There are no transfers between geographic areas. Operating income consists of revenue less operating expenses, and does not include interest expense, interest and other income, equity in earnings of unconsolidated companies, minority interest and income taxes. Domestic operating income is net of corporate general and administrative expenses. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. Corporate assets include cash and cash equivalents, investments in unconsolidated companies, net assets of discontinued operations, real estate held for sale and notes receivable.

8.   CONTINGENCIES

In December 1990, Albert H. Kahn, a stockholder of the Company, filed a purported class action and derivative suit against Burnup & Sims, the members of its Board of Directors, and National Beverage Corporation ("NBC"). The complaint alleges, among other things, that Burnup & Sims' Board of Directors and NBC, as Burnup & Sims' then largest stockholder, breached their respective fiduciary duties in approving certain transactions, including the distribution to Burnup & Sims' stockholders of all of the common stock of NBC owned by Burnup & Sims and the exchange by NBC of shares of common stock of Burnup & Sims for certain indebtedness of NBC held by Burnup & Sims. The lawsuit seeks to rescind these transactions and to recover damages in an unspecified amount.

In November 1993, Mr. Kahn filed a class action and derivative complaint against Burnup & Sims, the members of its Board of Directors, Church & Tower, Inc. and Church & Tower of Florida, Inc. (collectively, "Church & Tower"), and Jorge L. Mas, Jorge Mas and Juan Carlos Mas, the principal stockholders of Church & Tower. The 1993 lawsuit alleges, among other things, that the Burnup & Sims Board of Directors and NBC breached their respective fiduciary duties by approving the terms of the Burnup Acquisition; and that Church & Tower and its principal stockholders had knowledge of the fiduciary duties owed by NBC and the Burnup & Sims Board of Directors and knowingly and substantially participated in the breach thereof. The lawsuit also claims derivatively that each member of the Burnup & Sims Board of Directors engaged in mismanagement, waste and breach of their fiduciary duties in managing Burnup & Sims' affairs. On March 7, 1994, the Delaware court in which these suits were filed denied plaintiff's motion to enjoin the Burnup Acquisition. Each of the foregoing lawsuits is in discovery and no trial date has been set. The Company believes that the allegations in each of the lawsuits are without merit and intends to defend these lawsuits vigorously.

The Company is involved in a lawsuit filed by Bell South arising from certain work performed by a subcontractor of the Company from 1991 to 1993 and a second lawsuit filed by the County of Gilpin, Colorado, against the Company in connection with work performed for U.S. West, Inc. in 1992. The amounts claimed against the Company in these two lawsuits in the aggregate total approximately $1.5 million. Both lawsuits were filed in November 1995 and are in the early stages of discovery. The Company believes that the allegations asserted by Bell South and Gilpin County are without merit and intends to defend these lawsuits vigorously.

All of the claims asserted in the lawsuits described above, with the exception of the second lawsuit filed by Albert Kahn in 1993, arise from activities undertaken prior to March 11, 1994, the date of the Burnup Acquisition.

The Company is also a party to other pending legal proceedings, none of which the Company believes is material to the Company's financial condition or results of operations.

9.   SUBSEQUENT EVENTS

An agreement has been signed by the principal stockholder of the holding company for Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("Conecell") to sell the holding company's stock to Inter-

American Communications Corporation ("ICCA"), a U.S. public company, for consideration totaling approximately $105 million, subject to certain conditions. As a result of the agreement, the maturity date of the Company's $25 million note receivable plus accrued interest thereon by its terms automatically has been extended to August 30, 1996. The Company will likely extend the due date further to allow additional time for the transaction to be completed. The consideration for the sale is a combination of cash, promissory notes of ICCA and ICCA common stock. If the transaction is completed, the Company would, under the terms of its loan, receive approximately $35 million of the total consideration in a combination of cash, promissory notes of ICCA and ICCA common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of MasTec, Inc.
Miami, Florida

We have audited the accompanying consolidated balance sheets of MasTec, Inc. and subsidiaries (formerly Church & Tower) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MasTec, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

Miami, Florida
March 22, 1996

                                 MASTEC, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  For the three years ended December 31, 1995
                   (In Thousands, Except Per Share Amounts)


                                                                  1995                1994                1993
                                                            ----------------    ----------------    ----------------
Revenue                                                          $174,583             $111,294           $44,683
Costs of revenue and expenses:
Costs of revenue, excluding depreciation                          130,762               83,952            28,729
Depreciation and amortization                                       6,913                4,439               609
General and administrative expenses                                19,081               13,022             9,871
                                                                   ------               ------             -----
 Operating income                                                  17,827                9,881             5,474
Interest expense
   Borrowings                                                      (4,819)              (3,364)             (133)
   Notes to stockholders                                             (135)                (223)                0
Interest and dividend income                                        3,060                1,165               315
Interest on notes from stockholders                                   289                  304                 0
Other income (expense), net                                         2,028                1,009               (81)
Special charge-real estate and investments
 write downs                                                      (23,086)                   0                 0
(Loss) income from continuing operations
 before equity in (losses) earnings of
 unconsolidated companies, income                           ----------------    ----------------    ----------------
 taxes and minority interest                                       (4,836)               8,772             5,575

(Loss) equity in earnings of unconsolidated
 companies                                                           (300)                 247             1,187
(Benefit) provision for income taxes                               (1,835)               2,325                 0
Minority interest                                                     161                    0               (10)
                                                            ----------------    ----------------    ----------------
(Loss) income from continuing operations                           (3,140)               6,694             6,752
Discontinued operations (Note 16):
Income from discontinued operations (net of
 applicable income taxes)                                              38                  825                 0
Net gain on disposal of discontinued operations
 net of a provision of $6,405 to write down
 related assets to realizable values and including
 operating losses during phase-out period (net
 of applicable income taxes)                                        2,493                    0                 0
                                                            ----------------    ----------------    ----------------
Net (loss) income                                                   $(609)              $7,519            $6,752
                                                            ================    ================    ================
Unaudited pro forma data:
 Income before income taxes                                             0               10,396             6,752
 Provision for income taxes (1)                                         0                3,763             2,539
                                                            ----------------    ----------------    ----------------
 Pro forma net (loss) income (1)                                    $(609)              $6,633            $4,213
                                                            ================    ================    ================

                                 MASTEC, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  For the three years ended December 31, 1995
                   (In Thousands, Except Per Share Amounts)

                                            1995         1994         1993
                                         ----------   ----------   ----------
Pro forma net (loss) income (1)            $(609)        $6,633      $4,213
                                         ==========   ==========   ==========

Weighted Average shares outstanding       16,046         16,077      10,250

(Loss) earnings per share (1):
Continuing operations                     $(0.20)         $0.36       $0.41
Discontinued operations                     0.16           0.05        0.00
                                         ----------   ----------   ----------
Net loss (income)                         $(0.04)         $0.41       $0.41
                                         ==========   ==========   ==========


(1) Net income and earnings per share amounts for 1994 and 1993 have been adjusted to include a provision for income taxes as though the Company had been subject to taxation for the entire year. See Note 17 for quarterly financial data and reported earnings per share.






The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                          CONSOLIDATED BALANCE SHEETS
                       As of December 31, 1995 and 1994
                                (In Thousands)

                                               1995            1994
                                            ----------      ----------
ASSETS
     Current assets:
     Cash and cash equivalents               $  1,076        $  5,612
     Accounts receivable-net and unbilled
      revenue                                  49,057          33,122
     Notes receivable                          25,892             715
     Inventories                                2,819           4,111
     Deferred and refundable income taxes       1,116           1,368
     Theater assets held for sale                   0           7,414
     Net assets of discontinued operations      6,400               0
     Investment in preferred stock              5,100               0
     Real estate held for sale                 12,292               0
     Other current assets                       1,448             700
                                            ----------      ----------
            Total current assets              105,200          53,042
                                            ----------      ----------

Property and equipment-at cost                 55,806          46,204
Accumulated depreciation                      (11,235)         (6,102)
                                            ----------      ----------
            Property-net                       44,571          40,102
                                            ----------      ----------

Investments in unconsolidated companies        14,847             284
Investment in preferred stock                       0           9,000
Notes receivable from stockholders              1,770           3,570
Real estate investments                             0          34,604
Other assets                                    3,775           1,850
                                            ----------      ----------
             TOTAL ASSETS                    $170,163        $142,452
                                            ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                          CONSOLIDATED BALANCE SHEETS
                       As of December 31, 1995 and 1994
                                (In Thousands)


                                                            1995       1994
                                                          --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
        Current maturities of debt                        $ 27,863    $ 8,229
        Current portion of notes payable to
        stockholders                                             0      1,000
        Accounts payable                                    19,026      8,512
        Accrued insurance                                    3,016      4,227
        Accrued compensation                                 1,804      2,193
        Accrued interest                                       601        631
        Accrued income taxes                                 1,627          0
        Other current liabilities                            6,696      5,966
                                                          --------   --------
              Total current liabilities                     60,633     30,758
                                                          --------   --------

Deferred income taxes                                        5,238     16,286
Accrued insurance                                            7,439      6,893
Other liabilities                                            2,123      1,685
                                                          --------   --------
        Total other liabilities                             14,800     24,864
                                                          --------   --------

Long-term debt                                              34,601     15,206
Notes payable to stockholders                                    0      1,500
Convertible subordinated debentures                          9,625     19,250
                                                          --------   --------
        Total long-term debt                                44,226     35,956
                                                          --------   --------
Commitments and contingencies
Stockholders' equity:
        Common stock                                         2,643      2,643
        Capital surplus                                    134,186    134,094
        Retained earnings                                    5,663      6,272
        Accumulated translation adjustments                      1          0
        Treasury stock                                     (91,989)   (92,135)
                                                          --------   --------
              Total stockholders' equity                    50,504     50,874
                                                          --------   --------
        TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                                            $170,163   $142,452
                                                          ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the three years ended December 31, 1995
                                (In Thousands)

                                        Common Stock
                                       --------------                            Accumulated
                                        Issued              Capital   Retained   Translation   Treasury
                                        Shares     Amount   Surplus   Earnings    Adjustment    Stock     Total
                                       ---------------------------------------------------------------------------
Balance December 31, 1992               10,250      1,025             $14,666                             $15,691
Net income                                                              6,752                               6,752
Distributions to stockholders                                         (11,500)                            (11,500)
------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993               10,250      1,025               9,918                              10,943
Net income                                                              7,519                               7,519
Retained earnings of Church
& Tower transferred to
capital surplus                                              11,165   (11,165)                                  0
Equity acquired in reverse
acquisition                             16,185     1,618    122,969                            (92,232)    21,355
Stock issuance costs for
reverse acquisition                                             (18)                                          (18)
Stock issued to employees
from treasury stock                                             (22)                                96         74
Stock issued for debentures
from treasury shares                                                                                 1          1
------------------------------------------------------------------------------------------------------------------
Balance December 31,1994                26,435     2,643    134,094     6,272                  (92,135)    50,874
Net loss                                                                 (609)                               (609)
Stock issued to 401(k)
Retirement Savings Plan
from treasury shares                                             92                                146        238
Accumulated translation
adjustment                                                                               1                      1
------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995               26,435     2,643    134,186     5,663            1    $(91,989)   $50,504
==================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the three years ended December 31, 1995
                                (In Thousands)

                                                         1995            1994           1993
                                                      ----------      ----------     ----------
Cash flows from operating activities:
Net (loss) income                                        $(609)         $7,519          $6,752
Adjustments to reconcile net income to
net cash provided by operating activities:
        Depreciation and amortization                    6,913           5,474             609
        Minority interest                                 (161)              0              10
        Equity in losses (earnings) of
        unconsolidated companies                           300            (247)         (1,187)
        Special charge-real estate and
        investments write downs                         23,086               0               0
        Gain on sale of discontinued
        operations                                      (2,667)              0               0
        (Gain) loss on sale of assets                     (156)           (609)            283
        Stock issued to employees from
        treasury stock                                       0              74               0
        Changes in assets and liabilities
        net of effects of acquisitions and
        divestitures:
        Accounts receivable-net and
        unbilled revenue                               (20,322)         (8,249)         2,577
        Inventories and other current
        assets                                          (1,626)           (128)           111
        Other assets                                    (2,545)            511           (538)
        Accounts payable and accrued expenses           10,929             139           (968)
        Accrued and refundable income taxes              1,754           1,133              0
        Other current liabilities                       (1,194)         (2,900)           762
        Net assets of discontinued operations              963               0              0
        Deferred income taxes                          (10,092)            884              0
        Other liabilities                                1,023              (9)             0
                                                     ----------      ----------     ----------
Net cash provided by operating activities                5,596           3,592          8,411
                                                     ==========      ==========     ==========
Cash flows used in investing activities:
        Capital expenditures                           (14,668)         (4,272)        (2,036)
        Investment in notes receivable                 (25,000)              0              0
        Investments in unconsolidated
        companies                                       (7,408)              0           (660)
        Notes to stockholders                                0          (3,570)             0
        Repayment of notes to stockholders               1,800               0              0
        Cash acquired in acquisitions                      148           6,585              0
        Cash paid in acquisitions                       (1,750)         (1,850)             0
        Proceeds from sale of assets                     2,934             664              0
        Repayment of notes receivable                      443               0              0
        Distributions from unconsolidated
        companies                                          235             227          1,484
        Net proceeds from sale of discontinued
        operations                                      21,293               0              0
                                                     ----------      ----------     ----------
        Net cash used in investing activities          (21,963)         (2,166)        (1,212)
                                                     ==========      ==========     ==========

                                 MASTEC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the three years ended December 31, 1995
                                (In Thousands)

                                                     1995       1994        1993
                                                   --------    -------     ------
Cash flows from financing activities:
 Proceeds from Term Loan                             12,000      1,000          0
 Proceeds from Equipment Loan                        12,500          0          0
 Proceed from Revolver                               21,625          0          0
 Financing costs                                       (516)         0          0
 Proceed form note payable                            5,450          0        989
 Debt repayments                                    (26,966)    (5,244)      (948)
 Debt repayments-Revolver                           (10,000)         0          0
 Repayments of notes from stockholders               (2,500)      (500)         0
 Distribution to shareholders                             0          0     (8,500)
 Net proceed from common stock issued from
       treasury                                         238          0          0
                                                   --------    -------     ------

Net cash provided by (used in) financing
  activites                                          11,831     (4,744)    (8,459)
                                                   --------     ------     ------
Net decrease in cash and cash equivalents            (4,536)    (3,318)    (1,260)

Cash and cash equivalents - beginning of period       5,612      8,930     10,190
                                                   --------    -------     ------

Cash and cash equivalents - end of period            $1,076     $5,612     $8,930
                                                   ========    =======     ======

Cash paid during the period:
        Interest                                     $4,984     $3,984        134
        Income taxes                                 $7,527     $1,695          0


The accompanying notes are an integral part of these consolidated financial statements.

                                 MASTEC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the three years ended December 31, 1995
                                (In Thousands)

Supplemental disclosure of non-cash investing and financing activities:


                                                                          1995
                                                                        --------
        Acquisition of ULM:
        Fair value of assets acquired:
                Accounts receivable                                          167
                Other current assets                                          67
                Property                                                   2,688
                Other assets                                                  50
                                                                        --------
        Total non-cash assets                                              2,972
                                                                        --------
                Liabilities                                                   71
                Long-term debt                                                93
                                                                        --------
        Total liabilities assumed                                            164
                                                                        --------
        Net non-cash assets acquired                                       2,808
        Cash acquired                                                        148
                                                                        --------
        Purchase price                                                    $2,956
                                                                        --------
        Note payable issued on ULM stockholder                              $800
        Cash paid for acquisition                                          1,750
        Contingent consideration                                             406
                                                                        --------
        Purchase price                                                    $2,956
                                                                        ========
        Sale of Lectro:
        Assets sold:
                Accounts receivable                                       $2,158
                Inventories                                                1,770
                Other current assets                                          22
                Property                                                   1,832
                Other assets                                                   4
                                                                        --------
        Total non-cash assets                                              5,786
                                                                        ========
        Liabilities                                                        1,878
        Long-term debt                                                       343
                                                                        --------
        Total liabilities                                                  2,221
                                                                        --------
        Net non-cash assets sold                                           3,565
                                                                        ========
        Sale Price                                                       $12,350
        Transaction costs                                                   (521)
        Note receivable                                                     (450)
                                                                        --------
        Net cash proceeds                                                $11,379
                                                                        ========

                           MASTEC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the three years ended December 31, 1995
                          (In Thousands)

                                                          1994
                                                          ----
Acquisition of Burnup & Sims:
Fair value of net assets acquired:
 Accounts receivable, net of allowances of $1,482        $18,274
 Inventories and other current assets                      7,524
 Investments                                               9,000
 Property                                                 40,685
 Real estate investments and other assets                 32,645
                                                        --------
 Total non-cash assets                                  $108,128
                                                        --------
 Liabilities                                             $49,559
 Long-term debt                                           31,776
                                                        --------
 Total liabilities assumed                               $81,335
                                                        --------
Net non-cash assets acquired                              26,793
Cash acquired                                              6,362
                                                        --------
Net value of assets acquired                             $33,155
                                                        ========
Purchase price                                           $33,155
                                                        ========
Acquisition of DTI:
        Fair value of net assets acquired:
        Accounts receivable                               $2,878
        Inventories and other current assets                 389
        Property                                           1,270
        Real estate investments and other assets             550
                                                        --------
        Total non-cash assets                             $5,087
                                                        --------
        Liabilities                                        1,988
        Long-term debt                                       471
                                                        --------
        Total liabilities assumed                         $2,459
                                                        --------
Net non-cash assets acquired                               2,628
Cash acquired                                                223
                                                        --------
Purchase price                                            $2,851
                                                        --------
Note payable issued to DTI's stockholders                 $1,851
Cash paid for acquisition                                  1,000
                                                        --------
Purchase price                                            $2,851
                                                        ========

                                 MASTEC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the three years ended December 31, 1995
                                (In Thousands)



                                                         1995          1994
                                                       -------       --------
Acquisition of assets of Buchanan:
       Fair value of net assets acquired:
       Equipment                                                       $3,828
       Liabilities assumed                                             $2,978
                                                                     --------

       Cash paid for acquisition                                         $850
                                                                     ========
Property acquired through financing arrangements        $9,452         $2,989
                                                       =======       ========
Property acquired through capital leases                     0         $1,764
                                                       =======       ========

In 1995, the Company's purchase of Supercanal was financed in part by the seller for $7 million.

During 1995, MasTec issued $146,000 of common stock from treasury for purchases made by the MasTec, Inc. 401(k) Retirement Savings Plan. Capital surplus was increased by $92,000.

During 1994, MasTec sold equipment in exchange for a note receivable for $631,000.

During 1994, MasTec issued $96,000 of common stock from treasury to its employees. Capital surplus was reduced by $22,000.

During 1993, Church & Tower declared distributions to stockholders of $11,500,000. Of the amounts declared, $8,500,000 was paid in cash in 1993, $500,000 in 1994 and $2,500,000 was paid in 1995.



The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995, 1994 AND 1993

1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business

The Company's principal business consists of the installation and maintenance of aerial, underground and buried copper and fiber optic cable, underground conduit, manhole systems and related construction for local telephone companies, including Regional Bell Operating Companies such as BellSouth Telecommunications, Inc., U.S. West, Inc. and SBC Communications, Inc. (d/b/a Southwestern Bell) and non-Bell local telephone companies such as Sprint Corp. and GTE Corp. (collectively, "telcos"). The Company also provides services to non-telco public utilities that are similar to the telecommunications construction services it provides to telcos. The Company also provides telecommunications construction services to long-distance telephone companies, competitive access providers, and cable television operators primarily in the United States and to local and long-distance telephone companies and CATV operators in Latin America.

The Company also provides services that are complimentary to the Company's construction business, such as the installation and maintenance of traffic control and signalization devices, the clearance of utility company rights of way, the installation and maintenance of "smart highway" signalization devices and the construction of transmission towers for wireless services providers. These services are rendered to municipalities, public utilities, private businesses and government agencies such as state departments of transportation. The Company also designs, installs and maintains local area communications networks for private businesses.

In addition, the Company also provides general construction and project management services to municipalities and state and local governments.

Management's estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The Consolidated Financial Statements include MasTec, Inc. and its subsidiaries (the "Company" or "MasTec"). All material intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current presentation. The 1994 income statement has been reclassified to reflect the discontinuation of certain non-core operations acquired as part of the Acquisition (as defined below). (See Note 16.)

The Combined Financial Statements for the years ended December 31, 1993 include the accounts of Church & Tower of Florida, Inc. and its majority owned joint venture, collectively referred to as the "Church & Tower". All material intercompany accounts and transactions have been eliminated.

On March 11, 1994, Church & Tower acquired Burnup & Sims, Inc. ("Burnup & Sims") in a purchase transaction accounted for as a reverse acquisition (the "Burnup Acquisition"). (See Note 2.)

Revenue recognition

Revenue and related costs for short-term construction projects, which include master contracts, are recognized when the projects are completed.

Revenue from long-term construction contracts are accounted for by the percentage-of-completion method under which income is recognized based on the estimated stage of completion of individual contracts. Losses, if any, on such contracts are provided for when they become known. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as current liabilities. Any costs in excess of billings are classified as current assets.

The Company also provides management, coordination, consulting and administration services for construction projects. Compensation for such services is recognized ratably over the term of the service agreement.

Earnings per share

Earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares during the period. Outstanding stock options are considered common stock equivalents and are included in the calculation using the treasury stock method. In computing the 1995 loss per share, stock options are not considered because they have an anti-dilutive effect.

Fully diluted earnings per share, assuming conversion of the Debentures with corresponding adjustments for interest expense, net of tax, is not presented because the effect of conversion is anti-dilutive. Earnings per share for the year ended December 31, 1993 was computed using the number of shares outstanding after giving retroactive effect to the 10,250,000 shares received by the former shareholders of Church & Tower.

Cash and cash equivalents

The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. At December 31, 1995 and 1994, cash and cash equivalents included time deposits of $470,000 and $1.4 million, respectively.

The Company places its temporary cash investments with high credit quality financial institutions. At times,such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

Inventories

Inventories (consisting principally of material and supplies) are carried at the lower of first-in, first-out cost or market.

Property and equipment, net

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the useful life of the assets as follows: buildings and improvements -- 5 to 20 years and machinery and equipment -- 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements.

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in income.

Investments

The Company's investment in preferred stock, consisting of 150,000 shares of 7% cumulative preferred stock with a liquidation value of $15,000,000 and in real estate located primarily in Florida, acquired in connection with the Burnup Acquisition, are stated at their estimated fair value. (See Note 5 regarding special charge to adjust the value of the Company's real estate and investments held for sale.) Investments in unconsolidated companies are accounted for following the equity method of accounting.

Accrued insurance

The Company is self-insured for certain health care, property and casualty and worker's compensation exposure and, accordingly accrues the estimated losses not otherwise covered by insurance.

Income taxes

Prior to March 11, 1994, Church & Tower was taxed under the Subchapter S provisions of the Internal Revenue Code (IRC), which provide that taxable income be included in the federal income tax returns of the individual stockholders. Accordingly, no provision for income taxes has been recorded in the combined statements of income for the year ended December 31, 1993.

As a result of the Burnup Acquisition, the Company became a taxable corporation and effective for the year ended December 31, 1994, records income taxes using the liability method. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Environmental expenditures

Environmental expenditures that result from the remediation of an existing condition caused by past operations are expensed. Liabilities are recognized when cleanup requirements are probable and the cost can be reasonably estimated.

Changes in accounting standards

Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", is effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This pronouncement is not expected to have a material impact on the financial statements of the Company.

SFAS No. 123, "Accounting for Stock-Based Compensation" is effective for transactions entered into in fiscal years that begin after December 15, 1995. This pronouncement establishes financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules will be required to disclose pro forma net income and earnings per share under the new method. The Company anticipates adopting the disclosure provisions of SFAS No. 123, although the impact of such disclosure has not been determined.

2. ACQUISITIONS AND INVESTING ACTIVITIES

Burnup & Sims

Church & Tower was acquired, through an exchange of stock, effective March 11, 1994, by Burnup & Sims, a publicly traded company with business activities similar to Church & Tower. As a result of the Burnup Acquisition, the stockholders of Church & Tower received approximately 65% of the shares of Burnup & Sims in exchange for 100% of the shares of Church & Tower. Immediately following the Burnup Acquisition, the name of Burnup & Sims was changed to MasTec, Inc. and its fiscal year end was changed to December 31.

Under generally accepted accounting principles, the Burnup Acquisition was accounted for as a reverse acquisition whereby Church & Tower was considered the acquirer and, therefore, the 1993 financial statements presented are those of Church & Tower only. In addition, the results for the year ended December 31, 1994 include the operations of Church & Tower during all of 1994 and the operations of Burnup & Sims from March 11, 1994 to December 31, 1994.

The purchase price "paid" by Church & Tower for Burnup consisted of the market value of Burnup & Sims Common Stock not acquired by Church & Tower shareholders in the merger, which equaled $32,355,000 (5,777,592 shares outstanding at an average market price of $5.60 per share) and $800,000 of acquisition costs incurred by Church & Tower, resulting in a total purchase price of $33,155,000.

DTI

On June 22, 1994, the Company acquired all of the outstanding shares of stock of Designed Traffic Installation Company ("DTI"), for $1,000,000 in cash and a promissory note in the amount of $1,851,000 in a transaction accounted for as a purchase. The Company may also pay an additional amount contingent upon certain specific percentages of net pretax earnings earned by DTI over the next four years. An estimate of such contingent consideration based on earnings has been recorded in the accompanying financial statements.

Buchanan

On July 26, 1994, the Company purchased from Buchanan Contracting Company machinery and equipment and the seller's rights under two master contracts with BellSouth Telecommunications, Inc. covering the Montgomery, Alabama and Memphis, Tennessee areas, the name "Buchanan Contracting Company Incorporated" and certain leases for $850,000 in cash, a promissory note of $1,061,000 and an assumption of debt related to the equipment purchased of $1,917,00. The acquisition was accounted for as a purchase.

Devono Loan

On July 14, 1995, the Company made a $25.0 million term loan to Devono Company Limited, a British Virgin Islands corporation ("Devono"), at an annual interest rate of 15% for a term of 180 days (the "Devono Loan"). Devono may extend the term of the Devono Loan at an annual interest rate of 17.5% for two additional ninety day periods, the first of which 90-day extensions has been exercised. The Devono Loan is non-recourse to Devono, and, in the event of a default, the Company's sole recourse will be its security interest in 40% of the outstanding and issued shares of the common stock of an Ecuadorian company that owns 52.6% interest in Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("Conecell"), a company operating a cellular phone network in the Republic of Ecuador. Pursuant to the loan agreement, the Company may elect to be repaid by Devono transferring the pledged shares of Cempresa S.A. to the Company.

ULM

On July 17, 1995, the Company purchased for $2.96 million the outstanding stock of Utility Line Maintenance, Inc. ("ULM"), a company engaged in the utility right away clearance business. The stockholder of ULM received $1.75 million at closing, a 48 month 8% note for $800,000 with the balance of the purchase price to be paid over the next four years based on future pre-tax earnings of ULM.

Triduct/Sealand

On October 10, 1995, the Company purchased from Sealand Construction and Engineering Systems, Inc. and Triduct Corporation (collectively referred to as "Sealand") certain machinery and equipment and the seller's rights under two master contracts with BellSouth Telecommunications, Inc. covering the Huntsville and Decatur, Alabama area for approximately $2.1 million.

Supercanal

On October 19, 1995, the Company acquired a 33% interest in Supercanal, S.A., a CATV operator in Argentina, as well as interests in a magazine, a newspaper and a radio station. The total purchase price was $13.6 million, $6.6 million of which was paid at closing and $7.0 million of which is payable over 24 months at 8% interest. In March 1996, the Company acquired an additional 3% of Supercanal, S.A. in exchange for $2.0 million and the Company's interest in the radio station and newspaper.

Teleport

Also in November 1995, the Company purchased an FCC-licensed international long distance teleport facility for the reception and retransmission of voice, data and video from Latin America and the Caribbean to the United States. The purchase price for the teleport facility, which is located on four acres in Miami, Florida, was approximately $750,000. As of December 31, 1995, the Company had invested approximately $600,000 in telecommunications and other equipment in the facility.

TPP

In November 1995, the Company agreed to purchase 28.6% of Telecomunicaciones Publicas y Privadas, S.A. de C.V.("TPP"), a Mexican public pay telephone company, for $6.0 million, with an option to purchase an additional 21.4%. At December 31, 1995, the Company had invested $670,000 representing a 4.3% interest.

The costs of certain acquisitions described above were allocated to the estimated fair value of acquire assets and liabilities assumed based on independently and internally generated information obtained to date. The most significant adjustment to the balance sheet resulting from the acquisitions are disclosed in the supplemental schedule of non-cash investing and financing activities in the consolidated statement of cash flows.

In February 1996, the Company purchased for $6,750,000 the outstanding stock of Carolina Com-Tec, Inc., a company engaged in installing and maintaining voice, data and video networks. The stockholders of Carolina Com-Tec, Inc. received $1.0 million at closing, a $2.0 million note due June 1, 1996, and a $1.5 million 8% note payable in quarterly installments over four years. The balance of the purchase price is payable over the next four years based on future pre-tax earnings of Carolina Com-Tec, Inc.

The following information presents the unaudited pro forma consolidated results of operations for the year ended December 31, 1994 of MasTec as if the Burnup & Sims and DTI acquisitions had occurred at the beginning of 1994, after giving effect to certain adjustments, including depreciation of assets acquired, reduced interest income as a result of the redemption of subordinated debentures and other receivables of Burnup & Sims, and the related income tax effect of the adjustments, including the conversion to a taxable corporation. The unaudited pro forma results presented below reflect reclassification of discontinued operations.

                 (In Thousands, Except Per Share Amounts)

                                                          1994
                                                        --------
Revenue                                                 $130,660
Income from continuing operations                          3,561
Net income                                                 4,079


Earnings per share from continuing operations               0.22
Earnings per share                                          0.25


These results are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position of MasTec had the Burnup & Sims and DTI acquisitions occurred at the beginning of 1994 or of future results of the combined companies.

3.  ACCOUNTS RECEIVABLE-NET

Accounts receivable are net of an allowance for doubtful accounts of $1,146,000, $1,404,000, and $250,000 at December 31, 1995, 1994 and 1993, respectively. The
Company had no allowance at December 31, 1992. The Company recorded a provision for doubtful accounts of $425,000, $268,000 and $250,000 during 1995, 1994 and
1993, respectively. In addition, the Company recorded write-offs of $683,000, $596,000 and $0 during 1995, 1994 and 1993, respectively.

Accounts receivable include retainage which has been billed but is not due until completion of performance and acceptance by customers, and claims for additional work performed outside original contract terms. Retainage aggregated $2,561,000 and $1,491,000 at December 31, 1995 and 1994, respectively.

4.  PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following as of December 31, 1995 and 1994 (in thousands):

                                                 1995             1994
                                                --------         --------
Land                                            $5,645          $10,878
Buildings and improvements                       5,362            3,879
Machinery and equipment                         43,605           30,354
Office furniture and equipment                   1,194            1,093
                                                --------        ---------
                                                55,806           46,204
Less-accumulated depreciation                  (11,235)          (6,102)
                                               ---------        ---------
                                               $44,571          $40,102
                                               ========         =========


5.  REAL ESTATE AND INVESTMENTS WRITE-DOWNS

In the third quarter of 1995, the Company decided to accelerate the pace of its disposal of non-core real estate assets by selling the majority of these assets in a bulk sale. Primarily as a result of the Company's decision, the Company recorded a special charge of $15.4 million to adjust the carrying values of its real estate investments to estimated net realized value based on offers received by the Company to dispose of certain real estate in a bulk transaction. The original value assigned to the real estate investments contemplated the disposition of the properties on an individual basis and no consideration had previously been given to a bulk sale. In February 1996, the Company sold 342 acres of real estate resulting in an additional charge of $3.2 million charge which was recorded in the fourth quarter of 1995 to reduce the carrying value of such real estate to the value realized.

In March 1996, the Company sold its investment in preferred stock and was repaid certain receivables due the Company from the buyer for a total consideration of $6.3 million, the proceeds of which have been invested in short-term investments.

6.  DEBT

Debt is summarized as follows as of December 31, 1995 and 1994 (in thousands):

                                                                                        1995            1994
                                                                                     ----------      ----------
Revolver, at LIBOR plus 2.00% (7.25% at December 31, 1995)                              $10,982               0
Term Loan, at LIBOR plus 2.25% (7.88% at December 31, 1995)                              10,126               0
Term Loan, at 7.7% fixed                                                                    636           1,144
Equipment Loan, at LIBOR, plus 2.25% (7.88% at December 31, 1995)                        12,500               0
Other note payables for equipment, at 7.42% due in monthly
 installments through the year 2000                                                       5,352               0
Note payable for equipment, at interest rates from 6.0% to 9.5% due
 in installment through the year 2000                                                     9,330           3,899
Note payable, at 7% due in four semi-annual installments through
 July 1996                                                                                  958           1,851
Note payable, at 7% due in eight quarterly installments through
 July 1, 1996                                                                               265             796
Note payable, at 8% due in 48 monthly installments through June 1999                        701               0
Note payable, at 8% due in 24 monthly installments through
 October 1997                                                                             6,458               0
Real estate mortgage note, at 8.53%, monthly installments of $12.5 commencing February 1996, with a final installment of $2,200 in the
 year 2001                                                                                2,070               0
Real estate mortgage note, at 9.5% quarterly due November 1996                              461               0
12% Convertible Subordinated Debentures                                                  12,250          21,875
Term Loan, at prime rate plus 0.5% (9% at December 31, 1994)                                  0           8,294
Term Loan, at Prime rate plus 0.5% (9% at December 31, 1994)                                  0           1,000
Notes payable to stockholders, at prime rate plus 2% (10.5% at
 December 31, 1994)                                                                           0           2,500
Capital leases, at interest rates from 6% to 12% due in installments
 through the year 2000                                                                        0           3,826
                                                                                     ----------      ----------
Total Debt                                                                               72,089          45,185
Less Current Maturities                                                                 (27,863)         (9,229)
                                                                                     ----------      ----------
Long Term Debt                                                                          $44,226         $35,956
                                                                                     ==========      ==========

Not included in the preceding table at December 31, 1995 is approximately 2.2 million in capital leases related to discontinued operations (see Note 16).

The 12% Convertible Subordinated Debentures (the "Debentures") require an annual payment to a sinking fund, which commenced November 15, 1990, calculated to retire 75% of the issue prior to maturity. The Company has the option to redeem all or part of the Debentures prior to the due date by paying the principal amount at face value. The Debentures are convertible into Common Stock at an adjusted conversion price of $16.79 per share. At December 31, 1995, approximately 730,000 shares were reserved for conversion. The terms of the Debentures include certain restrictions on the payment of dividends. On April 17, 1995, the Company prepaid $7.0 million of the Debentures.

The Company maintains a $40.0 million credit facility with Shawmut Capital Corporation n/k/a Fleet Capital Corporation (the "Shawmut Credit Facility"). The Shawmut Credit Facility is comprised of three sub-facilities: a $12.0 million term loan (the "Term Loan") collateralized by certain equipment, a $15.5 million revolving loan (the "Revolver") collateralized by receivables and inventory and a $12.5 million equipment revolver term loan (the "Equipment Loan") collateralized by new or used equipment purchased under the Equipment Loan facility. The Company used a portion of the proceeds of the Term Loan to repay $10.4 million in term loans outstanding at December 31, 1994. The remaining portion of the Term Loan was used primarily to finance new equipment purchases and costs associated with obtaining the Shawmut Credit Facility.

Interest on the Term Loan and Equipment Loan accrue, at the Company's option, at the rate of prime or 2.25% over LIBOR. Interest on the Revolver accrues, at the Company's option, at the rate of prime or 2.00% over LIBOR. The Shawmut Credit Facility required the Company to pay a commitment fee of $162,500 and an unused line fee at an annual rate of one quarter of one percent of the amount of the unused facility. The Term Loan is payable in quarterly installments based upon a ten year amortization. The Equipment Loan is payable in quarterly installments based on a four year amortization commencing January 1996. The Shawmut Credit Facility expires in January 2000. Debt agreements contain, among other things, restrictions on the payment of dividends and require the observance of certain financial covenants such as minimum levels of cash flow and tangible net worth. The Company has letters of credit outstanding totaling $3.8 million. These letters of credit were issued primarily as security to the Company's insurance administrators as part of its self-insurance program.

At December 31, 1995 debt matures as follows:

                1996           $27,863
                1997            14,416
                1998            10,831
                1999             9,691
                2000             3,264
                after 2000       6,024
                               -------
                        Total  $72,089
                               =======

7. LEASED PROPERTIES

The Company leases certain operating equipment, offices and equipment yard facilities under cancelable and noncancelable agreements.

Future minimum lease payments under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows (in thousands):

                                                Operating
                                                 Leases
                                                ---------
1996                                              $  577
1997                                                 373
1998                                                 104
                                                ---------
Total minimum lease payments                      $1,054
                                                =========

Lease agreements frequently include renewal options and require that the Company pay for utilities, taxes, insurance and maintenance expense. Options to purchase are also included in some lease agreements, particularly capital leases.

See Note 6 regarding capital leases of discontinued operations.

8.  STOCK OPTION PLANS

The Company had two non-qualified stock option plans (the "1976 and 1978 Plans") which were replaced by the 1994 Stock Incentive Plan (the "1994 Plan").

The 1976 Plan provides that options may be exercised in four increments beginning 18 months subsequent to the date of grant. Upon exercise of the option, the Company will reduce the optionee's purchase price by an amount equal to the increase in the fair market value on the exercise date of the shares being purchased over the fair market value of such shares on the date the option was granted. The purchase price, however, cannot exceed 85% of the fair market value of such shares on the exercise date, and in no event can the exercise price be less than $.10 per share. The holder of the option has the alternative right to cancel such option and instead to exercise stock appreciation rights entitling the holder to receive cash under certain circumstances. The 1978 Plan provides that options may be exercised in four increments beginning one year subsequent to the date of grant. There is no subsequent adjustment of the purchase price. Approximately 26,100 shares have been reserved for and may still be issued in accordance with the terms of options issued under the 1976 and 1978 Plans.

The 1994 Plan authorized the grant of options or awards of up to 800,000 shares of the Company's Common Stock of which 200,000 shares of common stock may be awarded as restricted stock. As of December 31, 1995, options to purchase 279,100 shares had been granted, 22,120 of which were exercisable at December 31, 1995. Options become exercisable over a five year period in equal increments of 20% per year beginning the year after the date of grant and must be exercised within 10 years from the date of grant. Options are issued with an exercise price no less than the fair market value of the shares at the grant date.

The Company also adopted the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The Directors' Plan authorized the grant of options to purchase up to 400,000 shares of the Company's common stock to the non-employee members of the Company's Board of Directors. Options to purchase 45,000 shares have been granted to two Board members, 5,000 of which are exercisable at December 31, 1995. The options granted become exercisable ratably over a three year period from the date of grant and may be exercised for a period of up to ten years beginning the year after the date of grant at an exercise price equal to the fair market value of such shares on the date the option is granted.

Approximately 1,200,000 shares of Common Stock have been reserved for issuance under the 1994 Plan and Directors Plan.

In addition, during 1994 options to purchase 100,000 shares of common stock at $5.75 per share were granted to a director outside the Directors' Plan in lieu of the Director's Plan and annual fees paid to the director. Compensation expense of $42,500 in connection with the issuance of this option is being recognized annually over the five year vesting period. The options are exercisable ratably over a five year period beginning the year after the date of grant and may be exercised for a period of up to ten years beginning the year after the date of grant.

The following is a summary of all stock option transactions:

                                                       Shares        Exercise Price
                                                   --------------   ----------------

    Outstanding December 31, 1993                              0
    Options outstanding under acquired plans              32,800        $0.10-$2.00
    Granted                                              240,500        $5.75-$7.94
    Exercised                                            (1,500)              $2.00
    Canceled                                                   0
                                                   --------------   ----------------

    Outstanding December 31, 1994                        271,800        $0.10-$7.94
    Granted                                              202,000      $10.25-$13.38
    Exercised                                            (2,100)        $0.10-$7.94
    Canceled                                            (21,500)       $0.10-$13.38
                                                   --------------   ----------------

    Outstanding December 31, 1995                        450,200       $0.10-$13.38
                                                   ==============   ================


9.  INCOME TAXES

Prior to March 11, 1994, the Company was an S Corporation under the IRC and, therefore, the results of operations for the year ended December 31, 1993, do not include a provision for income taxes, as the income of the Company passed directly to the stockholders.

On March 11, 1994, the Company became a taxable corporation and the effect of recognizing the change in tax status of approximately $435,000 is included in the provision for income taxes for the year ended December 31, 1994.

The provision for income taxes consists of the following (in thousands):

                                                            1995          1994
                                                        ------------  ------------
    Current
            Federal                                         $ 4,821        $2,444
            State                                              (284)          375
                                                        ------------  ------------
                                                              4,537         2,819
                                                        ------------  ------------
    Deferred
            Federal                                          (5,879)         (422)
            State                                              (493)          (72)
                                                        ------------  ------------
                                                             (6,372)         (494)
                                                        ------------  ------------
    (Benefit) provision for income taxes                     (1,835)        2,325
    Discontinued operations                                     135           552
                                                        ------------  ------------
    Total                                                   $(1,700)       $2,877
                                                        ============  ============

The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 1995 and 1994 are as follows (in thousands):

                                                            1995          1994
                                                        ------------  ------------
    Deferred tax assets:
    Accrued self insurance                                  $ 2,773       $ 2,619
    Operating loss and tax credit carryforward                  543           422
    Accrual for disposal of discontinued operations           1,503             0
    All other                                                 2,708         2,639
                                                        ------------  ------------
    Total deferred tax assets                               $ 7,527       $ 5,680
                                                        ------------  ------------
    Deferred tax liabilities:
    Property and equipment                                  $ 5,873       $ 4,070
    Asset revaluations                                        2,604        15,219
    All other                                                 2,820         2,241
                                                        ------------  ------------
    Total deferred tax liabilities                          $11,297       $21,530
                                                        ------------  ------------
    Valuation allowance                                         400             0
                                                        ------------  ------------
    Net deferred tax liabilities                            $ 4,170       $15,850
                                                        ============  ============

The net change in the valuation allowance for deferred tax assets in 1995 was an increase of $400,000. The change relates primarily to foreign net operating losses generated in the current year.

Deferred tax assets of $1,068,000 and $436,000 for 1995 and 1994, respectively, have been recorded in current assets in the accompanying consolidated financial statements.

A reconciliation of the difference between actual income tax expense and income taxes for continuing operations computed at the federal statutory tax rate is as follows:

                                                  1995     1994
                                                 -------  -------
     U.S. federal statutory rate applied to
     pretax income                                (35)%      34%
     State and local taxes                         (2)        5
     Effect of individual exclusion                (5)       (2)
     Change in tax status                           0        (9)
     Foreign loss producing no tax benefit          6         0
     Adjustment of prior years' taxes              (5)        0
     Change in federal statutory tax rate           9         0
     Change in state tax filing status             (8)        0
     Other                                          3        (2)
                                                 -------  -------
     (Benefit) Provision for income taxes         (37)%      26%
                                                 =======  =======

The Internal Revenue Service is currently auditing the tax returns of Burnup & Sims for the fiscal years ended April 30, 1989 through April 30, 1993. Adjustments, if any, as a result of this audit will be recorded as an adjustment to purchase accounting.

10.  CAPITAL STOCK

The Company has authorized 50,000,000 shares of its $.10 par value Common Stock. At December 31, 1995 and 1994, 26,434,814 shares of Common Stock were issued, 16,055,056 and 16,038,581 shares were outstanding, respectively, and 10,379,758 and 10,396,233 were held in treasury, respectively. At December 31, 1993, the Company's stockholders' equity was retroactively restated to account for the Burnup Acquisition in March 1994. The restatement gives effect to the number of shares of Common Stock received by Church & Tower shareholders at the date of the Burnup Acquisition.

At the date of the Burnup Acquisition, the Company transferred Church & Tower's previously reported undistributed earnings and profits of approximately $11,165,000 to capital surplus.

At December 31, 1995, the Company had 5,000,000 shares of authorized but unissued preferred stock.

11.     BUSINESS SEGMENTS

Business segment information is summarized as follows (in thousands)

                                                            1995                      1994                   1993
Revenue:
         Telecommunication construction services          $172,010                  $110,609              $ 34,010
         General Construction services                       2,539                       685                10,673
         Telecommunication operations                           34                         0                     0
                                                          --------                  --------              --------
Total                                                     $174,583                  $111,294              $ 44,683
                                                          ========                  ========              ========
(Loss) income from continuing operations before equity
in (losses) earnings of unconsolidated companies, income
taxes and minority interest:
         Telecommunication construction service           $ 14,969                  $ 11,291              $  9,351
         General construction services                       1,410                       140                     0
         Telecommunications operations                      (1,241)                        0                     0
         Corporate                                         (19,974)                   (2,659)               (6,042)
                                                           -------                   -------              --------
Total                                                     $ (4,836)                 $  8,772              $  5,575
                                                           =======                   =======              ========
Indentifiable assets:
         Telecommunication construction service             92,082                    64,668                17,405
         General construction services                       2,115                     1,344                   400
         Telecommunication operations                       45,135                         0                     0
         Corporate and discontinued operations              30,831                    76,440                 3,520
                                                          --------                  --------              --------
Total                                                     $170,163                   142,452                21,325
                                                          ========                  ========              ========
Depreciation and amortization expense:
         Telecommunication construction services             6,454                     4,329                   609
         Telecommunication operations                            2                         0                     0
         Corporate and discontinued operations                 457                       110                     0
                                                          --------                  --------              --------
Total                                                        6,913                     4,439                   609
                                                          ========                  ========              ========
Capital expenditures:
         Telecommunication construction services            20,431                     5,901                 2,036
         Telecommunication operations                        1,061                         0                     0
         Corporate and discontinued operations               2,628                     3,124                     0
                                                          --------                  --------              --------
Total                                                     $ 24,120                  $  9,025                $2,036
                                                          ========                  ========              ========

The company's operations are organized into three principal business segments, telecommunications and related construction services, general construction services, and telecommunications operations. There are no material intersegment sales or transfers. Identifiable assets are those assets used for operations in each business segment. Corporate assets are principally invested in cash, preferred stock, real estate, and the net assets of the discontinued operations. (See Note 16 regarding discontinued operations.)

12.      RELATED PARTY TRANSACTIONS:

The Company rents and purchases construction equipment from affiliates. During 1995, 1994 and 1993, the Company incurred approximately $544,000, $617,000 and $249,000, respectively, of equipment rental expense and purchased approximately $332,000, $528,000 and $1,432,000, respectively, from these affiliates. Additionally, at December 31, 1995 and 1994 the Company had recorded $106,000 and $169,000 as amounts due form affiliates. These amounts are included in accounts receivable in the accompanying balance sheets.

During 1993, the Company declared distributions of Subchapter S earnings to stockholders of $11,500,00. Of the amounts declared, $2,500,000, $500,000 and $8,500,000 were paid in cash during 1995, 1994 and 1993, respectively. Notes receivable from stockholders bear interest at the prime rate plus 2% (10.5% at December 31, 1995). Interest on the notes is payable annually with principal due on July 15, 1996.

The Company also leases one equipment storage facility from a stockholder at an annual rent of $48,000 expiring on October 31, 1998.

13.  SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company provides telecommunications and related construction services primarily to BellSouth Telecommunications, Inc. Revenue from this entity for the years ended December 31, 1995, 1994 and 1993 were approximately $73.1 million, $48.3 million and $29.1 million, respectively. Accounts receivable from the Company's three largest customers at December 31, 1995 and 1994 and 1994 were $19.3 million and $11.6 million, respectively.

In addition, the Company recognized revenue from a municipality in connection with a construction project of approximately $10.7 million during the year ended December 31, 1993.

14.  COMMITMENTS AND CONTINGENCIES

In December 1990, Albert H. Kahn, a stockholder of the Company, filed a purported class action and derivative suit against Burnup & Sims, the members of its Board of Directors, and National Beverage Corporation ("NBC"). The complaint alleges, among other things, that Burnup & Sims' Board of Directors and NBC, as Burnup & Sims' then largest stockholder, breached their respective fiduciary duties in approving certain transactions, including the distribution in 1989 to Burnup & Sims' stockholders of all common stock of NBC owned by Burnup & Sims for certain indebtedness of NBC held by Burnup & Sims. The lawsuit seeks to rescind these transactions and to recover damages in an unspecified amount.

In November 1993, Mr. Kahn filed a class action and derivative complaint against Burnup & Sims, the members of its Board of Directors, Church & Tower, and Jorge
L. Mas, Jorge Mas and Juan Carlos Mas, the principal stockholders of Church & Tower. The 1993 lawsuit alleges, among other things, that the Burnup & Sims Board of Directors and NBC breached their respective fiduciary duties by approving the terms of the Burnup Acquisition, and that Church & Tower and its principal stockholders had knowledge of the fiduciary duties owed by NBC and the Burnup & Sims Board of Directors and knowingly and substantially participated in the breach thereof. The lawsuit also claims derivatively that each member of the Burnup & Sims Board of Directors engaged in mismanagement, waste and breach of fiduciary duties in managing Burnup & Sims' affairs. On March 7, 1994, the Delaware court in which these suits were filed denied plaintiff's motion to enjoin the Burnup Acquisition. Each of the foregoing lawsuits is in discovery and no trial date has been set. The Company believes that the allegations in each of the lawsuits are without merit and intends to defend these lawsuits vigorously.

The Company is involved in a lawsuit filed by BellSouth arising from certain work performed by a subcontractor of the Company from 1991 to 1993 and a second lawsuit filed by the County of Gilpin, Colorado, against the Company in connection with work performed for U.S. West during 1992. The amounts claimed against the Company in these two lawsuits in the aggregate total approximately $1.5 million. Both lawsuits were filed in November 1995 and are in the process of discovery. The Company believes that the allegations asserted by BellSouth and Gilpin County in these lawsuits are without merit and intends to defend these lawsuits vigorously.

All of the claims asserted in the lawsuits described above, with the exception of the second lawsuit filed by Albert Kahn in 1993, arise from activities undertaken prior to March 11, 1994, the date of the consummation of the Burnup Acquisition.

The Company is also a defendant in other legal actions arising in the normal course of business. The Company believes, that the amount provided in the financial statements of the Company are adequate to cover the estimated losses expected to be incurred in connection with these matters.

In 1990, Trilogy Communications, Inc. filed suit against Excom Realty, Inc., a wholly owned subsidiary of the Company, for damages and declaratory relief. The Company counterclaimed for damages. On May 1, 1995, the Company settled its counterclaim for $1.3 million, which is recorded as other income in the accompanying consolidated financial statements.

In connection with certain construction contracts, the Company has signed certain agreements of indemnity in the aggregate amount of approximately $93.4 million, of which approximately $49.5 million relate to the uncompleted portion of contracts in process. These agreements are to secure the fulfillment of obligations and performance of the related contracts. Included in these amounts are $57.8 million, of which $28.2 million relate to the uncompleted portion of contracts in process related to the general construction services segment. Management believes that no losses will be sustained from these agreements.

Federal, state and local laws and regulations govern the Company's operation of underground fuel storage tanks. The Company is in the process of removing, restoring and upgrading these tanks, as required by applicable laws, and has identified certain tanks and surrounding soil which will require remedial clean-ups. In this respect, the Company recorded in 1993 approximately $566,000 in provision for costs to be incurred in connection with these clean-ups. The Company does not expect future costs to be incurred in connection with these clean-ups to exceed the amounts which have been accrued in the accompanying financial statements.

15.     FAIR VALUE

For certain of the Company's financial instruments, including cash and cash equivalents, accounts and notes receivable, accounts payable, other accrued liabilities, and notes payable the carrying amounts approximate fair value due to their short maturities. Long term floating rate notes are carried at amounts that approximate fair value. As a result of the acquisitions described in Note 2, other financial instruments, including the Debentures and the investment in preferred stock, were recorded at their estimated fair values at the acquisition date. The estimated fair values were based on quoted market rates and third party valuations for instruments with similar risk terms and maturities. (See Note 5.)

The Company uses letters of credit to back certain insurance policies. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

16.     DISCONTINUED OPERATIONS

In the third quarter of 1995, the Company determined to concentrate its resources and better position itself to achieve its strategic growth objectives by disposing of all of the general products segment that the Company acquired as part of the Burnup Acquisition. (See Note 2.) These operations and assets include Southeastern Printing Company, Inc. ("Southeastern"), Lectro Products, Inc. ("Lectro") and Floyd Theatres, Inc. ("Floyd Theatres").

In March 1995, the Company sold the indoor theater assets of Floyd Theatres for approximately $11.5 million of which $1.8 million was used to satisfy liabilities not assumed by the buyer and transaction costs incurred. A gain of $1.5 million net of tax, resulted from this transaction in the first quarter. A portion of the proceeds ($7.0 million) was used to prepay a portion of the Debentures. In August 1995, the Company sold the stock of Lectro for $11.9 million in cash and a note receivable (the "Note") of $450,000. Proceeds, net of transaction expenses were $11.3 million. A gain of $5.9 million, net of tax was recorded in the third quarter. The proceeds were used to repay $10.0 million borrowed to finance the Devono Loan. A portion of the Note ($250,000) is subject to adjustment based on ultimate collectability of Lectro's accounts receivable as of June 30, 1995. Any changes in proceeds from the Note as a result of any adjustments are not expected to be material.

The remaining outdoor theatre operations of Floyd Theatres are currently being marketed for sale as either operating facilities or for the underlying real estate value. In the third quarter of 1995, the Company recorded a provision of $3.2 million, net of tax, related to Floyd Theatres' real estate to reflect a bulk sale value and estimated losses during the phase-out period. The Company has received offers to sell Southeastern. Based on these offers, a loss on disposal of $1.8 million, net of tax, has been recorded. Disposal of these non-core assets is anticipated to be completed in 1996.

Discontinued operations include management's best estimates of the amounts expected to be realized on the sale of these assets. While the estimates are based on current negotiations, the amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

Summary operating results of discontinued operations, excluding net gains on disposal and estimated loss during the phase-out period, are as follows (in thousands):

                                                December 31,      December 31,
                                                    1995              1994
                                                ------------      ------------
Revenue                                             $21,952           $29,902
                                                ============      ============

Earnings before income taxes                            $58            $1,377
Provisions for income taxes                              20               552
                                                ------------      ------------
Net income from discontinued operations                 $38              $825
                                                ============      ============

The following comprises the net assets of discontinued operations at December 31, 1995 (in thousands):

  Receivables, net                                   $1,432
  Inventory                                           1,047
  Property, plant and equipment, net                  9,101
  Other assets                                           51
  Land held for sale                                    964
  Less:
  Capital leases                                      2,140
  Accounts payable                                      280
  Accrued liabilities and reserve for
   loss on disposal                                   3,775
                                                 -----------
                                                     $6,400
                                                 ===========


(See statement of cash flows for discontinued operations disposed of during 1995).


17.  QUARTERLY FINANCIAL DATA (Unaudited)

1995(1):                       First    Second      Third    Fourth
                              Quarter   Quarter    Quarter   Quarter   Total
                                                     (2)       (3)
Revenue                       $34,623   $39,174    $46,642   $54,144   $174,583
                              =======   =======    =======   =======   ========
Operating income                4,497     6,036      3,696     3,598     17,827
                              =======   =======    =======   =======   ========
Income (loss) from
continuing operations          $2,452     4,447    $(7,438)  $(2,601)   $(3,140)
Income (loss) from
discontinued operation
including gain (loss)
on disposal, net of taxes       1,709       205      1,551      (934)     2,531
                              -------   -------    -------   -------   --------

Net income (loss)              $4,161    $4,652    $(5,887)  $(3,535)    $(609)
                              =======   =======    ========  ========   =======
Earnings per share:
 Income (loss) of continuing
 operations                     $0.15     $0.28     $(0.46)   $(0.16)    $(0.20)
Income (loss) of discontinued
operations                       0.11      0.01       0.10     (0.06)      0.16
                              -------   -------    -------   -------   --------
                                $0.26     $0.29     $(0.36)   $(0.22)    $(0.04)
                              =======   =======    =======   =======   =========
(Dollars in Thousands, Except Earnings Per Share)

1994 (1):                      First    Second      Third     Fourth
                              Quarter  Quarter     Quarter    Quarter  Total
                                (5)                           (6)       (7)
Revenue                       $14,350  $27,305     $36,056    $33,583  $111,294
                              =======  =======     =======    =======  ========
Operating income                1,156    1,915       3,717      3,093     9,881
                              =======  =======     =======    =======  ========
Income from continuing
operations                        625    1,109       2,136      1,938     5,808
Income (loss)of discontinued
operations                         91      474         470       (210)      825
                              -------  -------     -------    -------  --------
Net income                        716    1,583       2,606      1,728     6,633
                              =======  =======     =======    =======  ========
Earnings per share:
Income from continuing
operations                      $0.04    $0.07       $0.13      $0.12     $0.36
Income (loss) of
discontinued operations          0.00     0.03        0.03      (0.01)     0.05
                              -------  -------     -------    -------  --------
                                $0.04    $0.10       $0.16      $0.11     $0.41
                              =======  =======     =======    =======  ========

(1) Results of operations have been reclassified for discontinued operations. (See Note 16.)

(2) In the third quarter of 1995, the Company recorded a special charge of $15.4 million to write down its real estate for sale. (See Note 5.)

(3) In the fourth quarter of 1995, the Company recorded an additional charge of $7.7 million to write down real estate held for sale and its investment in preferred stock (See Note 5.)

(4) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share data in 1995 does not equal the total computed for the year due to changes in the average number of shares outstanding.

(5) The first quarter of 1994 has been presented on a pro forma basis to include a provision for income taxes as though the Company had been subject to taxation during the entire quarter.

(6) In the fourth quarter of 1994, the Company recorded certain adjustments related to other quarters which increased net income by approximately $207,000, the effect of which on previously recorded quarters was not significant. Also contributing to the increase was a successful settlement of litigation.

(7) Net income and earnings per share amounts for 1994 have been adjusted to include a provision for income taxes as though the Company had been subject to taxation for the entire year.

INDEX TO FINANCIAL STATEMENTS OF SISTEMAS E INSTALACIONES DE TELECOMUNICACION, S.A.


Item 7. Consolidated Financial Statements and Exhibits                  Page
   Consolidated Financial Statements of Business Acquired
     in Spanish Pesetas
   Report of Independent Accountants                                    F-54
   Consolidated Balance Sheets as of December 31, 1995 and 1994         F-55
   Consolidated Statements of Operations for the three years ended
        December 31, 1995                                               F-59
   Consolidated Statements of Cash Flows for the three years ended
        December 31, 1995                                               F-62
   Notes to the Consolidated Financial Statements                       F-63

            AUDITORS' REPORT ON FINANCIAL STATEMENTS



To the Shareholders
of Sintel, S.A.:

We have audited the accompanying consolidated balance sheets of SINTEL, S.A. AND SUBSIDIARIES as of December 31, 1995, and 1994, the related consolidated statements of income, and changes in shareholders' equity for each of the three years in the period ended December 31, 1995, and the cash flows for each of the two years in the period ended December 31, 1995 all expressed in Spanish Pesetas. These financial statements are responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sintel, S.A. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States.


/s/ Arthur Andersen
--------------------

Madrid, Spain
February 26, 1996

                      Sintel, S.A. and Subsidiaries
           Balance sheets as of December 31, 1995 and 1994

    Currency - Thousands of Pesetas                       Consolidated Group

ASSETS                                                1995              1994

    A) DUE FROM SHAREHOLDERS FOR UNCALLED CAPITAL         -             42,126

    B) LONG TERM ASSETS                              5,698,912       6,131,970

I.   Intangible assets                                 111,107           3,927
                                                   ------------    ------------
    Lease hold investments                              98,951            -
    Other intangible assets                             39,940           8,764
    Accumulated amortization                           (27,784)         (4,837)

II. Fixed assets (Note 6)                            2,204,842       2,516,120
                                                   ------------    ------------
    Land and buildings                                 722,251         690,625
    Technical installations and machinery              888,181         998,091
    Furniture                                          442,829         422,443
    Computer hardware                                  559,352         817,619
    Tools                                            1,065,920         997,039
    Vehicles                                         1,364,289       1,360,075
    Meter-reading equipment                          1,407,954       1,492,365
    Accumulated depreciation                        (4,245,934)     (4,262,137)
III Investments (Note 7)                             3,382,963       3,611,923
                                                   ------------    ------------
    Holdings carried by the equity method (Note 5)     238,929         412,532
    Other investments                                    9,932         256,289
    Loans to Telefonica Group companies (Note 18)    2,035,445       2,134,122
    Other loans                                        827,472         672,233
    Prepaid taxes (Note 15)                            839,493         661,468
    Long-term deposits and financial guarantees         36,569          57,580
    Allowances                                        (604,877)       (582,301)

    C) DEFERRED EXPENSES                               121,435          31,196

                   Sintel, S.A. and Subsidiaries
           Balance sheets as of December 31, 1995 and 1994

    Currency - Thousands of Pesetas                       Consolidated Group

ASSETS                                                1995              1994

    D) CURRENT ASSETS                               33,856,022      33,083,281

I.  Inventories (Note 8)                             3,956,706       4,205,446
                                                   ------------    ------------
    Inventories                                      3,156,339       3,063,187
    Advances                                           851,522       1,200,751
    Allowances                                         (51,155)        (58,492)

II. Accounts receivable (Note 9)                    28,314,418      25,330,437
                                                   ------------    ------------
    Customer receivables                             3,585,674       8,538,227
    Receivable from Group companies,
         Telefonica (Note 18)                       21,269,306      16,116,345
    Receivable from associated companies,
         Telefonica Group (Note 18)                  3,040,219            -
    Receivable from associated companies,
         Sintel Group (Note 18)                          3,391          17,326
    Sundry accounts receivable                         423,664         715,592
    Employee receivables                               209,904         211,794
    Taxes receivables (Note 15)                        359,860         512,689
    Allowances for doubtful accounts                  (577,600)       (781,536)

III Short-term investments                           1,062,594       2,955,358
                                                   ------------    ------------
    Loans to Telefonica group companies (Note 18)      407,513       2,675,833
    Loans to Sintel group and associated
         companies (Note 18)                            90,734         310,548
    Other loans                                        535,543         268,285
    Short-term deposits and guarantees provided         28,804           8,126
    Allowances (Note 18)                                  -           (307,434)

IV. Cash                                               395,334         286,853

V.  Prepaids expenses                                  126,970         305,187
                                                   ------------    ------------
     TOTAL ASSETS (A+B+C+D)                         39,676,369      39,288,573
                                                   ============    ============



The accompanying Notes 1 to 20 are an integral part of these consolidated balance sheets.

                            Sintel, S.A. and Subsidiaries
                   Balance sheets as of December 31, 1995 and 1994


    Currency - Thousands of Pesetas                       Consolidated Group

    SHAREHOLDERS' EQUITY AND LIABILITIES              1995              1994

    A) SHAREHOLDERS' EQUITY (Note 10)                2,243,876       2,438,208

I.  Share capital                                    3,100,000       1,100,000

II. Other reserves                                     260,046       1,745,187
                                                   ------------    ------------
    Unrestricted reserves                            4,062,334       4,253,434
    Restricted reserves                                321,190         321,190
    Prior years' losses                             (4,123,478)     (2,829,437)

III Reserves at companies consolidated by the global
        integration method                             883,427         534,973

IV. Reserves at companies carried by the
        equity method                                   11,313        (185,732)

V.  Translation differences                            (27,401)         19,997
                                                   ------------    ------------
    Companies consolidated by the global
       integration method                              (23,527)         22,184
    Companies carried by the equity method              (3,874)         (2,187)

VI. Loss                                            (1,983,509)       (776,217)
                                                   ------------    ------------
    Consolidated loss                               (1,829,823)       (442,725)
    Income attributted to minority interests          (153,686)       (333,492)

    B. MINORITY INTERESTS (Note 11)                  1,131,681         971,076

    C. DEFERRED INCOME                                   1,409         106,873

    D. ACCRUED LIABILITIES (Note 12)                 2,795,839       2,483,412

    E. LONG-TERM DEBT                                9,600,464      13,008,857

I.  Bonds (Note 13)                                       -          2,021,874

II. Payable to banks (Note 14)                         175,762            -

III Payable to Telefonica group and
      associated companies (Notes 14 and 18)         7,909,237      10,209,194
    Payable to Sintel group and
      associated companies (Notes 14 and 18)              -             65,339

IV. Other long-term payables                         1,515,101         712,450
                                                   ------------    ------------
    Accrued taxes payable (Note 15)                  1,454,290         712,450
    Other accounts payable                              60,811            -

V.  Uncalled capital payments payable                      364            -

                            Sintel, S.A. and Subsidiaries
                   Balance sheets as of December 31, 1995 and 1994


    Currency - Thousands of Pesetas                       Consolidated Group

    SHAREHOLDERS' EQUITY AND LIABILITIES              1995              1994

    F. CURRENT LIABILITIES                          23,659,864      20,280,147

I.  Bonds (Note 13)                                  2,044,231          22,500

II. Payable to banks                                 3,911,900       4,462,908
                                                   ------------    ------------
    Loans and other debts (Note 14)                  3,757,136       4,331,825
    Interest payable                                   154,764         131,083

III Payable to Telefonica and Sintel group and
      associated companies                             913,582         459,179
                                                   ------------    ------------
    Payable to Telefonica group companies (Note 18)    459,075         221,223
    Payable to Sintel group companies (Note 18)           -             13,711
    Payable to Telefonica associated companies         451,584         224,199
    Payable to Sintel associated companies               2,923              46

IV. Trade accounts payable                          14,274,828      12,459,101
                                                   ------------    ------------
    Billings in excess of cost (Note 18)             2,033,540       1,946,795
    Payable for purchases or services                5,758,161       6,400,638
    Notes payable                                    6,483,127       4,111,668

V.  Other nontrade payables                          2,515,323       2,876,459
                                                   ------------    ------------
    Accrued taxes payable (Note 15)                  1,498,196       1,906,920
    Compensation payable                               872,825         854,217
    Other accounts payable                             144,302         115,322

    G.  ACCRUED LIABILITIES (Note 18)                  243,236            -
                                                   ------------    ------------
    TOTAL SHAREHOLDERS' INVESTMENT AND
        LIABILITIES (A+B+C+D+E+F+G)                 39,676,369      39,288,573
                                                   ============    ============






The accompanying Notes 1 to 20 are an integral part of these consolidated balance sheets.

                          Sintel, S.A. and Subsidiaries
                         Consolidated statements of operations
               for the years ended December 31, 1995, 1994 and 1993

    Currency - Thousands of Spanish Pesetas                                   Consolidated Group

    DEBITS                                                                       1995       1994       1993
    EXPENSES

    Reduction in inventories                                                           -  1,642,983  1,051,534

    Procurements                                                              22,959,908 19,857,220 22,552,133
                                                                             ----------------------------------
    Purchases from Telefonica Group companies (Note 18)                           89,296      3,625      7,131
    Purchases                                                                  2,774,693  1,606,735  2,545,221
    Variation in raw materials and other supplies                                (62,293)    16,899      2,167
    Work performed by Telefonica group companies (Note 18)                         2,157     66,258          -
    Work performed by other companies                                         20,156,055 18,163,703 19,997,614

    Personnel expenses (Note 18)                                              20,206,569 16,931,124 19,971,548

    Period depreciation and amortization                                         612,246    642,159    620,895
                                                                             ----------------------------------
    Intangible assets                                                             21,204      1,688      1,496
    Tangible fixed assets                                                        566,770    639,395    608,024
    Deferred charges                                                              24,272      1,076     11,375

    Variation in operating provisions                                              2,912    169,245     45,412
                                                                             ----------------------------------
    Variation in inventory provisions                                             (6,380)    (1,427)       983
    Variation in other operating provisions                                        9,292    170,672     44,429

    Other operating expenses                                                   4,311,377  4,072,481  3,285,822
                                                                             ----------------------------------
    Outside services from Telefonica group companies (Note 18)                   606,110    108,147        702
    Outside services                                                           3,465,938  2,932,172  1,766,965
    Taxes other than income tax                                                  166,248    494,887    294,367
    Other current operating expenses                                              73,081    537,275  1,223,788

I.  OPERATING INCOME                                                                   -    438,310          -

    Other financial expenses on debts to Telefonica group companies (Note 18)    948,027    984,935    360,250
    Other financial expenses on debts                                          1,227,185    791,447  1,822,685

    Variation in financial investment provisions                                       -          -          -

    Exchange losses                                                              302,251    411,275     25,054

II. FINANCIAL INCOME                                                                   -          -          -
                                                                             ----------------------------------
    Share in losses of companies carried by the equity method                          -          -     11,243
                                                                             ----------------------------------

                          Sintel, S.A. and Subsidiaries
                         Consolidated statements of operations
               for the years ended December 31, 1995, 1994 and 1993

    Currency - Thousands of Spanish Pesetas                                   Consolidated Group
                                                                                 1995       1994       1993

III INCOME FROM ORDINARY ACTIVITIES                                                    -          -          -
                                                                             ----------------------------------
   Losses on sale fixed assets                                                    98,307     50,395          -
                                                                             ----------------------------------
    Extraordinary expenses and losses (Note 18)                                  281,218    173,466    586,673
                                                                             ----------------------------------
IV. EXTRAORDINARY INCOME                                                               -          -          -
                                                                             ----------------------------------
V.  INCOME BEFORE TAXES                                                                -          -          -
                                                                             ----------------------------------
    Corporate income tax                                                        (821,125)  (252,527)  (214,210)
                                                                             ----------------------------------
VI. CONSOLIDATED INCOME                                                                -          -          -
                                                                             ----------------------------------
    Income attributed to minority interests                                            -          -          -
                                                                             ----------------------------------
VII.INCOME FOR THE YEAR                                                                -          -          -
                                                                               ================================




























The accompanying Notes 1 to 20 are an integral part of these consolidated statements of operations.

                    Sintel, S.A. and Dependent Companies
                    Consolidated statements of operations
            for the years ended December 31, 1995, 1994 and 1993

    Currency - Thousands of Spanish Pesetas                              Consolidated Group

    CREDITS                                                          1995           1994           1993

    REVENUE
    Total net sales                                                47,031,888     43,455,710     46,676,818
                                                                  ------------   ------------   ------------
    Net sales to Telefonica group companies (Note 18)              30,841,221     22,798,268     39,056,673
    Net sales and services rendered                                16,190,667     20,657,442      7,620,145

    Increase in inventories                                           202,330              -              -

    Other operating revenues                                          110,598        297,812        294,054
                                                                  ------------   ------------   ------------
    Sundry and other current operating revenues                        75,597        243,340        268,483
    Subsidies                                                          35,001         54,472         25,571

I.  OPERATING LOSS                                                    748,196              -        556,472

    Revenues from other securities and loans                          267,699        578,754        516,418
                                                                  ------------   ------------   ------------
    Telefonica group companies (Note 18)                               30,408        214,743        208,148
    Other companies                                                   215,696        363,486        306,484
    Other interest and similar revenues                                21,595            525          1,786

    Exchange gains                                                     30,802        326,488        400,357

II. FINANCIAL LOSS                                                  2,178,962      1,282,415      1,291,214

    Share in income of companies carried by the equity method         281,947        372,454              -

III LOSS ON ORDINARY ACTIVITIES                                     2,645,211        471,651      1,858,929

    Gains on fixed asset disposals                                     28,957            260          2,062

    Extraordinary revenues (Note 18)                                  344,831              -         49,092

IV. EXTRAORDINARY LOSS                                                  5,737        223,601        535,519

V.  LOSS BEFORE TAXES                                               2,650,948        695,252      2,394,448

VI. CONSOLIDATED LOSS                                               1,829,823        442,725      2,180,238

    Income attributed to minority interests (Note 11)                 153,686        333,492        532,260
                                                                  ------------   ------------   ------------
VII LOSS FOR THE YEAR                                               1,983,509        776,217      2,712,498
                                                                  ============   ============   ============

The accompanying Notes 1 to 20 are an integral part of these consolidated statements of operations.

               Sintel, S.A. and Subsidiaries
           Consolidated statements of cash flow
   for the years ended December 31, 1995, 1994 and 1993

   Currency - Thousands of Spanish Pesetas               Consolidated Group
                                                              1995           1994           1993
  Cash flows from operating activities:
  Net loss                                                    (1,983,609)      (776,217)    (2,712,498)
  Adjustments to reconcile net loss to cash (used)
  provided by operating activities:
  Depreciation and amortization                                  587,974        641,083        609,520
  Movements in financial investments provisions                   22,576              0         (1,113)
  Minority interest                                               66,182        378,172        592,904
  Loss (gain) on sale of assets                                   69,350         50,135         (2,062)
  Changes in assets and liabilities net of effect of
  acquisitions and divestitures:
  Accounts recivable-net and unbilled revenue                 (2,983,981)     2,442,149      6,210,468
  Inventories                                                    248,740        629,742        911,222
  Short-term investments                                       1,892,764        (36,333)      (446,892)
  Prepaids                                                       178,217       (144,277)       (88,249)
  Bonds                                                        2,021,731           (140)      (193,090)
  Payable to banks                                              (551,008)      (890,328)    (8,224,120)
  Payable to group  and associated companies                     454,403       (474,080)      (424,181)
  Trade accounts payable                                       1,815,727       (480,060)    (2,476,627)
  Other nontrade payables                                       (361,136)    (1,043,393)      (606,754)
  Accrued liabilities                                            243,236              0           (286)
                                                              -----------   ------------   ------------
  Net cash (used) provided by operating activities             1,721,166        296,453     (6,851,758)
                                                              -----------   ------------   ------------
  Cash flows from investing activities:
  Due from shareholders for uncalled capital                      42,126        (42,126)             0
  Intangible assets                                             (128,384)          (875)             0
  Cash paid for acquisitions of fixed assets                    (471,125)      (523,000)      (341,762)
  Proceeds from sale of fixed assets                             146,283         14,540          5,349
  Cash paid for investments                                   (2,018,391)    (1,477,204)    (1,901,000)
  Proceeds from sale of investments                            2,224,775        380,626        598,638
  Deferred expenses                                              (90,239)       (31,196)        23,640
  Deferred income                                               (105,464)      (216,152)      (192,433)
  Accrued liabilities                                            312,427       (452,375)       797,544
  Long term debt                                              (3,408,393)     1,661,568      8,334,599
  Share capital                                                2,000,000              0              0
  Start up cost                                                  (23,000)             0              0
  Sintelar 1994 adjustment.                                      (47,744)             0              0
  Translation differences                                        (47,398)       (45,626)             0
  Absorption of SAC losses                                             0       (145,811)             0
  Others                                                           1,842          2,325        122,955
                                                              -----------   ------------   ------------
  Net cash provided by investing activities                   (1,612,685)      (875,306)      7,447,530

  Net increase in cash and cash equivalents                      108,481      (578,853)        595,772
  Cash beginning of period                                       286,853        865,706        269,934
                                                              -----------   ------------   ------------
  Cash end of period                                             395,334        286,853        865,706
                                                              ===========   ============   ============

The accompanying Notes 1 to 20 are an integral part of these consolidated
    statements of cash flow.                                      Page 11 of 49

                          NOTES TO FINANCIAL STATEMENTS



NOTE 1. SUBSIDIARIES AND ASSOCIATED COMPANIES


      SISTEMAS E INSTALACIONES DE TELECOMUNICACION, S.A. ("SINTEL, S.A." or the "Company"), was incorporated on February 8, 1950 under the name of LIENA, S.A. and adopted its present name, on May 2, 1975. Its registered offices are at calle Arte 21, Madrid.

      Sintel, S.A. engages mainly in the design and performance of projects and operations of all kinds related to telecommunication and electricity networks and systems.

     The detail of the Company's subsidiaries and affiliates is as follows:

                                  Consolidation
                     Line of Business                   Method   % of Ownership

SUBSIDIARIES                                                      1995   1994
Sintelar           Telecommunication instalations(1) Consolidated    50%    50%
Sintel Venezuela   Telecommunication instalations(2) Consolidated 99.99% 99.99%
Sintel Peru        Telecommunication instalations(3) Consolidated    38%    38%
Cotronic           Telecommunication instalations(4) Consolidated    51%    49%
Incosa             Telecommunication instalations(5) Consolidated  51.1%    49%


AFFILIATED COMPANIES
Sietel             Telecommunication instalations(6) Equity method   50%    50%
Sintel-Abengoa
 Servicios. 2.000  Telecommunication instalations(7) Equity method   50%    50%
Sinaben Multimedia Multimedia teleco.  network(8) Equity method      50%    --
Inalca             Telecommunication instalations(9) Equity method   --     44%
Sistemas Avanzados
 de Control        Telecommunication instalation(10) Equity method   --  42.12%

     The registered offices of the foregoing companies are the following:

Sintelar: C/Carlos Pellegrini 1163. BUENOS AIRES (ARGENTINA)
Sietel: C/ Mac-Iver 125 piso 12. SANTIAGO DE CHILE (CHILE)
Sintel-Abengoa, Servicios 2000: C/ Infante D. Carlos 16, 2 D, SEVILLA (SPAIN). Sintel Venezuela: 2 Avda. Campo Alegre, Quinta n 11 CARACAS (VENEZUELA)
Sintel Peru: Avda. Jose Pardo, 601 LIMA (PERU).
Sinaben Multimedia: c/ Arte, 21, MADRID (SPAIN).
Cotronic: C/ Competa 6, Edificio Milton 10-A, MALAGA (SPAIN).
Incosa: Poligono de Pocomaco, parcela A-2 Nave I, LA CORUNA (SPAIN).
Inalca: C/ Ramon y Cajal s/n. LA CAVA DELTEBRE, (TARRAGONA) (SPAIN).
Sistemas Avanzados de Control: C/ Estudio 3, ARAVACA (MADRID) (SPAIN).

(1) and (3) Consolidated since Telefonica de Espana, S.A. has an indirect holding in the company and, therefore, effective control is exercised by virtue of holding a majority of the voting rights in the Board of Directors.

(2), (4) and  (5) Consolidated since Sintel has a majority of the voting rights.

(6), (7), (8),
(9) and (10)    Carried  by the equity method since Sintel exercises significant management influence.

      The data in the foregoing tables were furnished by the Group companies and their net worth position is disclosed in their audited financial statements, except for Sintel Abengoa, Servicios 2.000 A.I.E. and Sinaben Multimedia, which did not fall within the minimum statutory audit requirements as of December 31, 1995 and 1994.

      In view of the political and economic situation in Venezuela, the Venezuelan government has intervened to control the outflow of foreign currencies. This situation, together with the devaluation of the bolivar, gave rise to a significant loss in the translation at year-end exchange rates of Sintel Venezuela's foreign currency balances with the Parent Company Sintel S.A. Management of the Company considers that the situation will be remedied in the short run.

      The Company's sole shareholder is Telefonica de Espana, S.A. Consequently, as required by (Spanish corporation law) section 23 of the Second Additional Provision of Limited Liability Companies Law 2/1995, which makes the legal system stipulated for sole-shareholder limited liability companies applicable to sole-shareholder corporations, the Company:

 Registered the status and identity of the shareholder of the sole-shareholder company in the Mercantile Register.
 Keeps an updated register-book of any contracts entered into with the sole shareholder, which is periodically legalized in the Mercantile Register.

      The contracts between Sintel, S.A. and Telefonica de Espana, S.A. ("Telefonica")in 1995 were mainly of two kinds: comprehensive service contracts and individual project or service contracts, which are awarded by public call for tenders. The detail, by type, of the comprehensive service contracts is as follows:

     Contract           Expiration          Economic Conditions

- Lines and Cables           12/31/98 -  Price per certified scale point,
                                          variable based on province
                                      -  May be terminated by either party
                                          in September 1997
- Wiring system and trenches 12/31/97 -  Price  per  certified scale  point, variable based on province
- Single line                12/31/96 -  Price per certified scale point,
                                          variable based on province
- Multi-line                 04/30/96 -  Price per certified scale point

  The transactions with Telefonica in 1995 and 1994 are detailed in Note 18.2.

NOTE 2. PROPOSED ALLOCATION OF THE PARENT COMPANY'S LOSS


     The Company's directors will propose at the Shareholders' Meeting that the 1995 loss be allocated to "Prior Years' Losses".

    The 1994 loss was allocated to "Prior Years' Losses".



NOTE 3. BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS



  A) The accompanying consolidated financial statements were prepared from the accounting records of Sintel and of its Subsidiaries (see Note 1), whose respective financial statements were prepared by the directors of each company in accordance with the Spanish National Chart of Accounts as approved by Royal Decree dated December 20, 1990 and Royal Decree 1815/1991 and, accordingly, they give a true and fair view of the net worth, financial position and results of the Sintel Group. The accompanying consolidated financial statements as of December 31, 1995, were prepared by the directors of Sintel, S.A., according to the structure of with the Spanish National Chart of Accounts and were adapted to US GAAP.

  B) Accounting principles

     The consolidated financial statements were prepared in accordance with the accounting principles of prudence, going concern, cost, accrual basis, revenue and expense matching, no offset, consistency and materiality. The income from projects is recognized as explained in Note 4 since it is a more appropriate way to present a true and fair view of the net worth, financial position and results of the Sintel group.

  C) Consolidation principles

     The companies at which there is effective control in their representation and decision-making bodies were consolidated by the global integration method; those in which there is significant influence but not ownership of a majority of the voting rights were consolidated by the equity method

     All significant accounts and transactions between consolidated companies were eliminated in consolidation.

     The equity of minority interests in stockholders' equity and results of the consolidation of affiliates is presented under the "Minority Interests" and "Income Attributed to Minority Interests" captions in the consolidated balance sheet and consolidated statement of operation, respectively (see
     Note 11).

     The effect of inclusion, by the equity method, of the holdings in associated companies in the consolidated balance sheets is reflected under the "Reserves at Companies Carried by the Equity Method" and "Share in the Income/Losses of Companies Carried by the Equity Method" captions, as appropriate.

     The accompanying consolidated financial statements do not include the tax effect of the incorporation of the subsidiaries' reserves to the Sintel consolidated annual accounts, due to the fact that the reserves have not been transferred and will not be distributed at the end of the period, and will be used as a financing source of the subsidiaries to reduce their indebtness.

D)   Comparative information

     The following companies were included in consolidation for the first time in 1995 and 1994:


              Company                   Registered Offices

    1995 :
      Group and multigroup companies
        SINABEN MULTIMEDIA A.I.E.       C/ ARTE, 21 MADRID (SPAIN)


    1994 :
      Group and multigroup companies
        SINTEL VENEZUELA                22. AVDA. CAMPO ALEGRE QUINTA
                                        No. 11 CARACAS (VENEZUELA)

        SINTEL PERU                     AVDA.  JOSE  PARDO,  601  LIMA (PERU)


     Also, the following companies were excluded from consolidation in 1995 as a result of sale:


          Company                      Registered Offices

    1995 :
     Associated companies:
       INALCA, S.A.                    C/  RAMON  Y CAJAL,  S/N  LA CAVA
                                       DELTEBRE (TARRAGONA) (SPAIN)

       SISTEMAS AVANZADOS DE CONTROL   C/  ESTUDIO,  3, ARAVACA (MADRID)


     The companies excluded from consolidation in 1995 contributed in 1994 losses of approximately Ptas. 255,727,000 to the "Companies Carried by the Equity Method" caption and approximately Ptas. 96,406,000 of results.

NOTE 4. VALUATION STANDARDS

               The valuation criteria used by the Company were as follows:

     A) Standardization of items.
        The financial statements of the individual companies have been formulated following homogeneous accounting principles. For those companies where different principles have been used, the corresponding adjustment was done in the process of consolidation, in order to present the annual consolidated accounts on a homogeneus basis.

     B) Adjustment of balance sheets of foreign companies.
        The items in the balance sheet and income statement of foreign companies are adjusted, before being translated to pesetas, for the effects of the changes in prices, in accordance with the rules applicable for these purposes in the country where the foreign company is located.

     C) Translation methods (year-end exchange rates)
        The financial statements of the foreign Group companies were translated to pesetas at the exchange rates ruling at year-end (December 31, 1995 and 1994), except for:

          1.  Capital stock, which was translated at historical exchange rates.

          2. Reserves, which were translated at the average exchange rates in the years in which they arose.

          3. Income statement balances, which were translated at the average exchange rates for the year.

        The exchange difference arising from application of this method is included under the "Shareholder's Equity - Translation Differences" caption in the accompanying consolidated balance sheets, net of the portion relating to minority interests, which is presented under the "Minority Interests" caption of the accompanying consolidated balance sheets.

     D)   Tangible fixed assets
          Tangible  fixed  assets are recorded at cost.  Expenditures  for
          repairs   and  maintenance  are  charged  to  expenses  as   incurred.
          Expenditures for betterment's and major improvements are capitalized.

          The Companies depreciate its tangible fixed assets by the straight-line method at rates based on the following years of estimated useful life:
                                                        Years of Estimated
          ASSET                                             Useful Life

          Buildings and other structures (brand new assets)      50
          Buildings and other structures (second hand assets)    25
          Machinery                                               7
          Tools                                                   3
          Vehicles                                                7
          Furniture                                              10
          Computer hardware                                       4
          Meter-reading equipment                                10
          Installations                                          14

     E)   Other loans granted

          The balance of the "Financial Investments - Other Loans" caption relates basically to Sintelar's long-term receivables from its customer Telecom.

     F)   Inventories

          Inventories (raw materials and other supplies) are valued at the lower of average cost or market. "Work-in-Process" and "Completed Work" are carried at cost of the allocated items (mainly direct labor and outsourced services)

          Obsolete, defective and slow-moving inventories have been reduced to net realizable value.

     G)   Subsidies

          Operating subsidies are credited to the statement of operations in the year in which they are granted. The subsidies granted in 1995 and 1994 relate basically to social security allowances for training courses.

     H)   Liability for pensions

          In 1990 the Parent Company Sintel, S.A. reached an agreement with its employees in connection with the pension commitments established by the collective labor agreement and the internal regulations. Under this agreement, a pension plan was set up at Gestion de Prevision y Pensiones, S.A. (Argentaria). The Company undertook to make annual contributions of 2.384% of the fixed compensation (2% for employees who joined the Company after November 4, 1990).

          The liability registered by the Company as of December 31, 1990, to cover all the liabilities incurred in this regard at that date, amounted to approximately Ptas. 2,133,521,000, based on the calculations by independent actuaries, using individual capitalization techniques and an assumed interest of 6%. Under the financial rebalancing plan set up with Gestion de Prevision y Pensiones, S.A. (Argentaria), approximately Ptas. 470,000,000 were contributed to this Company in 1990, and the remaining amounts incurred at that date and the related interest were to be paid over 33 years, as agreed in the plan.

          Contributions to the fund in 1995 amounted to approximately Ptas. 81,684,000 (approximately Ptas. 78,542,000 in 1994), in accordance with the financial rebalancing plan mentioned above, and approximately Ptas. 53,875,000, to cover the unamortized amounts for past services of employees who left the Company due to retirement, disability or death in 1995.

         Additionally, Ptas. 106,838,000 have been recorded to cover the financial expenses due to the amounts pending to be paid to Gestion de Prevision y Pensiones, S.A. for the past services.

          Approximately Ptas. 178,813,000 were paid in 1995 (Ptas. 190,349,000 in 1994) and recorded under "Personnel Expenses" relating to current obligations for the year.

     I)   Other provisions for contingencies and expenses

          This relates to the estimated amount required for probable or certain third-party liability arising from litigation in progress or from outstanding indemnity payments or obligations of undetermined amount, and guarantees provided by the Company. This provision is recorded when the contingency or obligation giving rise to the indemnity or payment arises.

     J)   Extraordinary long-service bonus

          Under the collective labor agreement in force, the Parent Company Sintel, S.A. is required to pay an extraordinary bonus equal to one month's current salary to employees reaching 25 years of uninterrupted service at the Company. As of December 31, 1995, the Company had recorded a provision of approximately Ptas. 245,196,000 for the liability incurred in this connection through that date, which is included under the "Accrued liabilities long term" caption on the accompanying balance sheet. As of December 31, 1994, the Company had recorded a provision of approximately Ptas. 230,657,000 in this connection.

     K)   Corporate income tax

          The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits. The corporate income tax expense was recorded taking into account, where applicable, the resolutions adopted by Telefonica based on the ICAC resolution dated April 30, 1992, establishing the criteria for the recording of corporate income tax at companies which file consolidated tax returns.

         Prepaid taxes are only recognized in assets insofar as their realization in the future is reasonably assured. The tax arising from the income obtained from sales to Telefonica de Espana, S.A. by the companies consolidated for tax purposes and pending collection from third parties is deferred for tax purposes by the Group. The effect of this deferral, arising from the aforementioned Telefonica transactions, is recorded under the "Investments - Loans to Telefonica Group Companies" and "Other Long-Term Payables- Accrued Taxes Payable" captions.

     L)   Foreign currency transactions

          Foreign currency balances are translated to pesetas at the exchange rates ruling at the balance sheet date. Exchange losses are charged to period income. Exchange gains are credited to income when they arise. At December, 31 1995, 1994 and 1993 no significant exchange gains are pending to be recorded.

     M)   Recognition of revenue and expenses

     Revenue and expenses are recognized on an accrual basis. In accordance with the accounting principle of prudence, the Company only records realized income at year-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

          Revenues from projects taking over one year are valued by adding to the cost incurred the expected profit margin, which is calculated on the basis of the percentage of completion of the project proportionally between the estimated cost and the contractual selling price. If the difference between the resulting value and the billings made is positive, it is recorded in the "Customer Receivables - Unissued Billings" account under the "Accounts Receivable - Customer Receivables" and "Accounts Receivable - Receivable from Group Companies" captions. If the difference is negative, the excess billings are recorded under in the "Customer Advances" account under the "Trade Accounts Payable- billings in excess of costs" caption.

          The result on the scaled projects of the Telecommunication Networks division is estimated on the basis of the monthly percentage of completion and the sale price agreed upon with Telefonica de Espana, S.A. (under general agreements). The completed work not yet billed to Telefonica is included under the "Receivable from Group Companies - Receivable from Group Companies for Accrued Billings" caption.

          The "Customer Receivables - Unissued Billings" caption also includes the balances, valued at selling price, of services rendered and pending final billing. If losses are expected, the related provisions are recorded for their full amount.

     N)   Termination indemnities

          Under current labor regulations, Sintel, S.A. is required to make indemnity payments to employees terminated under certain conditions.

          As of December 31, 1995, management of Sintel, S.A. had reached an agreement with the workers' representatives in connection with the early retirement of 35 employees in the period 1996 through 1999. A provision of approximately Ptas. 529,524,000 was recorded in 1995 in this connection, under the caption "Personnel expenses" in the accompanying statement of operations.

NOTE 5.- HOLDINGS IN COMPANIES CARRIED BY THE EQUITY METHOD

     The movements in 1995 in this caption in the accompanying consolidated balance sheets were as follows:

                             In thousands of pesetas
                  Balance              Transfer to                                    Attribution of              Share in  Balance
                    at                 Consolidated                 Dividends           Losses to   Translation Income for    at
                  12/31/94   Additions   Companies   Sales     Suppl 95    Interim 95  Shareholders Differences  the year  12/31/95
Contronic          44,043           0     (44,043)          0         0          0            0             0         0           0
Incosa             71,997           0     (71,997)          0         0          0            0             0         0           0
S.A.C.            107,686           0           0    (107,686)        0          0            0             0         0           0
Servicios 2.000         0           0           0           0         0          0        4,768             0    (6,103)     (3,604)

Sietel            191,075           0           0           0  (180,253)   (54,007)           0        (3,331)  287,743     241,227
AIE Sinaben             0       1,000           0           0         0          0            0             0       306       1,306
------------------------------------------------------------------------------------------------------------------------------------

Total             412,532       1,000    (116,040)   (107,686) (180,253)   (54,007)       4,768        (3,331)  281,946     238,929
====================================================================================================================================


NOTE 6. TANGIBLE FIXED ASSETS

      The movements in 1995 in fixed asset accounts and in the related accumulated depreciation were as follows:

A) VARIATIONS IN FIXED ASSETS (COST)
                             In thousands of pesetas

                                                  Increase  Exchange
                   Balance             Retire-   (Decrease)   Rate    Balance
                      at     Additions  ments       by     Variation     at
                   12/31/94                       Transfer            12/31/95

Land and buildings  690,625    25,255      -        6,371      -       722,251
Technical
installations
and machinery       998,091    70,532  (147,291)  (23,637)  (9,514)    888,181
Furniture           422,443    14,236    (1,500)   15,741   (8,091)    442,829
Computer hardware   817,619    59,413  (329,326)   12,786   (1,140)    559,352
Tools               997,039    72,680   (30,788)   31,357   (4,368)  1,065,920
Vehicles          1,360,075    21,414   (70,780)   72,975  (19,395)  1,364,289
Meter-reading
equipment         1,492,365   207,595  (305,940)   13,941       (7)  1,407,954
------------------------------------------------------------------------------
Total             6,778,257  471,125   (885,625)  129,534  (42,515)  6,450,776
==============================================================================

B) MOVEMENTS IN ACCUMULATED DEPRECIATION

                             In thousands of pesetas

                    Balance                      Increase   Exchange   Balance
                       at                Amounts (Decrease)  Rate         at
                   12/31/94  Provisions   Used      by     Variation  12/31/95
                                                  Transfer

Land and buildings   86,782    10,461       -       1,146      -        98,389
Technical
installations
and machinery       500,103    99,377   (83,214)   (7,296)   (4,375)   504,595
Furniture           250,876    41,224      (896)    5,949    (2,249)   294,904
Computer hardware   663,490    43,803  (273,346)    5,393    (1,454)   437,886
Tools               891,808    65,415   (26,829)   22,531    (2,456)   950,469
Vehicles            945,965   143,644   (27,314)   53,975    (6,772) 1,109,498
Meter-reading
equipment           923,113   162,846  (298,458)   68,935    (6,243)   850,193
------------------------------------------------------------------------------
Total             4,262,137   566,770  (710,057)  150,633   (23,549) 4,245,934
==============================================================================

      In 1995 Sintel, S.A. reorganized its work centers. As a result, as of December 31, 1995, assets with a cost value of approximately Ptas. 677,655,000 and accumulated depreciation of approximately Ptas. 92,174,000 were not directly assigned to operations. The depreciation of these assets charged to the "Period Depreciation and Amortization - Tangible Fixed Assets" caption in 1995 amounted to approximately Ptas. 9,568,000.

     Company's management plan to rent or sale these assets to third parties.

      The items which were fully depreciated as of December 31, 1995 and 1994, were as follows:
                                            In thousands  of pesetas
                                                 1995        1994

Technical installations and machinery          100,260     142,673
Furniture                                       96,083      96,274
Computer hardware                              328,352     385,425
Tools                                          835,551     840,954
Vehicles                                       435,953     440,841
Meter-reading equipment                        357,749     378,782
                                             ----------  ----------
      Total                                  2,153,948   2,284,949


     Projected investments (including financial investments) for 1996 at Sintel, S.A. amount to approximately Ptas. 310,000,000.

     The Parent Company and the Group have taken out insurance policies to cover the possible risks to which their tangible fixed assets are subject.

NOTE 7.- FINANCIAL INVESTMENTS


    The movements in 1995 in "Financial Investments" accounts and in the related provisions were as follows:


A) VARIATIONS IN GROSS FINANCIAL INVESTMENTS :

                               In thousands  of pesetas

                  Balance                                    Exchange   Balance
                     at                                                   at
                  12/31/94 Investments Divestments Transfer Adjustment 12/31/95

Holdings carried
by the equity
method             412,532   293,817    (467,420)       -         -     238,929
Other holdings     256,289       152         (60)  (246,449)      -       9,932
Loans to group
companies        2,134,122 1,340,961  (1,420,578)   (19,060)      -   2,035,445
Other loans        672,233   164,099    (186,529)   256,656  (78,987)   827,472
Tax prepayments    661,468   202,925     (24,900)       -         -     839,493
Deposits and
guarantees          57,580    16,437     (27,241)   (10,207)      -      36,569
-------------------------------------------------------------------------------
Total            4,194,224 2,018,391  (2,126,728)   (19,060) (78,987) 3,987,840
===============================================================================

      The transfer of approximately Ptas. 246,449,000 in 1995 from "Other Holdings" was due to the fact that the long-term loans from Sintelar to the temporary joint ventures in which it participates were transferred in 1995 to the "Other Loans" caption.

     The 1995 divestments in the "Loans to Group Companies" caption amounting to Ptas. 1,420,578,000 relate to collections made in 1995 under the supplementary contract with Telefonica de Espana, S.A. (Ptas. 200,940,000) and in connection with collections arising from this Company due to the long-term tax credit (Ptas. 1,219,638,000).


     The detail, by type of transaction, of the long-term loans to group companies is as follows:

                                               In thousands of pesetas.
                                                    1995            1994

     Receivable from Telefonica for long-term
     tax credit                                     581,155     1,216,644
     Receivable from Telefonica for long-term
     internal transactions                        1,454,290       694,484
     Receivable from Telefonica for long-term
     consolidated taxation                             -            3,094
     Receivable from Telefonica under
     supplementary contract                            -          220,000
                                                   ---------    ---------
               TOTAL                               2,035,445    2,134,222
                                                   =========    =========

B) MOVEMENTS IN FINANCIAL INVESTMENT PROVISIONS :

                             In thousands of pesetas

                             Balance              Amounts            Balance
                                at                                      at
                             12/31/94  Provisions  Used   Transfers  12/31/95

Prepaid taxes (Note 15)       582,232        -        -        -      582,232
(Nota 15)
Other companies                    69     22,576      -        -       22,645
------------------------------------------------------------------------------
Total                         582.301     22,576      -        -      604,877
==============================================================================
     The provisions relate to those recorded by Sintelar.

NOTE 8. INVENTORIES

     The breakdown of the balances of the Group's "Inventories" caption as of December 31, 1995 and 1994, is as follows:

                                        In thousands of pesetas

                                           1995        1994
Raw materials and other supplies          305,782     412,781
Work-in-process                         2,360,648   2,226,440
Completed work                            489,909     423,966
Allowance                                 (51,155)    (58,492)
Advances to suppliers                     851,522   1,200,751
                                        ----------  ----------
              TOTAL                     3,956,706   4,205,446
                                        ==========  ==========

NOTE 9. ACCOUNTS RECEIVABLE

     The balances as of December 31, 1995 and 1994, are as follows:

                                                 In thousands of pesetas
                                                     1995               1994

Customer receivables                             3,585,674           8,538,227
                                               ------------        ------------
     Customer receivables                        3,509,301           5,294,665
     Customer receivables for accrued billings      76,373           3,243,562

Receivable from Group companies,Telefonica      21,269,306          16,116,345
                                               ------------        ------------
    Receivable from Group companies (Note 18)   20,810,257          15,742,644
    Receivable from Group companies
      for accrued billings (Note 18)               459,049             373,701

Receivable from associated companies,
     Telefonica Group (Note 18)                  3,040,219                 -
Receivable from associated companies,
     Sintel Group (Note 18)                          3,391              17,326
Sundry accounts receivable                         423,664             715,592
Employee receivables                               209,904             211,794
Tax receivables                                    359,860             512,689
Allowances for doubtful accounts                  (577,600)           (781,536)
                                                -----------         -----------
                     TOTAL                      28,314,418          25,330,437

NOTE  10. SHAREHOLDER'S EQUITY

     The movements in equity accounts in 1995 and 1994 were as follows:


                              In thousands of pesetas

                                                         Allocation of Loss
                                               ----------------------------------
                                                 Other                           Distribution          Transfer  Transfer
                                                Reserves                         of Dividends            due to   due to
                                                 of the    Reserves at              within              Changes    Sales   Balance
                        Balance at     Other  Controlling Consolidated   Gross       the   Loss for      in        of        at
                        12/31/94    Variations  Company    Companies    Dividends   Group   the Year   Holdings Holdings 12/31/95
Subscribed capital
   stock                1,100,000    2,000,000         -        -         -         -          -       -           -     3,100,000
Unrestricted reserve    4,253,434         -            -        -         -         -          -       -       (191,100) 4,062,334
Legal reserve             220,000         -            -        -         -         -          -       -           -       220,000
Restricted reserve        101,190         -            -        -         -         -          -       -           -       101,190
Prior years' losses    (2,829,437)     (23,000)  (1,315,222)    -     (158,490)  202,671       -       -           -    (4,123,478)
Reserves at companies
consolidated by the
global method             534,973      (47,744)        -     356,300      -      (22,417)      -     62,315        -       883,427
Reserves at
companies carried by
the equity method        (185,732)       3,124      256,838  162,764   (78,407) (180,254)      -    (62,315)       -        11,313
Translation
differences in
consolidation              19,997      (47,398)        -        -         -         -          -       -           -       (27,401)
Loss for the year        (776,217)        -         776,217     -         -         -    (1,983,509)   -           -    (1,983,509)
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL              2,438,208    1,884,982     (282,167) 519,064  (236,897)     -    (1,983,509)   -        (95,805) 2,243,876
===================================================================================================================================

                                                         Allocation of Loss
                                              ----------------------------------
                                                 Other                           Distribution          Transfer  Transfer
                                                Reserves                         of Dividends            due to   due to
                                                 of the    Reserves at              within              Changes    Sales   Balance
                        Balance at     Other  Controlling Consolidated   Gross       the   Loss for      in        of        at
                        12/31/93    Variations  Company.   Companies    Dividends   Group   the Year   Holdings Holdings 12/31/94
Subscribed capital
   stock                1,100,000         -            -        -         -         -          -       -           -     1,100,000
Unrestricted reserve    4,061,243        1,091      191,100     -         -         -          -       -           -     4,253,434
Legal reserve             220,000         -            -        -         -         -          -       -           -       220,000
Restricted reserve        101,190         -            -        -         -         -          -       -           -       101,190
Prior years' losses       337,251         -      (2,987,927)    -     (337,251)  158,490       -       -           -    (2,829,437)
Reserves at companies
consolidated by the
global method               1,479        1,143           90  532,261      -         -          -       -           -       534,973
Reserves at
companies carried by
the equity method         229,340     (145,811)      36,306  (11,245) (158,490)     -          -       -           -      (185,732)
Translation
differences in
consolidation              19,997      (47,398)        -        -         -         -          -       -           -        19,997
Loss for the year      (2,712,498)        -       2,712,498     -         -         -      (776,217)   -           -      (776,217)
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL              3,403,628     (189,203)     (47,933) 521,016  (473,083)     -      (776,217)   -           -     2,438,208
===================================================================================================================================

  As of December 31, 1995, the Company's capital stock consisted of 3,100,000 fully subscribed and paid registered shares of Ptas. 1,000 par value each. As of December 31, 1994, the capital stock consisted of 1,100,000 fully subscribed and paid registered shares of Ptas. 1,000 par value each. The capital increase carried out in 1995 is in the process of registration in the Commercial Register.

      The companies and individuals outside the Group or related to Sintel, S.A. through common shareholders with an ownership interest of 10% or more in any Group company are as follows:

December 31, 1995

 Shareholders       Investee        Percentage of
                                      Ownership
T. Internacional    Sintelar             25
C.H.S.              Sintelar             25
T. Internacional    Sintel Peru          25
Grana y Montero     Sintel Peru          37
Antonio Soto        Incosa              16.3
Jose Doval          Incosa              16.3
Antonio Di Lello    Cotronic             26
Gines Ramis         Cotronic            12.5
Julio J. Rodriguez  Cotronic            10.5
Iecsa-Sideco        Sietel               50
Abengoa             Servicios 2.000      50
Abengoa             Sinaben M.           50

     Under the Corporations Law, as amended, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock.

      The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount.

      Except as mentioned above, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

      The breakdown of the reserves, and loss for the year relating to the Group of consolidated companies, and translation differences is as follows at December 31, 1995:

                             In thousands of pesetas

              Reserves At     Reserves at
               Companies       Companies
             Consolidated      Carried by        Income
                By The            the            (Loss)         Translation
             Global Method    Equity Method    for the Year     Differences

Sintel               -             -            (2,328,070)           -
Sintelar          857,314          -               (81,875)        (36,799)
Sietel               -           11,313            287,743          (3,874)
Sintel Venezuela  (40,944)                         (28,899)         13,315
Sintel Peru       (11,948)         -               103,055             (43)
Servicios 2.000                                     (6,102)           -
Cotronic           29,908          -                29,407            -
Incosa             49,097          -                40,926            -
Inalca               -             -                  -               -
S.A.C.               -             -                  -               -
Sinaben              -             -                   306            -
-----------------------------------------------------------------------------
 TOTAL            883,427        11,313         (1,983,509)        (27,401)
=============================================================================

   The variations in the number of shares and in their par value are as follows:

                                         Thousands of Shares
   Number of shares registered     12/31/93    12/31/94    12/31/95

Beginning balance                    1,100       1,100       1,100
New shares issued                       -           -        2,000
                                    -------     -------     -------
Ending balance                       1,100       1,100       3,100

                                                  In pesetas
                                   12/31/93    12/31/94    12/31/95

Par value of the shares at the
   end of the year                   1,000       1,000       1,000

NOTE 11.  MINORITY INTERESTS

      The movements in 1995 in this caption in the accompanying consolidated balance sheets were as follows (in thousands of Pesetas):

             Balance      (Loss)    Change                              Balance
               at       Income for    in     Translation    Other          at
             12/31/94    the Year  Holding   Differences   Variations  12/31/95

Sintelar     878,595     (81,875)      -        (51,367)     (1,551)    743,802
Sintel Peru   92,481     168,143       -         (4,742)    (29,844)    226,038
Cotronic        -         28,254     39,688        -           -         67,942
Incosa          -         39,164     54,735        -           -         93,899
-------------------------------------------------------------------------------
Total        971,076     153,686     94,423     (56,109)    (31,395)  1,131,681
===============================================================================

   The breakdown of the balance of the "Minority Interests" caption as of December 31, 1995, is as follows (in thousands of Pesetas):



                                       Translation  (Loss) Income
              Capital Stock  Reserves  Differences   for the Year     Total

Sintelar            5,163     857,314    (36,800)       (81,875)     743,802
Sintel Peru        77,459     (19,495)       (69)       168,143      226,038
Cotronic            4,900      34,788       -            28,254       67,942
Incosa              4,890      49,845       -            39,164       93,899
----------------------------------------------------------------------------
  TOTAL            92,412     922,452    (36,869)       153,686    1,131,681
============================================================================

NOTE 12. ACCRUED LIABILITIES

      The breakdown of the balance of this caption as of December 31, 1995 and 1994, is as follows:

                             In Thousands of Pesetas
                                                          Amounts
                                   1994      Provisions     Used        1995

For third-party liability         292,548      91,087     (64,402)     319,233
For early  retirements               -        379,496        -         379,496
For asset/liability
position contingencies            179,572        -        (79,572)     100,000
Liability for pensions          1,780,634     106,838    (135,558)   1,751,914
Extraordinary long-
service bonus                     230,658      18,996      (4,458)     245,196
------------------------------------------------------------------------------
Total                           2,483,412     596,417    (283,990)   2,795,839
==============================================================================

NOTE 13. BONDS OUTSTANDING


The detail of the debentures outstanding as of December 31, 1995, and of the main features thereof is as follows (in thousands of Pesetas):


          Issue                        Par        Effective
          Date              %         Value        Amount    Redemption


          05/31/89       12.25       2,000,000    2,021,874     1996

      The accrued interest payable amounted to approximately Ptas. 22,357,000 in 1995 and Ptas. 22,500,000 in 1994. Therefore, the balance outstanding amounted to approximately Ptas. 2,044,231,000 in 1995.



NOTE 14. PAYABLE TO BANKS ENTITIES AND PAYABLE TO GROUP AND ASSOCIATED COMPANIES


14.1 These accounts are classified in the balance sheet by maturity. The balances as of December 31, 1995 and 1994, are as follows (in thousands of Pesetas):

a) Long-term
                                                1995            1994

Loans from Telefonica Group (Telfisa)        7,909,237      10,209,194
Long-term debt to Sintel Group                    -             65,339
                                           ------------    ------------
Total Payable to Group and Associated
 Companies                                   7,909,237      10,274,533
                                           ============    ============

      These balances relate to the financing received from Telfisa (a Telefonica Group Company), by virtue of the long-term financing contract entered into in 1993, at market rates with interest ranging from 8.87% to 10.22%.

      The loan from Telfisa matures on November 2, 1996. However, the Company records it at long-term since there is an agreement to automatically renew it at maturity.

     The detail of the balance of the long-term "Payable to Banks" caption as of December 31, 1995, which amounted to approximately Ptas. 175,762,000, is as follows:

                           In Thousands of Pesetas
                                          Principal
                                          Outstanding  Unused
     Bank              Maturity    Limit   or Balance  Balance
                                             Used
INCOSA :
  Banco de Galicia     05/18/97   25,000     24,739      261
  Banco de Galicia     05/18/97  135,000     77,600   57,400
  Bankinter Indefinite            50,000     45,744    4,256

COTRONIC :
  Loan from Unicaja    01/16/99   73,000     27,679
                                ---------  --------- --------
Total                            283,000    175,762   61,917
                                =========  ========= ========

b) Short-term
                                     In Thousands of Pesetas
                                  1995                    1994
     Loans received by:
     Sintel                     2,410,841             4,331,825
     Sintelar                     905,513                  -
     Cotronic                     151,038                  -
     Incosa                       221,322                  -
     Sintel Peru                   68,422                  -
                               -----------           -----------
                                3,757,136             4,331,825
                               ===========           ===========

c) Credit and discount lines

      As of December 31, 1995, the Sintel Group had the following credit and discount lines, with the limits and unused amounts detailed below:


  Credit                In Thousands of Pesetas
facilities

                                               Principal
                                               Outstanding
                       Maturity      Limit     Or Balance      Unused
                                                   Used       Balance

   SINTEL :
Atlantico              01/05/96     1,000,000     260,385      739,615
Andalucia              01/18/96       500,000     458,981       41,019
Bankinter              06/06/96     2,500,000     554,223    1,945,777
Barclays               06/10/96     1,000,000     695,756      304,244
Popular Espanol        06/22/96       500,000     450,973       49,027
Urquijo                   -                 -     (9,477)        9,477

   INCOSA :
Credit Lyonnais        10/19/96        25,000     (7,522)       32,522
B.B.V.                 09/12/96        35,000      32,486        2,514
Banco Gallego          01/05/96        15,000       3,724       11,276
Banco Simeon           10/18/96        25,000      24,331          669
Bankinter              11/07/96        25,000      23,715        1,285
Credit Lyonnais        10/19/96        85,000      71,669       13,331
B.B.V.                 09/15/96       150,000      46,546      103,454
Banco  Gallego         01/30/96        35,000       5,709       29,291
Banco Simeon           10/18/96        50,000      19,928       30,072
Slibail Iberica, S.A.  07/16/96             -         736            -
(Leasing)                 -                 -           -            -

   COTRONIC:
Loan from Unicaja         -                 -       9,231            -
Banco Herrero          02-04-96        50,000      42,875        7,125
Banco Atlantico        10-06-96       100,000      98,932        1,068

  SINTELAR:
Citibank               07-25-96       449,358     449,358            -
Bansud                 07-14-96       456,155     456,155            -

   SINTEL PERU :
Extebandes            Indefinite      242,820      68,422      174,398
                                   ----------- -----------  -----------
                Total               7,243,333   3,757,136    3,496,164
                                   =========== ===========  ===========

      The average annual interest on these credit facilities was 10.13% in 1995 (8.70% in 1994) for the Parent Company.
      The financial expenses accrued and payable by the Sintel Group as of December 31, 1995, amounted to approximately Ptas. 441,963,000, of which Ptas. 154,764,000 related to interest payable to credit entities and Ptas. 287,199,000 to interest payable to Telefonica group companies, and are included under the short-term "Payable to Telefonica Group Companies" caption.

     As of December 31, 1994, these financial expenses amounted to approximately Ptas. 347,798,000, of which Ptas. 131,083,000 related to interest payable to credit entities and Ptas. 216,624,000 to interest payable to group companies, and are included under the short-term "Payable to Telefonica Group and Associated Companies" caption.


NOTE 15. ACCRUED TAXES PAYABLE, TAX RECEIVABLES AND PREPAID TAXES

The breakdown of these captions as of December 31, 1995 and 1994 is as follows:

                                                     In Thousands of Pesetas
                                                      1995         1994

Long-term accrued taxes payable and other :
Deferred taxes on intragroup transactions            1,454,290    712,450
                                                    -----------  ---------
Total long-term accrued taxes payable                1,454,290    712,450
                                                    ===========  =========

                                                  In Thousands of Pesetas
                                                         1995       1994

Short-term accrued taxes payable and other :
Personal income tax withholdings                       228,381     211,685
VAT payable                                            681,891     941,359
Withholdings from income from financial capital
   and other                                           143,277     307,660
Accrued social security taxes                          313,604     362,650
Taxes payable abroad                                   127,869      72,690
Other government entities                                  838       3,748
Canary Islands general indirect tax                      2,336       7,128
                                                     ----------  ----------
Total short-term accrued taxes payable               1,498,196   1,906,920
                                                     ==========  ==========

                                                    In Thousands of Pesetas
                                                          1995       1994
Tax prepayments and other long-term items :

Prepaid taxes                                           839,493     661,468
Allowances                                             (582,232)   (582,232)
                                                       ---------   ---------
Total prepaid taxes net                                 257,261      79,236
                                                       =========   =========

                                                      In Thousands of Pesetas
                                                           1995       1994
Short-term tax receivables and other:
Prepaid taxes on intragroup transactions                  10,041      10,041
Social security receivables                               11,461       9,465
Sundry tax receivables (international)                   338,209     493,183
Tax withholdings and prepayments                             149           -
                                                        ---------    --------
Total short-term tax receivables                         359,860     512,689
                                                        =========    ========

NOTE 16. TAX MATTERS

      By Ministerial Order dated July 27, 1993, the Directorate-General of Taxes authorized Telefonica de Espana, S.A. to extend its consolidated taxation status for corporate income tax purposes for 1993, 1994 and 1995, as group number 24/90, which includes the Parent Company Sintel, S.A. from 1990. This authorization is conditional upon compliance with the requirements stipulated by current legislation (Royal Decree 15/1977 and Law 18/1982).

      As a result of application of the consolidated taxation system, the individual credits and debits of Sintel, S.A. for corporate income tax purposes are included in Telefonica de Espana, S.A.

      The Parent Company has the following years open for review by the tax inspection authorities for the main taxes applicable to it :


       Tax                                                 Years

Corporate income tax                               1993 and subsequent years
Local taxes                                        1991 and subsequent years
Personal income tax withholdings                   1993 and subsequent years
VAT                                                1993 and subsequent years
Transfer tax                                       1990 and subsequent years
Withholdings from income from movable capital      1993 and subsequent years

      The remaining consolidated Group companies have the last five years open for review by the tax inspection authorities for all taxes applicable to them.




NOTE 17. GUARANTEE COMMITMENTS TO THIRD PARTIES AND OTHER CONTINGENT LIABILITIES


      Sintel,  S.A. and the Group have provided guarantees for third parties  to
finance   entities,  government  agencies,  etc.,  basically  to  back   project
completion, as follows :

                                         Thousands of Pesetas
                                         12/31/95     12/31/94

Group companies                           89,830     233,068
Associated and multigroup companies    1,407,316      70,366
Other guarantees                       1,387,451   4,613,681


      The SIEMENS-SINTEL-PAGE joint venture and the SINTEHMAGREB joint venture have provided guarantees to customers for project completion amounting to approximately Ptas. 1,239,271,000 and Ptas. 437,348,000, respectively. The Parent Company is jointly and severally liable for the guarantees provided in proportion to its holdings (27.3% and 50.0%, respectively).

      Management of the consolidated companies considers that the unforeseen liabilities, if any, as of December 31, 1995, which might arise from the guarantees provided would not be material.

NOTE 18. REVENUES AND EXPENSES

18.1 The breakdown of the Consolidated Group's ordinary net sales is as follows:

                                 In Thousands of Pesetas
Geographical market           1995          1994         1993

Spain                      31,469,416    28,669,295
Venezuela                     379,935       110,827
Argentina                  12,477,556    14,536,616
Peru                        2,704,981       138,972
                          ---------------------------------------
Total                      47,031,888    43,455,710   46,676,818
                          =======================================

18.2 Transactions with Group companies

     The transactions carried out in 1994 and 1995 with Telefonica de Espana, S.A., the Telefonica Group companies and the Company's investees, and the balances as of December 31, 1995 and 1994, are as follows:

1995
In Thousands of Pesetas

                                                     Receivables
                                                     from Group                        Short-Term Long-Term               Notes
                               Work-in-  Receivables Companies Short-Term Long-Term    Payables   Payables               Payable
                             Process and    from       for      Loans to  Loans to       to         to        Billings      to
                               Completed    Group     Accrued   Group      Group        Group     Group       in excess    Group
                                Work      Companies   Billings Companies  Companies    Companies Companies    of cost    Companies
TELEFONICA                      923,453   8,244,311  (75,858)    407,513  2,035,455    140,120        -       1,281,829      -
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
TELEFONICA GROUP
DEPENDENT COMPANIES:            314,561  12,565,946  534,907        -          -       318,955   7,909,237       26,058     1,307
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
CABITEL                            -           -        -           -          -            13        -            -         -
ESTRATEGIAS TELEFONICAS            -             33     -           -          -          -           -              28      -
MAPTEL                             -           -        -           -          -          -           -            -         -
TELFISA                            -     10,022,668     -           -          -       287,199   7,909,237         -         -
T. SERV. MOV.                   253,598   1,685,520  476,595        -          -          -           -          25,382       909
T.S.I.P.                         46,990     124,235    2,254        -          -         1,651        -            -         -
T.S.S.                             -           -        -           -          -        29,953        -            -          398
T.S.A.I.                            118         282     -           -          -          -           -             165      -
TELEFONICA INTERN. DE ESPANA         85         533     -           -          -          -           -             459      -
TELEFONICA SISTEMAS, S.A.        13,755         884     -           -          -           139        -            -         -
CPT PERU                           -        730,036   56,058        -          -          -           -            -         -
PLAYA DE MADRID                    -            257     -           -          -          -           -            -         -
TELEF. MULTIMEDIA                  -          1,470     -           -          -          -           -            -         -
MENSATEL                             15          28     -           -          -          -           -              24      -

TELEFONICA GROUP
ASSOCIATED COMPANIES:              -      3,040,219     -           -          -          -           -            -         -
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
TELEFONICA ARGENTINA               -      3,040,219     -           -          -          -           -            -         -

SINTEL GROUP
DEPENDENT COMPANIES:             15,382        -        -           -          -          -           -            -         -
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
SINTEL - PERU                     4,100        -        -           -          -          -           -            -         -
SINTELAR                         11,282        -        -           -          -          -           -            -         -

SINTEL GROUP
ASSOCIATED COMPANIES:               505       3,391     -         90,734       -          -           -            -         -
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
SINABEN                             505       3,391     -           -          -          -           -            -         -
SIETEL                             -           -        -         90,734       -          -           -            -         -
----------------------------------------------------------------------------------------------------------------------------------
Total                         1,253,901  23,853,867  459,049     498,247  2,035,445    459,075   7,909,237    1,307,887     1,307
==================================================================================================================================

1995
In Thousands of Pesetas


                                                    Expenses                 Revenues
                                          Work     Outside    Interest               Other Current  Financial
                             Purchases  Performed  Services  Payable on       Sales      Operaing   Revenues
                               from        by        from      Debt to         to        Revenues     from
                               Group      Group      Group      Group         Group     from Group   Group
                             Companies  Companies  Companies  Companies     Companies   Companies  Companies
TELEFONICA                         363         55    337,735     12,379     25,408,523       -        30,408
                             ----------- ----------- --------   ---------   -----------  ---------  ---------

TELEFONICA GROUP
SUBSIDIARIES:                   88,933      2,102    268,375    935,648      5,432,698      9,688       -
                             ----------- ----------- --------   ---------   -----------  ---------  ---------
TELEFONICA INTERNACIONAL          -          -           952       -             1,598       -          -
ANTARES                           -          -       166,866       -              -          -          -
PLEYADE INDUSTRIAL                -          -        84,126       -              -          -          -
CABITEL                           -           749       -          -              -          -          -
ESTRATEGIAS TELEF.                -          -          -          -             1,369       -          -
MAPTEL                            -          -          -          -             5,613       -          -
CPT - PERU                        -          -          -          -         3,131,062       -          -
PLAYA MADRID                      -          -        13,033       -               221       -          -
MENSATEL                          -          -         2,824       -              -          -          -
ST & HILO                         -          -           154       -              -          -          -
T.S.I.P.                         1,624       -          -          -           186,015       -          -
T.S.A.I.                          -          -           420       -                78       -          -
TELEFONICA SISTEMAS, S.A.          240       -          -          -             7,590       -          -
TELFISA                           -          -          -       935,648           -          -          -
TELYCO, S.A.                     1,301        440       -          -              -          -          -
TSM                               -          -          -          -         2,099,021       -          -
TSS                             85,768        685       -          -              -          -          -
TSC                               -           228       -          -              -          -          -
TS- MULTIMEDIA                    -          -          -          -               131      9,688       -
-------------------------------------------------------------------------------------------------------------
Total                           89,296      2,157    606,110    948,027     30,841,221      9,688     30,408
=============================================================================================================

1994
                            In Thousands of Pesetas

                                                     Receivables
                                                     from Group                        Short-Term Long-Term               Notes
                               Work-in-  Receivables Companies Short-Term Long-Term    Payables   Payables               Payable
                             Process and    from       for      Loans to  Loans to       to         to        Billings      to
                               Completed    Group     Accrued   Group      Group        Group     Group       in excess    Group
                                Work      Companies   Billings Companies  Companies    Companies Companies    of cost    Companies
TELEFONICA                    1,107,137   9,064,060    366,715  2,675,053  2,134,122       3,176    -         1,453,400       -
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
TELEFONICA GROUP
DEPENDENT COMPANIES:             38,180   6,678,584      6,986        780       -        218,047 10,209,194       5,418      9,494
                             ----------- ----------- --------   --------- ----------  ---------  ----------  -----------   -------
CABITEL                            -           -          -          -          -            762       -           -          -
ESTRATEGIAS TELEFONICAS            -            538       -          -          -           -          -           -          -
MAPTEL                             -         19,626       -          -          -           -          -          5,418      5,559
TELFISA                            -      6,248,862       -          -          -        216,624 10,209,194        -          -
T. SERV. MOV.(TS-1)               8,710      69,874       -          -          -           -          -           -          -
T.S.I.P.                         10,654     334,696      6,986       -          -           -          -           -          -
T.S.S.                             -           -          -          -          -           -          -           -         3,250
T.S.A.I.                           -           -          -          -          -           -          -           -            77
TELEFON.INTER. DE ESPANA, S.A.     -           -          -          -          -           -          -           -           547
TELEFONICA SISTEMAS, S.A.        18,816       4,988       -           780       -            203       -           -          -
TELYCO                             -           -          -          -          -            458       -           -            61

SINTEL GROUP
DEPENDENT COMPANIES:               -           -          -         3,114       -         13,711     65,339        -           -
SINTELAR                           -           -          -          -          -            813       -           -           -
SINTEL VENEZUELA                   -           -          -          -          -           -        65,339        -           -
SINTEL PERU                        -           -          -         3,114       -         12,898       -           -           -
-----------------------------------------------------------------------------------------------------------------------------------
Total                         1,145,317  15,742,644    373,701  2,678,947  2,134,122     234,934 10,274,533    1,458,818      9,494
===================================================================================================================================

                         In Thousands of Pesetas
                                               Assets                              Liabilities
                                          Receivable from                     Short-Term               Provisions
                                Receivable  Associated                  Loans to     Payable       for
                                  from       Companies   Advances      Associated      for      Short-Term
                                Associated  for Accrued    to          Companies   Purchases    Financial
                                Companies    Billings   Suppliers                 or services  Investments
SINTEL GROUP
ASSOCIATED COMPANIES:
COTRONIC, S.A.                        -           -        57,810             -      171,028          -
INALCA, S.A.                        14,429       2,851      2,315             -       15,165          -
INCOSA, S.A.                          -           -        75,113             -      208,610          -
SIST. AVANZAD. DE CONTROL, S.A.       -           -         2,129          307,434    20,217       307,434
SERVICIOS 2.000 A.I.E.                  46        -          -                -         -             -
------------------------------------------------------------------------------------------------------------
Total                               14,475       2,851    137,367          307,434   415,020       307,434
============================================================================================================

1994
In Thousands of Pesetas

                                                    Expenses                                 Revenues
                                          Work     Outside    Interest   Other Current            Financial
                             Purchases  Performed  Services  Payable on   Operating     Sales     Revenues
                               from        by        from      Debt to     Expenses       to        from
                               Group      Group      Group      Group        Group      Group       Group
                             Companies  Companies  Companies  Companies    Companies   Companies  Companies
TELEFONICA                        -          -          -       117,058     323,581    22,037,213   214,743
                             ----------- ----------- --------  ---------  ----------   ----------- ---------

TELEFONICA SUBSIDIARIES:         3,625     66,258    108,147    867,877     149,839       761,055      -
                             ----------- ----------- --------  ---------  ----------   ----------- ---------
TELEFONICA INTERNACIONAL          -          -         4,758       -           -             -         -
ANTARES                           -          -          -          -        120,199          -         -
PLEYADE INDUSTRIAL                -          -        94,510       -           -             -         -
CABITEL                           -         1,091       -          -           -             -         -
ESTRATEGIAS TELEF.                -          -          -          -           -              817      -
MAPTEL                            -          -          -          -           -           76,185      -
PLAYA MADRID                      -          -          -          -         29,640          -         -
MENSATEL                          -          -           607       -           -             -         -
ST & HILO                         -          -           207       -           -             -         -
T.S.I.P.                          -          -          -          -           -          496,424      -
T.S.A.I.                          -          -            67       -           -             -         -
TELEFONICA SISTEMAS, S.A.         -        65,098      7,945       -           -           51,954      -
TELFISA                           -          -          -       867,877        -             -         -
TELYCO, S.A.                       741       -            53       -           -             -         -
TSM                                 58       -          -          -           -          131,779      -
TSS                              2,826       -          -          -           -            3,896      -
TSC                               -            69       -          -           -             -         -
------------------------------------------------------------------------------------------------------------
Total                            3,625     66,258    108,147    984,935     473,420    22,798,268   214,743
============================================================================================================

                                          In Thousands of Pesetas
                                        Expenses            Revenues
                                     Purchases and       Sales and Services
                                   Outside Services         Rendered

TELEFONICA GROUP ASSOCIATED COMPANIES:   1,097                  447
                                      ---------            ---------
ERITEL                                     450                  447
TELECOM. VALLES                            647                 -

SINTEL GROUP ASSOCIATED COMPANIES:     721,299               34,997
                                      ---------            ---------
COTRONIC, S.A.                         337,798                 -
INALCA, S.A.                            28,771               27,111
INCOSA, S.A.                           302,229                7,886
SISTEMAS AVANZADOS DE CONTROL, S.A.     52,501                 -
                                      ---------            ---------
Total                                  722,396               35,444
                                      =========            =========
     No bad debt allowance has been recorded in the accompanying balance sheets as of December 31, 1995 and 1994, for accounts receivable from Group companies.

18.3 Labor force

      The detail of the Sintel Group's average number of employees in 1995 and 1994 and of the personnel expenses is as follows:

                                       1995        1994

Managers and graduates                  442         448
Nongraduate technicians                 699         632
Clerical staff, messengers, etc.        410         407
Manual workers                        2,586       2,426
                                    --------     -------
  Total                               4,137       3,913
                                    ========     =======
                                        In Thousands of Pesetas
  Personnel expenses                1995          1994          1993

Wages and salaries              11,241,251    12,317,539    12,899,024
Employee welfare expenses        3,305,196     3,375,652     3,609,402
Other personnel expenses         1,830,190       649,684       700,122
                               ------------  ------------  ------------
                                16,376,637    16,342,875    17,208,548

Lump-sum payment                 2,844,651       588,249     2,763,000
Annuity                            156,157          -             -
                               ------------  ------------  ------------
Termination indemnities          3,000,808       588,249     2,763,000
Relocations                        221,925          -             -
Processing of terminations for
permanent disability (Medicalia)    77,675          -             -
Provision for early retirements    529,524          -             -
                               ------------  ------------  ------------
Restructuring cost               3,829,932       588,249     2,763,000
                               ------------  ------------  ------------
Total                           20,206,569    16,931,124    19,971,548
                               ============  ============  ============
18.4 The breakdown of the balances of "Extraordinary Expenses and Losses" and "Extraordinary Revenues" is as follows:

                                       In Thousand of Pesetas
Extraordinary expenses             1995          1994        1993

Tax assessments                     58,350          -             -
Spanish Employment Institute
  (INEM) courses                      -           11,906          -
Other extraordinary expenses       222,868       161,560          -
                               ------------  ------------  ------------
Total                              281,218       173,466       586,673
                               ============  ============  ============
                                        In Thousands of Pesetas
Extraordinary revenues               1995          1994          1993

Refund from insurance company       44,518          -             -
Provisions released                 92,000          -           10,336
Other extraordinary revenues       208,313          -           38,756
                               ------------  ------------  ------------
Total                              344,831          -           49,092
                               ============  ============  ============

     The Parent Company continued the labor force restructuring process which gave rise to the termination with indemnity payments of 413 employees in 1995, at a cost of Ptas. 2,844,651,000, and to the termination of 18 employees with future pension plan commitments amounting to Ptas. 156,157,000.

     Also, as of December 31, 1995, management of the Parent Company reached an agreement with the workers' representatives for the early retirement of 35 employees in 1996 through 1999. A provision of approximately Ptas. 529,524,000 was recorded in 1995 in this connection, of which Ptas.
     379,496,000 were included under the "Accrued liabilities - Long term" caption (see Note 12) and Ptas. 150,028,000 under the "Accruel liabilities
     - Short term" caption, based on maturity.

     There were 91 terminations with indemnity payments at the Parent Company in 1994, the cost of which amounted to approximately Ptas. 588,249,000.

18.5 Individual company result

     The contribution of each consolidated company to the loss for 1995 and 1994 is as follows:

                            Thousands of Pesetas
                                    1995

                Consolidated   Income (Loss)   Total (Loss)
                (Loss) Income  Attributed to  Income for the
                                  Minority         Year
                                 Interests
Sintel             (2,337,636)           -     (2,337,636)
Sintelar             (163,750)       81,875       (81,875)
Sietel                287,743            -        287,743
Servicios 2.000        (6,102)           -         (6,102)
Sintel Venezuela      (19,333)           -        (19,333)
Sintel Peru           271,198      (168,143)      103,055
Cotronic               57,661       (28,254)       29,407
Incosa                 80,090       (39,164)       40,926
Sinaben Multimedia        306             -           306
                   -----------     ----------  -----------
    Total          (1,829,823)      (153,686)  (1,983,509)
                   ===========     ==========  ===========
NOTE 19. OTHER INFORMATION

19.1 Directors' remuneration

      The overall remuneration paid to the directors of Sintel, S.A. for discharging their functions at the various Group and associated companies amounted to approximately Ptas. 25,972,000 in 1995 and Ptas. 22,359,000 in 1994.

    One of the directors of the Parent Company has availed himself, as an employee of SINTEL, S.A., of the pension plan for SINTEL employees, under the same conditions as those applicable to other employees. The pension plan contributions (annual cost) for this director amounted to Ptas. 386,666 in 1995 and Ptas. 383,399 in 1994.

     The Parent Company granted no loans to the Board members and provided no guarantees for them.

19.2      Future prospects

      As a result of the extraordinary losses arising from the labor force restructuring, the Parent Company incurred significant losses in 1995, although income was obtained from ordinary activities.

      Management forecasts for 1996 sustained sales which, together with the effects of the 1995 restructuring, would enable the Parent Company to return to a profit-making situation.

      However, the Parent Company's business activities and operations largely depend on its future financial capacity, backed by the financing received through Telfisa (see Note 14), and on the sales to its major customer and sole shareholder, Telefonica de Espana, S.A. (see Note 18.2).

NOTE 20. ADDITIONAL INFORMATION


     The Sintel Group's consolidated loss for the years ended December 31, 1995, 1994 and 1993, is as follows according with the US GAAP format:


                                            In Thousands of Pesetas

                                         1995           1994           1993
Net sales                              47,031,888    43,455,710    46,676,608
Cost of sales                         (36,743,602)  (35,274,388)  (38,415,697)
                                      ------------  ------------  ------------
GROSS INCOME                           10,288,286     8,181,322     8,260,911
General  administrative and  selling
  expenses                             (7,466,198)   (7,452,575)   (6,587,120)
Restructuring cost                     (3,829,932)     (588,249)   (2,894,000)
                                      ------------  ------------  ------------
OPERATING (LOSS) INCOME                (1,007,844)      140,498    (1,220,209)
Other  revenues  (extraordinary  and
other)                                    484,386       298,072       322,440
Other  expenses  (extraordinary  and
other)                                   (230,475)     (223,861)      (17,872)
                                      ------------  ------------  ------------
(LOSS)  INCOME BEFORE  INTEREST  AND
TAXES                                    (753,933)      214,709      (915,641)
Financial revenues                        580,448     1,105,130       902,692
Financial expenses                     (2,477,463)   (2,015,091)   (2,733,509)
                                      ------------  ------------  ------------
INCOME BEFORE TAXES                    (2,650,948)     (695,252)   (2,746,458)
Corporate income tax                      821,125       252,527       566,213
Income    attributed   to   minority
interests                                (153,686)     (333,492)     (532,253)
                                      ------------  ------------  ------------
LOSS FOR THE YEAR                      (1,983,509)     (776,217)   (2,712,498)
                                      ============  ============  ============

                                                                         Annex A

                        PROSPECTUS DATED AUGUST 5, 1996


                                500,000 SHARES

                                 MASTEC, INC.

                                 Common Stock

        This Prospectus relates to the issuance from time to time by MasTec, Inc., a Delaware corporation (the "Company"), of shares of the Company's common stock, $.10 par value (the "Common Stock"), in an aggregate amount of up to 500,000 shares, upon terms to be determined at the time of such offering. The Common Stock may be offered in such amounts, at such prices and on such terms to be set forth in a supplement to this prospectus (a "Supplement").

        The Common Stock is to be offered directly by the Company in connection with the acquisition of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. The specific terms under which the Common Stock is being offered in connection with the delivery of this Prospectus will be set forth in the applicable Prospectus Supplement and will include the specific number of shares of Common Stock and the issuance price per share. The Common Stock may not be offered through this Prospectus without delivery of the applicable Prospectus Supplement.

                         -----------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

                The date of this Prospectus is August 5, 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The common Stock is listed on the Nasdaq national Market under the symbol "MASX." Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                    INFORMATION INCORPORATED BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

        The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        The Company's Current Report on Form 8-K dated April 30, 1996;

        The Company's Proxy Statement for its 1996 Annual Meeting of Stockholders dated May 16, 1996; and

        The Company's Current Report on Form 8-K/A dated July 15, 1996.

    Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus, shall be deemed to be incorporated by reference into this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) specifically modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference.

        This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from MasTec, Inc., 3155 N.W. 77th Avenue, Suite 135, Miami, Florida 33122-1205, telephone (305) 599-1800, Attention: Nancy J. Damon, Corporate Secretary.

                                  THE COMPANY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, incorporated by reference in this Prospectus.

        MasTec, Inc. (together with its subsidiaries and affiliates, "MasTec" or the "Company") is one of the world's largest contractors specializing in the build-out of telecommunications infrastructure. The Company's principal business consists of the design, installation, and maintenance of the outside physical plant for telephone and cable television communications systems ("outside plant services"), including the installation of aerial, underground and buried copper, coaxial and fiber optic cable networks and the construction of wireless antenna networks for telecommunication service companies such as local exchange carriers, long-distance carriers, competitive access providers, cable television operators and cellular phone companies. The Company also installs central office switching equipment ("switching"), and provides design installation and maintenance of integrated voice, data and video local area networks and wide area networks inside buildings ("inside wiring"). The Company believes it is the largest independent contractor providing telecommunications infrastructure construction services in the United States and Spain and one of the largest in Argentina, Chile and Peru.

        The Company is able to provide a full range of infrastructure services to its telecommunications company customers. Domestically, the Company provides outside plant services to local exchange carriers such as BellSouth Telecommunications, Inc. ("BellSouth"), U.S. West Communications, Inc. ("U.S. West"), SBC Communications, Inc., United Telephone of Florida, Inc. (a subsidiary of Sprint Corporation) and GTE Corp. MasTec currently has 18 exclusive, multi-year service contracts ("master contracts") with regional Bell operating companies ("RBOCs") and other local exchange carriers to provide all of their outside plant requirements up to a specific dollar amount per job and within certain geographic areas. Internationally, the Company provides outside plant services, turn-key switching system installation and inside wiring services to Telefonica de Espana, S.A. ("Telefonica") under multi-year contracts similar to those in the U.S. Telefonica has commited to minimum levels of work under these contracts totaling approximately $200 million (at current exchange rates) per year in 1996, 1997 and 1998.


        The Company also provides outside plant services to long distance carriers such as MCI Communications Corporation and Sprint Corporation, competitive access providers such as MFS Communications Company, Inc., Sprint Metro and MCI Metro, cable television operators such as Time Warner, Inc., Continental Cablevision, Inc. and Media One, and wireless communications providers such as PCS Primesco and Sprint Spectrum L.P. Inside wiring services are being provided to large corporate customers such as First Union National Bank ("First Union"), IBM, Medaphis, Smith Barney, Inc. and Dean Witter Reynolds, Inc. and to universities and government agencies. The Company also provides infrastructure services to public utilities and the traffic control and highway safety industry, and provides general construction and project management services to state and local governments.

        The telecommunications industry which the Company services is undergoing fundamental changes in most markets throughout the world. The Telecommunications Act of 1996 in the United States, agreements among participating countries in the European Community and privatization and regulatory initiatives in South and Central America are removing barriers to competition. In addition, growing customer demand for enhanced voice, video and data telecommunications have increased bandwidth requirements and highlighted network bandwidth limitations in many markets.

        The Company believes that these industry trends will create increased demand for telecommunications infrastructure in four ways.

                . Increased customer for bandwidth will compel services providers to upgrade existing networks to broadband technologies such as fiber optic cable.

                . Competitive pressures will force existing service providers to attempt to reduce their cost structures, leading to increased outsourcing of outside plant services to lower cost independent contractors.

                . New service providers in previously monopolistic markets will ultimately require their own infrastructure.

                . Deployment of more powerful multi-media computers in business will increase the demand for inside wiring services to install communications networks with greater bandwidth capacity.

        The Company believes that it is well positioned to capitalize on these trends and is pursuing a strategy of growth in its core business through internal expansion and strategic acquisitions. The Company believes that the volume of business generated under existing contracts will increase as a result of the anticipated general increase in demand for its services. In addition, the Company believes that its reputation for quality and reliability, operating efficiency, financial strength, technical expertise, presence in key geographic areas and ability to achieve economies of scale provide competitive advantages in bidding for and winning new contracts for telecommunication infrastructure projects.

        The Company also plans to continue to make strategic acquisitions. In April 1996, MasTec acquired Sistemas e Instalaciones de Telecommunications, S.A. ("Sintel"), the largest telecommunications infrastructure contractor in Spain, from Telefonica, the sole provider of public switched telephony in Spain (the "Sintel Acquisition"). The Sintel Acquisition has positioned the Company to take advantage of increased competition coming to Europe and the rapid upgrading of telecommunications services expected in Latin America. In the United States, the Company is continuing to pursue opportunities to acquire selected operators that will enable the Company to expand its geographic coverage and customer base without the risks and expense of start-up and to acquire additional management talent for future growth.

        The principal executive offices of the Company are located at 3155 N.W. 77th Avenue, Miami, Florida, 33122-1205, telephone (305) 599-1800.

                        SELECTED FINANCIAL INFORMATION

        The following table presents selected consolidated financial information of the Company and selected combined financial information of the CT Group as of the dates and for each of the periods indicated. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements or the Combined Financial Statements, as the case may be, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K incorporated herein by reference.

                                                                                Year Ended December 31,
                                                        1995            1994            1993            1992            1992
                                                                        (1-2)           (3)             (3)             (3)
                                                                     (In thousands, except per share amounts)
Income statement data:
Revenue                                                 $174,583        $111,294         $44,683        $34,136         $31,558
Costs of revenue                                         130,762          83,952          28,729         22,163          22,970
                                                      ----------      ----------       ---------      ---------       ---------
Gross profit                                              43,821          27,342          15,954         11,973           8,618
General and administrative
expenses                                                  19,081          13,022           9,871          3,298           2,796
Depreciation and amortization                              6,913           4,439             609            371             359
                                                      ----------      ----------       ---------      ---------       ---------

Operating Income                                          17,827           9,881           5,474          8,313           5,463
Interest expense (4)                                       4,954           3,587             133             33              29
Interest and dividend income (5)                           3,349           1,469             315            207             227
Special charge-real estate and
investments write-downs                                   23,086               0               0              0               0
Other income (expense), net                                2,028           1,009             (81)           209              85
(Losses) equity in earnings of
unconsolidated companies and
minority interest                                           (139)            247           1,177           (416)           (446)
(Benefit) provision for income
taxes (6)                                                 (1,835)          3,211           2,539          3,113           1,992
                                                      ----------      ----------       ---------      ---------       ---------
(Loss) income from continuing
operations (6)                                           $(3,140)         $5,808          $4,213         $5,167          $3,308
                                                      ==========      ==========       =========      =========       =========
Average shares outstanding                                16,046          16,077          10,250         10,250          10,250
                                                                                             (7)            (7)             (7)
(Loss) primary earnings per
share from continuing
operations                                                $(0.20)          $0.36           $0.41          $0.50           $0.32

Balance sheet data:
Property and equipment, net                              $44,571         $40,102         $4,632          $3,656          $2,406
Total assets                                             170,163         142,452         21,325          23,443          11,733
Total long-term debt                                      44,226          35,956          3,579             855             371
Stockholders' equity (8)                                  50,504          50,874         10,943          15,690           9,436

--------------------------------------

(1) Includes the results of the CT Group for the full year 1994, the results of Burnup & Sims from March 31, 1994 through the end of 1994, and the results of DTI from June 22, 1994 through the end of 1994.

(2) The 1994 results of operations have been reclassified to reflect the discontinuation of certain non-core operations of the Company. Net assets of discontinued operations at December 31, 1995, have been segregated in the consolidated balance sheet. See Note 16 to the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview-Discontinued Operations" included in the Company's Annual Report of Form 10-K for the year ended December 31, 1995, incorporated herein by reference.

(3) Includes the results and financial condition of the CT Group only. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--The Acquisition" included in the Company's Annual Report on From 10-K for the year ended December 31, 1995, incorporated herein by reference.

(4) Included is interest due to stockholders from outstanding notes to $135,000 for the year ended December 31, 1995 and $223,000 for the year ended December 31, 1994.

(5) Included is interest accrued from notes from stockholders amounting to $289,000 for the year ended December 31, 1995, and $304,000 for the year ended December 31, 1994.

(6) The CT Group was not subject to income taxes because it was an S corporation and, as a consequence, income from continuing operations has been adjusted to reflect a pro forma provision for income taxes.

(7) Reflects the shares of common stock of the Company received by the former shareholders of the CT Group pursuant to the acquisition by the Company of Burnup and Sims and not the outstanding shares of common stock of the CT Group.

(8) See Note 12 to the Consolidated Financial Statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference, regarding distributions made to the CT Group shareholders in connection with the acquisition by the Company of Burnup & Sims.

                                 RISK FACTORS

        An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained or incorporated by reference herein, the following factors should be considered carefully in evaluating the Company and its business prospects before purchasing any shares of Common Stock.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain statements included in this Prospectus are forward-looking, such as statements regarding the Company's growth strategy. Such forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to the Company's relationships with key customers and implementation of the Company's growth strategy. These and other risks are detailed below as well as in other documents filed by the Company with the Commission.

Dependence on Key Customers

        For the year ended December 31, 1995, Sintel and the Company derived a substantial portion of their revenue from the provision of telecommunication infrastructure services to certain key customers. Approximately 88% of Sintel's revenue was derived from services performed for Telefonica and it affiliates; and approximately 42% of the Company's revenue from continuing operations was derived from services performed for BellSouth. On a pro forma basis, after giving effect to the Sintel Acquisition, 52% of the Company's revenue from continuing operations for the year ended December 31, 1995, would have been derived from services performed for Telefonica, and 17% of its revenue would have been derived from services performed for BellSouth. Although the Company's strategic plan envisions diversification of its customer base, the Company anticipates that it will continue to be dependent on Telefonica and its affiliates and the RBOCs with which it currently does business for a significant portion of its revenue. There are a number of factors that could adversely affect Telefonica or the RBOCs and their ability or willingness to fund capital expenditures in the future, which in turn could negatively affect the Company, including the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally.

Risk Inherent in Growth Strategy

        The Company has grown rapidly through the Burnup Acquisition, the Sintel Acquisition and the acquisition of other companies. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance, however, that the Company will be able to continue to identify and acquire appropriate business or obtain financing for such acquisitions on satisfactory terms. The

Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company and in integrating existing operations with new acquisitions. The Company's growth strategy also assumes there will continue to be significant increase in demand for telecommunications services, which may not materialize. The Company's anticipated growth may place significant demands on the Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to successfully integrate new companies into its operations. Future acquisitions by the Company could result in potentially dilutive issuances of securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability.

Certain Risks Associated With Sintel

Historical Operating Losses

     During 1993, 1994 and 1995, Sintel suffered significant net losses. In 1994, Sintel's current management implemented a restructuring plan to return Sintel to profitability. As a result of the restructuring plan, Sintel recorded a 38 billion peseta (approximately $30.1 million) charge in 1995 due primarily to reductions in personnel. Absent this restructuring charge, Sintel would have realized net income in 1995. The balance of the restructuring plan is being implemented in 1996 and contemplates additional cost savings to achieve positive operating results in 1996 and beyond. There can be no assurance that the restructuring plan will be successful or that other factors such as greater than anticipated reductions in demand or prices for Sintel's services or greater than anticipated labor costs will not have a material adverse effect on Sintel's financial condition or business prospects.

Labor Relations

     Substantially all of Sintel's work force in Spain is unionized. The agreement with Sintel's employee representatives has expired and negotiations are on-going for a new labor agreement. There can be no assurance that a new labor agreement with Sintel's employee representatives can be concluded successfully or on favorable terms. Sintel has suffered strikes and work stoppages in the past, none of which has had a material adverse effect on Sintel. Future strikes or work stoppages could have a material adverse effect on Sintel.

Non-Majority Control of Latin American Affiliates

     Sintel owns 50% or less of the affiliates through which it does business in Argentina, Chile and Peru. As a result, the Company may not be able to cause these companies to pay dividends and other distributions and its lack of majority control may inhibit the Company's ability to implement strategies that it favors.

 Risk of Investment in Foreign Operations

        The Company's current and future operations and investments in certain foreign countries are generally subject to the risks of political, economic or social instability, including the possibility of expropriation, currency devaluation, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or limitations on the repatriation of investment income, capital and other assets. The Company cannot predict whether any of such factors will occur in the future or the extent to which such factors would have a material adverse effect on the Company's international operations.

Currency Exchange Risks

        The Company conducts business in several foreign currencies, which are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company attempts to balance its foreign currency denominated assets and liabilities as a means of hedging its balance sheet currency risk, but there can be no assurance that this balance can be maintained. In addition, the Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars.

Dependence on Senior Management

        The Company's businesses are managed by a small number of key executive officers, including Jorge Mas, the Company's President and Chief Executive Officer, and Jorge L. Mas, the Company's Chairman. The loss of services of certain of these executives could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's success may also be dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.

Competition

        The Company competes with independent third parties in most of the markets in which it operates. While the Company believes that it has greater expertise, experience and resources than its competitors in many of the markets in which it operates, there are relatively few barriers to entry into such markets and, as a result, any business that has access to persons who possess technical expertise and adequate financing may become a competitor of the Company. Because of the highly competitive bidding environment in the United States for the services provided by the Company, the price of a contractor's bid has often been the deciding factor in determining whether such contractor was awarded a contract for a particular project. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to the Company's services; or that the Company will be able to maintain and enhance its competitive position.

        The Company also faces competition from the in-house service organizations of RBOCs, which employ some of the same types of services as those provided by the Company. Although a significant portion of these services is currently outsourced, there can be no assurance that existing or prospective customers of the Company will continue to outsource telecommunication infrastructure services in the future.

Technological Changes

        The telecommunication industry is subject to rapid technological changes. Wireline systems which are used for the transmission of video, voice and data face potential displacement by various technologies, including wireless technologies such as direct broadcast satellite television and cellular telephony. Should the use of such technoogies increase, it could, over the long term, have an adverse effect on the Company's wireline operations.

Controlling Shareholders

        Jorge Mas, the Company's President and Chief Executive Officer, and his father, Jorge L. Mas, the Company's Chairman, together with other family members, beneficially own more than 50% of the outstanding shares of common stock of the Company. Accordingly, they have the power to control the election of the Company's directors and to effect certain fundamental corporate transactions.

Shares Eligible for Future Sale

        Future sales of shares by existing stockholders under Rule 144 of the Securities Act or the issuance of shares of Common Stock upon the exercise of options, oculd materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. The Company has registered 800,000 shares of Common Stock for issuance upon exercise of options granted to its employees under the Company's 1994 Stock Incentive Plan and an additional 400,000 shares of Common Stock for issuance upon the exercise of options granted to its non-employee directors under the Company's 1994 Stock Option Plan for Non-Employee Directors. Options to purchase approximately 133,000 shares are currently issued and exercisable. No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sales, or market sales of shares sold in offerings pursuant to this Prospectus or the availability of such shares for future sales, will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of Common Stock.

Anti-Takeover Provisions

The Company's certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law (the "DGLC") may make it difficult in some respects to effect a change in control of the Company and replace incumbent management The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board of Directors of the Company has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, and to take other actions that may have the effect of delaying or preventing a change of control of the Company without the action of its stockholders.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). Upon completion of the Offering, assuming all registered shares are offered, there will be approximately 17,300,000 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding.

Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of the Company's directors eligible for election in a given year. For a description of the classification of the Board of Directors, see "Certain Provisions of Certificate of Incorporation and By-laws." The holders of Common Stock are entitled to dividends and other distributions if and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of any holder of Preferred Stock that may from time to time be outstanding. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in the distribution of all the Company's assets remaining available for distribution after satisfaction of all the Company's liabilities and the payment of the liquidation preference of any Preferred Stock that may be outstanding. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, and there are no redemptive or sinking fund provisions applicable to the Common Stock. Immediately upon consummation of this Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

Preferred Stock

     The Company's Restated Certificate of Incorporation (the "Certificate"), which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, authorizes the Company's Board of Directors to issue Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock that may be outstanding preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors--Anti-Takeover Provisions."

Delaware Law and Certain Provisions of Certificate of Incorporation and By-laws

     The Certificate, the Company's By-Laws (the "By-laws") and Section 203 of the DGCL contain certain provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

     Business Combinations. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction, the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved by the board of directors of the corporation before the stockholder became an interested stockholder; or the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder; an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock other than a person who owned such shares on December 23, 1987.

     In addition to the requirements in Section 203 described above, the Certificate requires the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of the Company entitled to vote at an election of directors, voting together as a single class to approve certain business combinations proposed by a individual or entity that is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting stock of the Company. This voting requirement is not applicable to "business combinations" if either (i) the Company's Board of Directors has approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation became a holder of more than 10% of the outstanding voting stock of the Company; or (ii) the transaction is proposed by a corporation of which a majority of the outstanding voting stock is owned of record or beneficially by the Company and/or any one or more of its subsidiaries. For purposes of this discussion, a "business combination" includes any merger or consolidation of the Company with or into another corporation, any sale or lease of all or any substantial part of the property and assets of the Company, or issuances of securities of the Company in exchange for sale or lease to the Company of property and assets having an aggregate fair market value of $1 million or more.

        Classified Board of Directors and Related Provisions. The Certificate provides that the number of directors of the Company shall be fixed from time to time by, or in the manner provided in, the By-laws. The By-laws provide that the number of directors will be six, the Board of Directors will be divided into three classes of directors, with each class having a number as nearly equal as possible and that directors will serve for staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquirer obtains the controlling interest.

        Directors may be removed with or without cause by the affirmative vote of the holders of 80% of all outstanding voting stock entitled to vote. A majority of the entire Board of Directors may also remove any director for cause. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or by the stockholders.

        Authorized and Unissued Preferred Stock. Upon consummation of the Offering, there will be 5,000,000 authorized and unissued shares of Preferred Stock. The existence of authorized and unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy consent or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Certificate grants the Board of Directors broad power to establish the designations, powers, preferences and rights of each series of Preferred Stock. See "-Preferred Stock."

        Stockholder Action by Written Consent. The By-laws provide that stockholder action can be taken only at an annual meeting or special meeting of stockholders and can only be taken by written consent in lieu of a meeting with the unanimous written consent of the stockholders.

        Indemnification. The Certificate provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law and limits the liability of directors to the Company and its stockholders for monetary damages in certain circumstances. The Certificate also provides that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities they may incur in such capacity, whether or not the Company would have the power to indemnify against such liabilities.

Dividend Restrictions

     The Company's credit facilities currently limit the Company's ability to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preference that may be applicable to any then outstanding Preferred Stock.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES TO ANY PERSON, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               TABLE OF CONTENTS

                                                       Page
Available Information                                    2
Incorporation of Certain Documents by Reference          2
The Company                                              4
Selected Financial Information                           7
Risk Factors                                             9
Description of Capital Stock                            13




                       [MASTEC, INC. LOGO APPEARS HERE]

                                                                        Annex B

                                                                          DRAFT
                                                                        11/5/96

                           ASSET PURCHASE AGREEMENT
                           ------------------------

    THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of November __, 1996, between HARRISON-WRIGHT COMPANY, INCORPORATED, a North Carolina corporation ("H-W"), and UTILITY PRECAST, INC., a North Carolina corporation ("UPI") (H-W and UPI are each referred to herein as a "Seller" and collectively as the "Sellers"), H-W ACQUISITION I CO., INC., a Delaware corporation ("H-W I"), H-W ACQUISITION II CO., INC., a Delaware corporation ("H-W II") and H-W ACQUISITION III CO., INC., a Delaware corporation ("H-W III") (H-W I, H-W II, and H-W III are each referred to herein as a "Buyer" and collectively as the "Buyers").

                                    RECITALS
                                    --------

     A. H-W owns and leases certain properties, assets and rights used in the operation of H-W's telecommunications construction, installation and maintenance business ("H-W's Business").

     B. UPI owns and leases certain properties, assets and rights used in the operation of UPI's pre-cast concrete manufacturing business ("UPI's Business" and together with H-W's Business, the "Sellers' Businesses").

     C. Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the properties, assets and rights of Sellers used in the operation of Sellers' Businesses, subject to the terms and conditions of this Agreement.

     Accordingly, and in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1
                                   ---------
                              PURCHASE OF ASSETS
                              ------------------

1.1  Purchase of Assets.  Subject to the other terms and conditions of this
     ------------------
Agreement and except as set forth on Schedule 1.1, Sellers shall sell and
                                     ------------
transfer to Buyers, and Buyers shall purchase from Sellers, at the Closing (as defined in Section 7.1), all the properties, assets and rights that each Seller owns and that are used or are held or intended for use in the conduct or operation of Sellers' Businesses (the "Acquired Assets"), including without limitation all of the Sellers' right, title and interest in and to (a) the names "Harrison-Wright Company, Incorporated" and "Utility Precast, Inc." and all variations thereof, (b) the two master contracts between H-W and BellSouth Telecommunications, Inc. ("BellSouth") covering the Wilmington and Lumberton, North Carolina and Augusta, Georgia areas (collectively, the "BellSouth Contracts"), (c) the other contracts and contract rights set forth on Schedule
                                                                      --------
1.1(c) (the "Assumed Contracts"), (d) the Sellers' rights under the leases set
------
forth on Schedule 1.1(d) (the "Assumed Leases"), (e) the real property described
         ---------------
on Schedule 1.1(e) (the "Real Property"), which includes an approximate 36-acre
   ---------------
parcel located in Charlotte, North Carolina used by UPI in UPI's Business and a
0.318 acre parcel located on Church Street in Charlotte, North Carolina used by H-W as its corporate headquarters, together with all right, title and interest of Sellers in all easements, air rights, rights of way, licenses, appurtenances and all other rights and benefits belonging to, running with or in any way related to the Real Property, (f) all improvements and fixtures located on the Real Property (the "Improvements"), and (g) all (A) equipment, vehicles (including all trucks, trailers and automobiles), inventory, work in process, parts, tools, supplies, materials, fuel, furniture, furnishings and all other tangible personal property used in connection with the Sellers' Businesses, including all equipment and vehicles with an original cost in excess of $5,000 which are identified on Schedule 1.1(g), (B) patents, trademarks, trade names,
                        ---------------
trade secrets, copyrights, know-how and other intangible personal property relating to the ownership, development, use, operation, leasing and management of the Sellers' Businesses, including the goodwill pertaining thereto, (C) warranties, representations, guaranties, contract rights and miscellaneous rights pertaining to the Sellers' Businesses, (D) books, records, computer programs, data bases, and other information pertaining to the Sellers' Businesses, (E) cash, accounts receivable, notes receivable (including all receivables consisting of loans from stockholders), investments, all prepaid expenses, advances, rent, assets, taxes and deposits, and all retainage and (F) other rights, assets and benefits accruing or inuring to the benefit of the Sellers' Businesses, including without limitation all of the life insurance policies and related cash surrender values (the "Stockholder Policies") on the lives of certain stockholders of Sellers described on Schedule 2.21
                                                      -------------
(collectively, the "Personal Property"). Buyers shall instruct Sellers at the Closing as to which of the Acquired Assets shall be transferred to each Buyer.

1.2  Payment for Acquired Assets.
     ---------------------------

     (a) As payment in full for the Acquired Assets and subject to the terms of Section 1.2(b), Buyers shall (i) deliver to Sellers (in the respective amounts identified on

Exhibit 1.2(d)), at Closing either immediately available funds in the amount of
--------------
$6,834,767.39 (reduced by the amount deliverable to the Escrow Agent pursuant to Section 1.2(b)) or, at Buyers' option, validly issued, fully paid, non-assessable, unrestricted shares of common stock, $0.10 par value, of MasTec, Inc. ("MasTec Common Stock"), the number of which shall be determined as set forth below and (ii) assume the Assumed Liabilities (as defined in Section 1.3(a)) (collectively, (i) and (ii) are referred to herein as the "Purchase Price"). If Buyers elect to deliver MasTec Common Stock to Sellers pursuant to subsection 1.2(a)(i), Buyers shall deliver to Sellers in the aggregate that whole number of shares of MasTec Common Stock equal to the Purchase Price Shares (as defined below), reduced by the portion of the Purchase Price Shares which shall be delivered to the Escrow Agent in accordance with the terms of Section 1.2(b) hereof. The "Purchase Price Shares" shall mean that whole number (rounded to the next highest number) of shares of MasTec Common Stock equal to (x) $6,834,767.39, divided by (y) the Closing Price. The "Closing Price" shall mean the closing sale price for one (1) share of MasTec Common Stock on the NASDAQ National Market System as reported on the NASDAQ composite tape for the trading day immediately preceding the Closing on which trading of MasTec Common Stock has occurred.

     (b) If MasTec Common Stock is delivered to Sellers pursuant to Section 1.2(a)(i), that number of the Purchase Price Shares which has a value in the aggregate (based on the Closing Price) of $590,500 (the "Escrowed Amount") shall be delivered by Buyers at Closing to First Union National Bank, N.A. (the "Escrow Agent"), which shall hold such shares and deposit any net cash proceeds from any sales of such shares in escrow (the "Escrow") pursuant to the terms of the Escrow Agreement in the form of Exhibit 1.2(b) (the "Escrow Agreement"). If
                                    --------------
immediately available funds rather than MasTec Common Stock are delivered pursuant to Section 1.2(a)(i), then $590,500 in immediately available funds shall constitute the Escrowed Amount hereunder and shall be deposited by Buyers in the Escrow and held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

     (c)   If Buyers deliver MasTec Common Stock to Sellers pursuant to
Section 1.2(a)(i) and if Sellers elect to sell the Purchase Price Shares or any portion thereof in the open market, Sellers shall issue the instruction letter attached hereto as Exhibit 1.2(c) to Sellers' broker (Sellers' delivery of this letter shall constitute Sellers' only obligation under this Section 1.2(c) and Sellers shall not be liable for their broker's compliance or non-compliance with such letter). If Sellers' elect to distribute the Purchase Price Shares to their respective stockholders, Sellers shall cause their respective stockholders to be bound by the covenants set forth in the previous sentence. If Sellers' elect to sell any Purchase Price Shares in the open market during the period beginning with the Closing Date and expiring upon the expiration of the 15th trading day following the Closing Date on which the trading of MasTec Common Stock can occur (this particular 15 trading day period shall be referred to herein as the "Liquidation Period"), Sellers shall deliver the Purchase Price Shares they elect to sell to their broker as soon as practicable following the Closing, with the sale of all of the Purchase Price Shares they elect to sell to be completed within the Liquidation Period. In such circumstance, if the broker is unable to sell all of the Purchase Price Shares the Sellers elected to sell (as indicated in Sellers' instruction letter to their broker) within the Liquidation Period, Buyers shall cause MasTec, Inc., a Delaware corporation ("MasTec") to redeem all of the remaining Purchase Price Shares which Sellers' broker did not sell despite Sellers' instruction to do so during the Liquidation Period at the purchase price per share equal to the Closing Price, with such redemption to be completed on the date immediately following the last day of the Liquidation Period. Buyers guarantee to Sellers that Sellers shall receive cash proceeds from the sale of any Purchase Price Shares sold during the Liquidation Period, net of any brokerage commissions or other directly related expenses of sale incurred by Sellers with respect thereto, in an amount per share not less than the Closing Price (the "Guaranteed Minimum") determined on an aggregate basis for all sales during the Liquidation Period. Buyers agree to pay all brokerage commissions or other directly related expenses of sale incurred by Sellers in connection with any sales of the Purchase Price Shares which occur during the Liquidation Period. If Sellers do not realize net sale proceeds per share (determined on an aggregate basis for all sales during the Liquidation Period) at least in the amount of the Guaranteed Minimum, then, Buyers, upon the expiration of the Liquidation Period, shall promptly pay to Sellers the amount by which the aggregate net sales proceeds from the sales of Purchase Price Shares during the Liquidation Period is less than the amount of the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period. Sellers shall provide documentation from their broker containing all relevant information with respect to any sales of the Purchase Price Shares during the Liquidation Period. If Sellers realize net sales proceeds per share (determined on an aggregate basis for all sales during the Liquidation Period) in excess of the Guaranteed Minimum, then, Sellers, upon the expiration of the Liquidation Period, shall promptly pay to Buyers the amount by which the aggregate net sales proceeds from the sales of Purchase Price Shares during the Liquidation Period exceeds the amount of the Guaranteed Minimum multiplied by the number of Purchase Price Shares sold during the Liquidation Period (the "Excess Amount"). All payments under this Section 1.2(c) shall be in immediately available funds to the payee's bank account (which shall be identified in a written notice from the payee). If Sellers fail to pay the Excess Amount, Buyers may make a claim therefor against the Escrowed Amount. Nothing herein shall obligate Sellers to dispose of the Purchase Price Shares during the Liquidation Period or at any time thereafter.

     (d)   The Purchase Price shall be allocated as set forth on Exhibit 1.2(d)
                                                                 --------------
attached hereto, and Buyers and Sellers agree to use such allocation in preparing their respective Internal Revenue Service Forms 8594 and all other reports to, and tax returns filed with, all governmental entities (including the Internal Revenue Service). Each of the parties hereto agrees to provide the other parties with a copy of the Form 8594 filed by such party in connection with the transaction contemplated hereby within 10 days of the filing of such Form.

1.3  Assumption of Liabilities.
     -------------------------

     (a) At the Closing, Sellers shall assign to Buyers, and Buyers shall assume and agree to pay, perform and discharge only the following liabilities (collectively referred to herein as the "Assumed Liabilities"): (i) all Sellers' liabilities which are reflected on the Closing Date Balance Sheet (as defined in Section 1.4(a)), (ii) the liabilities or obligations expressly identified on Schedule 1.3 and (iii) the taxes, fees and expenses identified in
              ------------
Section 4.9. Anything in this Agreement to the contrary notwithstanding, (x) Buyers shall not assume any liability for, or pay, perform or discharge any debts, obligations or liabilities of Sellers except as specifically set forth in this Section 1.3(a), and (y) the Assumed Liabilities shall not include any liability for (1) Sellers' professional service fees or retainers incurred by Sellers in connection with the preparation for and negotiation of the transactions contemplated by this Agreement, (2) Sellers' income taxes (incurred as a result of the sale of the Acquired Assets to Buyers or otherwise), (3) incentive compensation payments which Sellers have agreed to pay to any individuals (including Messrs. Paris, McDonald, Marshall and McClelland) in the event of a successful closing of the transactions contemplated hereby, and (4) any liability associated with the Deferred Compensation Plan (as defined in Section 4.6(h) hereof) or the administration or termination thereof. Sellers shall continue to be obligated to pay, perform and discharge all of their respective liabilities other than the Assumed Liabilities.

     (b) Notwithstanding the assumption by Buyers of the Assumed Liabilities, nothing in this Agreement shall require Buyers to pay, perform or discharge any of the Assumed Liabilities so long as Buyers are in good faith contesting or asserting any defense or offset thereto, and Sellers shall cooperate with and provide reasonable assistance to Buyers in so contesting and defending such claims.

1.4  Closing Date Balance Sheet; Purchase Price Adjustment.
     -----------------------------------------------------

     (a) Within 90 days following the Closing Date, Sellers or their accountants, shall compile, at Sellers' expense, a consolidated balance sheet of H-W (together with UPI) as of the Closing Date (the "Closing Date Balance Sheet") in a manner consistent with Collins & Boike, P.A.'s compilation of the Balance Sheet (as defined in Section 2.3). The Closing Date Balance Sheet shall include only the Acquired Assets (which will not include any loans to Sellers' stockholders), the Assumed Liabilities and a calculation of Closing Date Adjusted Net Equity (as defined in Section 1.4(b) below) on the basis thereof. Sellers shall deliver the Closing Date Balance Sheet to Buyers promptly upon their receipt thereof along with reasonable supporting documentation therefor. For a period of 30 days following the delivery of the Closing Date Balance Sheet to Buyers (the "Review Period"), Buyers and their representatives may review the calculation of the Closing Date Balance Sheet and the supporting documentation. If Buyers wish to dispute the Closing Date Balance Sheet, they shall so notify Sellers in writing of each disputed item and the basis for the dispute no later than the expiration of the Review Period. If Buyers submit no notice of dispute by the end of the Review Period, the Sellers' calculation of the Closing Date Balance Sheet shall be binding and conclusive. If the Closing Date Balance Sheet calculation is disputed in writing by Buyers within the Review Period and the parties are unable through good faith negotiation to resolve any such dispute prior to the expiration of one hundred twenty (120) days following the Closing Date, the parties shall promptly submit the items in dispute for resolution to the Charlotte office of a national accounting firm agreed upon by the parties (the "Accounting Firm"). The Accounting Firm shall, prior to the expiration of one hundred eighty (180) days following the Closing Date, based solely on a review of the work papers and other supporting documentation for the Closing Date Balance Sheet and not by independent review, render a written report to the parties resolving the disputed items and providing the resultant recalculation, if any, of the Closing Date Balance Sheet. Such report and calculation of the Closing Date Balance Sheet by the Accounting Firm shall be binding and conclusive on the parties. In resolving any disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The responsibility for payment of the fees and disbursements of the Accounting Firm shall be borne (a) by Buyers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyers (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all items so submitted and (b) by Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyers (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all items so submitted.

     (b) If the Net Equity Decrease, if any, exceeds the Operating Loss Allowance, then the Purchase Price shall be adjusted downward on a dollar-for-dollar basis in an amount equal to the difference between the Net Equity Decrease and the Operating Loss Allowance, and Sellers shall indemnify Buyers for such difference pursuant to Section 8.2, which indemnity obligation shall be set-off against the Escrowed Amount pursuant to the Escrow Agreement. For purposes of this Section 1.4(b):

           (i) "Net Equity Decrease" mans the dollar amount of the decrease, if any, of the Closing Date Adjusted Net Equity from the July 31 Adjusted Net Equity.

           (ii) "Closing Date Adjusted Net Equity" means Sellers' stock-holders' equity as reflected on the Closing Date Balance Sheet (which shall not include the book value of the assets set forth on Schedule 1.1) increased by the
                                                  ------------
amount of the preferred stock dividends paid by Sellers since June 30, 1996.

           (iii) "July 31 Adjusted Net Equity" means Sellers' stockholders' equity as reflected on the Balance Sheet (as defined in Section 2.3)
reduced by the book value of the assets set forth on Schedule 1.1.
                                                     ------------

           (iv) "Operating Loss Allowance" means the dollar amount of the operating losses (but not in excess of $400,000 minus Sellers' operating losses for July, 1996 as reflected in the Financial Statements, as defined in Section 2.3) incurred by Sellers during the period from

August 1, 1996 through the Closing Date (including without limitation, losses caused by write-offs of uncollectible notes or accounts receivable).



                                   ARTICLE 2
                                   ---------
                    SELLERS' REPRESENTATIONS AND WARRANTIES
                    ---------------------------------------

Sellers, jointly and severally, hereby represent and warrant to Buyers as follows:

2.1  Organization, Qualification and Authority.  (a)  Each Seller is a
     -----------------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina, and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each Seller is authorized to do business in every state or other jurisdiction in which the character or location of the properties owned or leased by such Seller or the nature of the business conducted by such Seller makes such qualification necessary. Each Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of such Seller hereby. The execution and delivery by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated herein have been duly authorized by its Board of Directors and stockholders. No other corporate action on the part of either Seller or any action of any kind by any other person or entity is necessary to authorize the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated herein, except for the consents described in Section
2.2. This Agreement has been duly executed and delivered by each Seller and is a valid, binding and enforceable agreement of such Seller.

     (b) H-W owns all of the issued and outstanding capital stock of UPI and UPI is the sole subsidiary of H-W. Except as expressly set forth in the previous sentence, neither H-W nor UPI has an interest as a stockholder, partner, member, joint venturer or other equity ownership interest in any other person or entity.

2.2  Absence of Conflict.  Except for the consent of BellSouth to the assign-
     -------------------
ment of the BellSouth Contracts (if such consent has not been obtained) and except as described in Schedule 2.2, the execution and delivery of this
                       ------------
Agreement and the performance and compliance with its terms by Sellers do not and will not conflict with, or result in the breach of, any of the terms, conditions or provisions of, or constitute or with the passing of time or the giving of notice, or both, will constitute a default under, or result in the creation of any liens, charges, mortgages, pledges, rights, claims, restrictions, options or other encumbrances or limitations of any kind ("Liens") upon the Acquired Assets pursuant to either Seller's bylaws or Articles of Incorporation or any agreement, trust, indenture, mortgage, pledge, assignment or any other instrument or any law, rule, regulation, judgment, order or decree to which either Seller or its assets may be a party or may be bound.

2.3  Financial Statements.  Attached as Exhibit 2.3 is the consolidated
     --------------------               -----------
unaudited balance sheet of H-W (including UPI) as of July 31, 1996 and the related statement of income for the seven months then ended, as compiled by the certified public accounting firm of Collins & Boike, P.A. (collectively, the "Financial Statements"). Except as set forth on Schedule 2.3, the Financial
                                                 ------------
Statements have been prepared in accordance with generally accepted accounting principles. The consolidated unaudited balance sheet of H-W (including UPI) dated as of July 31, 1996 (the "Balance Sheet") fairly presents the financial condition of Sellers as of the date thereof and reflects all claims against and all debts and liabilities of Sellers, fixed or contingent, as of the date thereof, and the related statement of income fairly presents the results of the operations of Sellers and the changes in their financial position for the period indicated, all in accordance with generally accepted accounting principles except as set forth on Schedule 2.3. Sellers have no outstanding claims,
                       ------------
liabilities, obligations or indebtedness of any nature (whether accrued, absolute, contingent or otherwise) ("Liabilities"), except as set forth in the Balance Sheet, other than Liabilities (a) incurred subsequent to July 31, 1996 (the "Balance Sheet Date") in the ordinary course of business not involving borrowings by either Seller or (b) expressly identified on Schedule 1.3. The
                                                           ------------
Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which either Seller is self-insured (including workers compensation).

2.4  No Changes Since Balance Sheet Date.
     -----------------------------------

     (a) Since the Balance Sheet Date, except as expressly contemplated by this Agreement or as described on Schedule 2.4(a), neither Seller has (i)
                                  ---------------
experienced a material adverse change in the assets or liabilities (including the Acquired Assets), or in the business or condition, financial or otherwise, or in the results of operations or prospects, of such Seller, (ii) permitted any of its assets (including the Acquired Assets) to be subjected to any Lien (other than Permitted Liens, as defined in Section 2.5), (iii) sold, transferred or otherwise disposed of any assets (including any Acquired Assets) except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, (v) redeemed, purchased or otherwise acquired any shares of its capital stock, (vi) granted or issued any option, warrant or other right to purchase, acquire or exchange any shares of its capital stock or any of the Acquired Assets, (vii) made any distribution, bonus or profit sharing distribution or similar payments except as required by law, (viii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan or guarantee to any person or entity, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee or other representative, except in the ordinary course of business, (x) canceled or waived any claims or rights of substantial value, (xi) made any change in any method of accounting or auditing practice, or created or increased the amount of any reserves, (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, (xiii) declared or paid any dividend or made any distribution on any shares of its capital stock, or
(xiv) agreed, whether or not in writing, to do any of the foregoing. No fact or condition exists or, to Sellers' knowledge, is contemplated or threatened that might cause any of the foregoing representations to be untrue in the future.

     (b) Notwithstanding the foregoing, no material adverse change shall be deemed to have occurred for purposes of Section 2.4(a)(i) unless there has been an adjustment in the Purchase Price pursuant to Section 1.4(b), which adjustment shall be the sole remedy for any such breach of Section 2.4(a)(i).

2.5  Title to Assets.  Except as set forth on Schedule 2.5 and except for
     ---------------                          ------------
properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date that have been sold or otherwise disposed of for value in the ordinary course of business, each Seller has good, valid and marketable title to
(a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the Acquired Assets and all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by such Seller since the Balance Sheet Date; in the case of both (a) and (b) above subject to no Lien except for (i) Liens reflected in the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by such Seller in the operation of its business, (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) Liens described on Schedule 2.5
                                                                ------------
(Liens of the type described in clauses (i) through (iv) are referred to herein as the "Permitted Liens").

2.6  Real Property.
     -------------

     (a)   Schedule 2.6 sets forth a complete and accurate description of all
           ------------
of the Real Property and interests therein owned by Sellers. Each Seller has good and marketable title in fee simple to all the Real Property owned by it, free and clear of all Liens except for Permitted Liens. Sellers represent that they shall convey good and marketable title to the Real Property to Buyers at the Closing free and clear of all Liens except for Permitted Liens.

     (b)   Except as set forth on Schedule 2.6(b), all of the buildings,
                                  ---------------
structures, improvements and appurtenances situated on the Real Property (including the Improvements) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the operation of the Sellers' Businesses in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the use, operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state, local or foreign law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or, to Sellers' knowledge, threatened which would preclude or impair the use of any such property by the Sellers. The Real Property is zoned by the appropriate governmental authorities to allow for the current use thereof by Sellers.

2.7  Leases.  Schedule 2.7 sets forth a complete and accurate description of
     -------  ------------
all leases of real or personal properties to which either Seller is a party, whether as lessee or lessor, including the Assumed Leases (the "Leases"). Each Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; and there exists no event of default or event, occurrence, condition or act or failure to act (including the purchase of the Acquired Assets or the assumption of the Assumed Leases hereunder) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease. Neither Seller has violated any of the terms or conditions under any such Lease in any material respect, and, to Sellers' knowledge, all of the covenants to be performed by any other party under any such Lease have been fully performed. The properties leased by either Seller are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the operation of the Sellers' Businesses in the ordinary course.

2.8  Material Contracts.  Schedule 2.8 sets forth a complete and correct list of
     -------------------  ------------
each material agreement, contract, instrument, letter of credit, performance bond, performance guaranty, product or service warranty, commitment or understanding, whether written or oral, to which either Seller is a party or by which either is bound. Except as set forth on Schedule 2.8, neither Seller has
                                              ------------
or is bound by (a) any agreement, contract or commitment relating to the employment of any person by such Seller, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, contract or commitment relating to capital expenditures, (c) any loan or advance to, or investment in, any person or entity or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (e) any management, consulting or any other similar type contract, (f) any agreement, contract or commitment limiting the ability of such Seller or any subsidiary to engage in any line of business or to compete with any person, (g) any agreement, contract or commitment that involves consideration of $25,000 or more, (h) any agreement, contract or commitment that is not cancelable without penalty within 30 days, or (i) any agreement, contract or commitment that might reasonably be expected to have an adverse impact on the business, operations or prospects of the Seller. Each contract or agreement set forth on Schedule 2.8 (or required to be set forth on Schedule 2.8), including
         -------------                                ------------
the BellSouth Contracts and each Assumed Contract, is in full force and effect and there exists no default or event of default or event, occurrence, condition or act or failure to act (including the purchase of the Acquired Assets or the assumption of the BellSouth Contracts or the Assumed Contracts under this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither Seller has violated any of the terms or conditions of any contract or agreement set forth on Schedule 2.8 (or required to be set forth on
                                   ------------
Schedule 2.8), including the BellSouth Contracts or the Assumed Contracts, in
-------------
any material respect, and, to Sellers' knowledge, all of the terms and conditions to be performed by any other party thereto have been fully performed. Except as set forth in Schedule 2.8, with regard to each of the BellSouth
                       ------------
Contracts and the Assumed Contracts, to Sellers' knowledge none will be subject to termination by any other party thereto, or otherwise materially and adversely affected, by reason of the consummation of the transactions described in this Agreement, and no consent by any third party is required in order to assign any such agreement to Buyers. All of the agreements, contracts and commitments identified on Schedule 2.8 are with independent third parties which are
              ------------
unrelated to or unaffiliated with Sellers or their respective directors, officers or stockholders and have been negotiated in good faith and at arms-length.

2.9   Restrictive Documents.  Neither Seller is subject to, or a party to, any
      ----------------------
charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that (a) materially and adversely affects, or that might reasonably be expected to materially and adversely affect, the business, operations, condition or prospects of such Seller or any of its assets or properties, or (b) that would prevent consummation of the transactions contemplated by this Agreement, or the continued operation of the Sellers' Businesses after the date hereof or the Closing Date on substantially the same basis as previously operated, or (c) would restrict the ability of such Seller to acquire any property or conduct business in any area.

2.10  Litigation.  Except as set forth on Schedule 2.10, there is no action,
      ----------                          -------------
suit, arbitration, investigation or any other proceeding, at law or in equity, pending or, to Sellers' knowledge, threatened, against or affecting either Seller or any of its properties or rights, including the Acquired Assets, that could materially and adversely affect the right or ability of such Seller to carry on its business as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of such Seller, and neither Seller knows of any valid basis for any such proceeding. Except as set forth and described in Schedule 2.10, there is no judgment, order,
                                     -------------
writ, injunction, decree (specifically including, but not limited to, a consent decree) or other similar command of any court or federal, state, local or foreign municipal or other governmental department, commission, board, bureau, agency or instrumentality that relates to either Seller or its properties presently in effect, entered against or served upon such Seller.

2.11  Taxes.  Except as set forth on Schedule 2.11, each Seller has filed or
      -----                          -------------
caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, such Seller. Such returns and reports reflect accurately all liability for taxes of such Seller for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise, customs, withholding and other taxes and assessments (including interest and penalties) payable by, or due from, each Seller have been fully paid or adequately disclosed and fully provided for in the books and financial statements of such Seller. No examination of any tax return of either Seller or other tax audit is currently in progress or to Sellers' knowledge is planned. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of either Seller. To Sellers' knowledge, none of the stockholders of either Seller has any tax liability that could result in any Lien being imposed on the Acquired Assets.

2.12  Intellectual Properties.  Except as set forth on Schedule 2.12, each
      ------------------------                         -------------
Seller owns all right, title and interest in the Intellectual Property (as defined below) owned or used by such Seller in its business including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. No claim adverse to the interests of either Seller in the Intellectual Property has been made in litigation or otherwise, and no such claim has been asserted or, to Sellers' knowledge, threatened, no basis exists for any such claim, and no person or entity has infringed or otherwise violated either Seller's right in any of the Intellectual Property. No litigation is pending wherein either Seller is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property, and no such claim has been asserted or threatened against either Seller, nor are there any facts that would give rise to such a claim. For purposes of this Section 2.12, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks, trade names and service marks and applications, registered and unregistered copyrights and applications, computer programs, data bases, trade secrets and other proprietary information, and includes, without limitation, the names "Harrison-Wright Company, Incorporated" and "Utility Precast, Inc." and all variations thereof.

2.13  Sufficiency and Condition of Acquired Assets.  The Acquired Assets
      --------------------------------------------
include all of the properties, assets, rights and interests of each Seller material to the conduct and operations of the Sellers' Businesses, and include all properties, assets, rights and interests necessary for the continued operation by Buyers of the Sellers' Businesses in the ordinary course and in the manner they were operated prior to the date of this Agreement. All tangible personal property other than inventories included in the Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

2.14  Compliance with Applicable Laws.  Except as set forth in Schedule 2.14,
      -------------------------------                          -------------
there is no existing violation of or nonconformity with, and neither Seller has been charged with, received any notice of or, to Sellers' knowledge, are under investigation with respect to, any alleged material violation of or nonconformity with any federal, state, local or foreign law, ordinance, code, statute, regulation, notice, decree, order, ruling, rule or authority ("Laws"), relating to, or any restriction, condition, covenant, commitment, contract or agreement ("Restriction") concerning, the Sellers' Businesses or any of the Acquired Assets, and there are no waivers or exemptions relating to any Acquired Assets to be acquired by Buyers with respect to any Laws or Restrictions.

2.15  Options.  Except as set forth on Schedule 2.15, neither Seller has
      -------                          -------------
made any other agreement for the sale or other disposition of, or given any other person or entity any present or future option to purchase or otherwise acquire, all or any of the Acquired Assets or the capital stock of either Seller.

2.16  Accounts Receivable and Payable.  The amount of all accounts receivable,
      -------------------------------
unbilled invoices and other debts due or recorded in the records and books of account of each Seller as being due to such Seller at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of such Seller) will be good and collectible in full in the ordinary course of business and in any event not later than 180 days after the Closing Date (except for retainages and employee travel advances identified on the Closing Date Balance Sheet as to which no such time limit shall apply); and none of such accounts receivable or other debts is, or at the Closing Date will be, subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due either Seller or the allowances with respect thereto, or in the amount of accounts payable or other debt of either Seller, from that reflected in the Balance Sheet.

2.17  Employment Relations.  (a) Each Seller is in compliance with all federal,
      ---------------------
state or other applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, including Laws respecting discrimination in employment, and has not and is not engaged in any unfair labor practice and no unfair labor practice complaint against either Seller is pending before the National Labor Relations Board or similar governmental authority; (b) there is no labor strike, dispute, slowdown or stoppage or union organizing activity actually pending or, to Sellers' knowledge, threatened against or involving either Seller; (c) no grievance that might have an adverse effect upon either Seller or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (d) no collective bargaining agreement covering any of the employees of either Seller exists or is currently being negotiated by either Seller and (e) neither Seller has experienced any material labor difficulty during the last five years. Neither Seller has ever been a party to any collective bargaining agreement or other labor contract and there has never been any application for certification of a collective bargaining unit in respect of any of the employees of either of the Sellers.

2.18  Employee Benefit Plans.
      ----------------------

      (a)   Set forth on Schedule 2.18 is an accurate and complete list of all
                         -------------
employee benefit plans, programs, policies or arrangements ("Employee Benefit Plans") (i) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by either Seller (including, for this purpose and for the purpose of all of the representations in this Section 2.18, all employers (whether or not incorporated) that by reason of common control are treated together with either Seller as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code")) since September 2, 1974 and (ii) any other Employee Benefit Plans established, maintained or contributed to by either Seller; included in the definition of Employee Benefit Plans are, without limitation, the Deferred Compensation Plan and the post-retirement medical benefit arrangement (the "Retiree Medical Coverage"). Schedules 4.6(e), (f) and (h) contain complete and
                              ----------------  ---     ---
correct copies of all documents constituting the Employee Benefit Plans described therein and neither Seller has made any representations or entered into any written or verbal agreements or understandings with respect to such plans except as expressly set forth therein. Except as set forth on Schedule
                                                                     --------
2.18(a), each Employee Benefit Plan expressly reserves the right to Sellers to
-------
amend or terminate such plan and there is no provision in any Employee Benefit Plan or in any other related agreement that would preclude Sellers or any successors thereto from amending or terminating such plans.

     (b)   Except as set forth on Schedule 2.18(b), each of the Employee
                                  ----------------
Benefit Plans has been operated and administered and complies in all material respects to the Code and ERISA. Neither Seller maintains or contributes to, nor has either Seller maintained or contributed to (i) during the immediately preceding seven years any "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA that is subject to the minimum funding standards of
Section 412 of the Code or the provisions of Title IV of ERISA or any "multi-employer plan" within the meaning of Section 3(37) of ERISA or (ii) at any time any "employee pension benefit plan" or "multi-employer plan" for or under which there is any current, continuing or future liability. No Employee Benefit Plan has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code, or has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under the Code. Neither Seller has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees or former employees of either Seller, or ceased operations at any facility or withdrawn from any such plan in a manner that could subject it to liability under ERISA, and knows of no facts or circumstances that might give rise to any liability of Seller or any of its subsidiaries to the PBGC under ERISA that could reasonably be anticipated to result in any claims being made against Buyers by the PBGC. Neither Seller has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA, to any Employee Benefit Plan that is a "multi-employer plan" (as such term is defined in Section 3(37) of ERISA).

     (c) Each Employee Benefit Plan that is a "Group Health Plan" (as such term is defined in the Code) has been administered and operated in all respects in substantial compliance with the coverage continuation provisions of Section 4980B of the Code and Section 601 et seq. of ERISA ("COBRA") and neither Seller is subject to any material liability or claims, including, but not limited to, additional contributions, fines, penalties or loss of tax deduction, as a result of such administration and operation. Except for the Retiree Medical Coverage, neither Seller maintains or has maintained or contributed to any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits and having unfunded liabilities and no promise has been made nor any liability incurred by the Company for post-retirement benefits except as specifically so indicated on

Schedules 2.18 and 4.6(f).  Neither Seller maintains any Employee Benefit Plan
-------------------------
which is an "employee welfare benefit plan" (as such term is defined in ERISA) that has provided any benefit that is a "disqualified benefit" (as such term is defined in the Code) for which an excise tax would be imposed.

     (d) Full payment has been made of all amounts that either Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which either Seller is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Each Seller has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

     (e)   Status of any Nonqualified Employee Benefit Plans.  Sellers have
           -------------------------------------------------
furnished to Buyers complete financial information regarding the present and future liabilities of any and all deferred compensation, salary continuation, split-dollar or other Employee Benefit Plans which are not qualified under
Section 401 of the Code. Sellers have furnished to Buyers copies of any and all insurance policies or other assets held by Sellers, directly or indirectly, in connection with such nonqualified plans (including any policies or assets which are not formally designated as being held in connection with such plans, but were purchased to provide informally assets to be used in the future in connection with such plans).

     (f)   Except as set forth on Schedule 2.18(f), each Employee Benefit
           ---------------------------------------
Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of each last such determination which resulted or is likely to result in the revocation of such determination. Each Seller has adopted on a timely basis all amendments to Employee Benefit Plans which are required by the Tax Reform Act of 1986 and if necessary, has complied with the requirements for obtaining "anti-cutback" relief provided under Internal Revenue Service Notice 88-131 (or any subsequent Internal Revenue Service Notices with respect thereto) with respect to such Employee Benefit Plans.

     (g) No "reportable event" (as such term is defined in ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and neither Seller nor any of their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to any such Plan has engaged in any transaction with respect to any Employee Benefit Plan or breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any claim being made under or by or on behalf of any such Plan by any party with standing to make such claim.

     (h)   Except as set forth in Schedule 2.18(h), the execution of and
                                  ----------------
consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of either Seller or any of their respective subsidiaries.

2.19  Environmental Laws and Regulations.  Except as set forth on Schedule
      ----------------------------------                          --------
2.19, (a) neither Seller has at any time generated, used, treated or stored
----
Hazardous Materials on, or transported Hazardous Materials to or from, any Seller Property or any property adjoining or adjacent to any Seller Property and, to Sellers' knowledge, no party other than Sellers has taken any such actions on any Seller Property, (b) neither Seller has at any time released or disposed of Hazardous Materials on any Seller Property or any property adjoining or adjacent to any Seller Property, and, to Sellers' knowledge, no party other than Sellers has taken any such actions on any Seller Property, (c) neither Seller has transported or arranged for the transportation of any Hazardous Materials to any site other than any Seller Property, (d) each Seller is in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Seller Property, (e) there are no past, pending or, to Sellers' knowledge, threatened Environmental Claims against either Seller or any Seller Property,
(f) there are no facts or circumstances, conditions or occurrences regarding any Seller Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against either Seller or any Seller Property or (B) to cause such Seller Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, and (g) there are not now and, to Sellers' knowledge, never have been any underground storage tanks located on any Seller Property.

For purposes of this Agreement, the following terms shall have the following meanings: (A) "Seller Property" means any real property and improvements owned, leased, used, operated or occupied by either Seller; (B) "Hazardous Materials" means (i) any petroleum or petroleum products or by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutant" or "contaminant" or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (C) "Environmental Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the date hereof and the Closing Date, and any judicial or administrative interpretation thereof as of the date hereof and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; and any comparable state, local or foreign Environmental Laws and the regulations implementing such acts; (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, liabilities, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of this subclause (D), "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

2.20  Interests in Clients, Suppliers, Etc.  Except as set forth on
      -------------------------------------
Schedule 2.20, no stockholder or any officer or director of either Seller
-------------
possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any person or entity that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of either Seller.

2.21  Insurance.  Schedule 2.21 is an accurate and complete list of all
      ---------   -------------
insurance policies that either Seller maintains with respect to their respective businesses, properties, employees or stockholders, including all life insurance policies on the lives of employees, stockholders or others of which either Seller is the owner or the beneficiary. Schedule 2.21 also contains a list of
                                         -------------
all areas pertaining to the Sellers' Businesses with respect to which either Seller is self-insured and all unresolved outstanding claims relating thereto.
Schedule 2.21 also sets forth a list of all claims made with respect to the
-------------
Sellers' insurance policies in excess of $1,000 (with respect to either Seller's group medical plan, only claims in excess of $10,000 per claimant per year need be disclosed) in the three year period prior to the date hereof and all claims with respect to matters for which either Seller is self-insured (including workers compensation) which were made by or submitted to either Seller in the three year period prior to the date hereof. Schedule 2.21 also lists all
                                             -------------
outstanding claims submitted with respect to either Sellers' insurance policies regardless of when such claims were originally submitted. The insurance policies set forth on Schedule 2.21 are (a) in full force and effect, (b) are
                      -------------
free from any right of termination on the part of the insurance carriers, and
(c) with respect to their amounts and types of coverage, are adequate to insure fully against risks to which each Seller and its property and assets are normally exposed in the operation of its businesses. Except as set forth on
Schedule 2.21, all premiums owed on all prior and current insurance policies of
-------------
either or both Sellers have been paid and no prior or current insurance policy contains provisions providing for any form of retroactive premium adjustment or similar assessment which might occur after the Closing Date.

2.22  Licenses and Permits.  Schedule 2.22 identifies all permits, licenses,
      --------------------   -------------
franchises and other authorizations required of either Seller with respect to the operation of Sellers' Businesses and such schedules identify which such items are transferrable to Buyers. Each Seller has obtained and maintains all licenses, permits and other authorizations required to be obtained or maintained to operate its business and own its properties. Neither Seller is in violation of or default under any such license, permit or authorization, and to the knowledge of Sellers, there is no proceeding pending or threatened to revoke or terminate any such license, permit or authorization.

2.23  Bank Accounts; Powers of Attorney.  Set forth on Schedule 2.23 is an
      ---------------------------------                -------------
accurate and complete list showing (a) the name and address of each bank in which each Seller has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from either Seller and a summary statement of the terms thereof.

2.24  Disclosure.  None of this Agreement, the Financial Statements, any
      -----------
Schedule, Exhibit or certificate attached hereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of either Seller in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to either Seller which materially and adversely affects the business, operations, condition (financial or otherwise) or prospects of either Seller or its properties or assets, which has not been set forth in this Agreement, the Financial Statements, or any Schedule, Exhibit or certificate attached to this Agreement.

2.25  Broker's or Finder's Fees.  No agent, broker, person or firm acting on
      --------------------------
behalf of either Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

2.26  Inventories.  Sellers have maintained inventories in the ordinary
      -----------
course of business sufficient to conduct their respective businesses consistent with past practices. The inventories of each Seller do not include any items of a quality or a quantity not useable in the normal course of business of each respective Seller as currently conducted or, if such item exists in either Seller's inventories as of the date hereof, such items are not included within the value of the inventories set forth on the Financial Statements nor will they appear in the Closing Balance Sheets.

2.27  Investment Representations.  Each Seller has sufficient knowledge
      --------------------------
and experience in financial and business matters to evaluate the merits and risks of an investment in the Purchase Price Shares.

2.28  Capital Structure; Stockholders.  The authorized capital of H-W consists
      -------------------------------
of 500,000 shares of common stock, par value of $1.00 per share, of which 118,480 shares are issued and outstanding and 30,000 shares of preferred stock, par value of $50.00 per share, of which 14,375 shares are issued and outstanding. The authorized capital of UPI consists of 10,000 shares of common stock, par value of $10.00 per share, of which 100 shares are issued and outstanding. The record and beneficial owners of the issued and outstanding stock of each of H-W and UPI and the number of shares owned of record or beneficially by each such person as of the record date for the special stockholders meeting (or, in the case of UPI, the record date for the written consent) at which the stockholders of H-W and UPI were asked to approve the transactions contemplated by this Agreement are set forth on Schedule 2.28.
                                                                      ----

2.29  Sellers' Special Stockholders Meetings; Related Matters.  Each
      -------------------------------------------------------
Seller has conducted a special stockholders meeting (or, in the case of UPI, solicited the written consent of its sole stockholder) at which its stockholders approved the transactions contemplated by this Agreement. H-W delivered a notice of special stockholders meeting pursuant to which its stockholders approved the transactions contemplated by this Agreement, including a notice of dissenters' rights under the North Carolina Business Corporation Act, a copy of this Agreement in its then-current form (as of November 5, 1996) and related materials providing information regarding the terms of the transactions contemplated by this Agreement and the special stockholders meeting. Each Seller gave its stockholders an opportunity to ask questions regarding the transactions contemplated by this Agreement. Each Seller has given its stockholders an opportunity to obtain financial statements of Sellers and any other information that may be relevant to an evaluation of the transactions contemplated by this Agreement.

                                  ARTICLE  3
                                  ----------
                   REPRESENTATIONS AND WARRANTIES OF BUYERS
                   ----------------------------------------

Buyers, jointly and severally, represent and warrant to Sellers as follows:

3.1  Organization, Qualification and Authority.  Buyers and MasTec are
     -----------------------------------------
each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power and authority to own their respective properties and to carry on their respective businesses as they are now being conducted. Each Buyer is an indirect wholly owned subsidiary of MasTec. Buyers have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyers of this Agreement and the consummation by Buyers of the transactions contemplated herein have been duly authorized by the respective Board of Directors of each Buyer. No other corporate action on the part of Buyers or action of any kind by any other person or entity is necessary to authorize the execution and delivery of this Agreement by Buyers or the consummation by Buyers of the transactions contemplated herein. This Agreement has been duly executed and delivered by Buyers and is a valid, binding and enforceable agreement of Buyers. The guaranty in the form of Exhibit 3.1 (the
                                                              -----------
"Guaranty") has been duly executed and delivered by MasTec, the execution and delivery of which have been duly authorized by the Board of Directors of MasTec, and is a valid, binding and enforceable agreement of MasTec.

3.2  Absence of Conflict.  The execution and delivery of this Agreement
     -------------------
and the performance and compliance with its terms by Buyers, and the performance of and compliance with the Guaranty by MasTec, do not and will not conflict with, or result in breach of, any of the terms, conditions or provisions of, or constitute or with the passing of time or the giving of notice, or both, will constitute a default under, or result in the creation of any liens, charges, mortgages, pledges, rights, claims, restrictions, options or other encumbrances or limitations of any kind upon any assets of Buyers or MasTec pursuant to either Buyers' or MasTec's respective Bylaws or Certificates of Incorporation or any agreement, trust, indenture, mortgage, pledge, assignment or any other instrument or any law, rule, regulation, judgment, order or decree to which any Buyer or MasTec or their respective assets may be a party or may be bound.

3.3  Consents.  No consent, approval or authorization of any federal,
     --------
state or local governmental authority or third party which has not been obtained is required in connection with the execution, delivery or performance by Buyers of this Agreement or by MasTec of the Guaranty or any agreement, instrument or document contemplated hereby or the consummation by Buyers and MasTec of the transactions contemplated hereby.

3.4  Disclosure.  No representation or warranty of Buyers under this
     ----------
Agreement or any Schedule, Exhibit or certificate attached hereto or delivered by Buyers pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of Buyers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Buyers or MasTec which materially hinders or impairs the consummation of the transactions contemplated hereby.

3.5  MasTec Common Stock.  The MasTec Common Stock, when issued to
     -------------------
Sellers, will be (a) duly and validly issued, fully paid and nonassessable, (b) registered under the Securities Act of 1933 pursuant to an effective registration statement thereunder, (c) eligible for immediate resale by Sellers in accordance with Rule 145(d) under the Securities Act of 1933, and (d) listed on the NASDAQ National Market. At the Closing Date and thereafter throughout the Liquidation Period, there shall be available adequate current public information with respect to MasTec in accordance with Rule 144(c) under the Securities Act of 1933.

The Prospectus and the Prospectus Supplement, when sent to the stockholders of Sellers, and as of the date of the vote of such stockholders on the transactions contemplated by this Agreement, will not contain an untrue statement of a material fact required to be stated therein or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 4
                                   ---------
         CONDUCT OF BUSINESS; EXCLUSIVE DEALING; ACCESS TO INFORMATION
         -------------------------------------------------------------

4.1  Conduct of Business of Sellers.  Prior to the Closing Date, each
     ------------------------------
Seller shall (a) conduct its operations only according to its ordinary and usual course of business and in accordance with all Laws and Restrictions, (b) use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with it, (c) not take, agree to take or knowingly permit any action that could cause any of the representations or warranties of either Seller to be untrue or incorrect in any material respect, or that could cause a violation in any material respect of any covenant, term or condition to be complied with, fulfilled or performed by either Seller under this Agreement, (d) use their best efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement; (e) confer on a regular and frequent basis with one or more designated representatives of Buyers to report material operational matters and to report the general status of ongoing operations; (f) notify Buyers of any unexpected emergency or other change in the normal course of its business or in the operation of its properties, and of any governmental or third party complaints, demands, investigations, hearings or other adjudicatory proceedings (or communications indicating that the same may be contemplated) involving Sellers' Businesses or the Acquired Assets, keep Buyers fully informed of such events and permit Buyers' representatives prompt access to all materials prepared in connection therewith; (g) make any change in the organizational documents of either Seller adversely affecting Buyers' or Seller's rights, power, authority or ability to consummate the transactions contemplated by this Agreement; (h) assume any additional indebtedness for borrowed money that Buyers will be expected to assume under this Agreement; or (i) subject or knowingly permit any of the Acquired Assets to be subjected to any Liens not disclosed in this Agreement.

4.2  Exclusive Dealing.  From the date of this Agreement until the earlier to
     -----------------
occur of the Closing or December 31, 1996, each Seller shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person, other than Buyers, concerning any purchase of the Acquired Assets, or any capital stock of either Seller, or any merger, sale of substantial assets or similar transaction involving either Seller.

4.3  Access to Information About Sellers.  Buyers may, from and after the date
     -----------------------------------
of this Agreement to the Closing Date, directly or through their representatives, review the properties, books and records of either Seller and their respective financial and legal condition, including without limitation all of the Acquired Assets and the Assumed Liabilities, to the extent they deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by Sellers in this Agreement or the remedies of Buyers for breaches of those representations and warranties. Sellers shall permit Buyers and their representatives to have, from the date of this Agreement to the Closing Date, full access to the premises, including without limitation the Real Property and the Improvements, and to all the books and records of each Seller and to cause the officers, accountants, architects, attorneys, engineers, employees, agents and other representatives of each Seller to furnish Buyers with such financial and operating data and other information with respect to the business and properties of Sellers as Buyers shall from time to time reasonably request. Sellers shall deliver or cause to be delivered to Buyers such additional instruments, documents, certificates and opinions as Buyers may reasonably request for the purpose of (a) verifying the information set forth in this Agreement and on any Exhibit or Schedule attached hereto and (b) consummating or evidencing the transactions contemplated by this Agreement. Buyers agree to keep all such information received from either Seller or their respective representatives confidential and not to disclose such information to any other person or entity other than Buyers' advisors and other representatives with a need to know, other than information which is in the public domain or which is otherwise known generally through no act or omission of Buyers to its representatives.

4.4  Violations.  Each Seller shall promptly inform Buyers in writing
     ----------
upon either Seller's receipt of notice or knowledge of any existing or alleged
(i) violation of or nonconformity with any Law or Restriction relating to, affecting or concerning either Seller, the Sellers' Businesses or any of the Acquired Assets, or (ii) material breach or the untruth of any of either Seller's representations or warranties or of any covenant, term or condition to be complied with by either Seller hereunder.

4.5  Consents.  Each Seller shall cooperate with Buyers to attempt to
     --------
obtain the consent of BellSouth to H-W's assignment of the BellSouth Contracts to Buyers.

4.6  Employment and Employee Benefit Plans Matters.
     ---------------------------------------------

          (a) Except as expressly set forth in this Section 4.6, Buyers are not obligated to assume or continue any Employee Benefit Plan or other benefit plan established by either Seller with or for the benefit of any employee or former employee of either Seller. Any trust fund established and any other liability (including any termination benefits or other entitlements arising at any time) with respect to any such plan will remain the responsibility of Sellers.

          (b) Sellers acknowledge that the transactions provided for herein may result in obligations on the part of Sellers and one or more of its Employee Benefit Plans that is a welfare benefit plan (within the meaning of ERISA
Section 3(1)) to comply with the health care continuation requirements of Part 6 of Title I of ERISA and Code (S)4980B, as applicable. Sellers and each of their respective Employee Benefit Plans that is such a welfare plan will comply with the requirements of those laws. Buyers agree to assume all responsibility for administration of "COBRA" health care continuation under ERISA (S)(S)601 through 608 and Code (S)4980B for employees, former employees and any other COBRA qualified beneficiaries under Sellers' medical plans who have elected COBRA continuation coverage as of the Closing Date, who have incurred a COBRA qualifying event such that they could elect COBRA continuation coverage as of the Closing Date, or who incur a COBRA qualifying event by virtue of not being hired by Buyers on or after the Closing Date. Sellers hereby represent and warrant to Buyers that Schedule 4.6(b) contains a list of all employees, former
                       ---------------
employees and any other COBRA qualified beneficiaries under Sellers' medical plans who are current beneficiaries of COBRA continuation coverage or who have incurred a COBRA qualifying event such that they could elect COBRA continuation coverage as of the Closing Date and also that Stewart Odham has been provided the opportunity to elect COBRA continuation coverage prior to the Closing Date.

          (c) Sellers acknowledge that Buyers are making no commitment to hire any employee of Sellers.

          (d) Buyers shall have no responsibility under this Agreement with respect to, and Sellers will pay in full, all wages, salaries, bonuses, sick pay, severance pay and other direct or indirect compensation earned by all employees of the Sellers' Businesses through the Closing Date (whether or not payable by such date) except to the extent such amounts constitute Assumed Liabilities or are covered by Buyers' indemnification of Sellers hereunder. Buyers shall grant credit to, but not be obligated to pay, Sellers' employees for any accrued vacation time.

          (e) Sellers sponsor a tax-qualified defined contribution plan that permits pre-tax employee contributions under Code (S)401(k) and discretionary employer profit-sharing contributions, a copy of which is attached as Schedule
                                                                      --------
4.6(e) (the "401(k) Plan").  Sellers shall cause the 401(k) Plan to be
------
terminated effective as of the Closing Date, and in that regard the 401(k) Plan shall be amended to fully vest the accounts of all participants in the 401(k) Plan and to provide for the payment of all such accounts. Any active employee of Sellers who accepts employment with Buyers and who has an account in the 401(k) Plan shall be given the opportunity to roll over the eligible portion of the active employee's account under the 401(k) Plan to a tax-qualified defined contribution plan in which Buyers are participating employers if the active employee is an employee of Buyers as of the date of such rollover.

          (f) Sellers sponsor a group health plan ("Group Health Plan") for their eligible current and former employees, a copy of which is attached as

Schedule 4.6(f), which in part provides Retiree Medical Coverage (post-
---------------
retirement medical benefits) to eligible former employees. Buyers agree to establish or make available as of the Closing Date to any eligible employee (and his or her eligible spouse and dependants) of Seller who becomes employed by Buyers on or immediately following the Closing Date a group plan providing benefits (excluding all post-retirement benefits) that are substantially similar to the benefits provided by Sellers under their Group Health Plan immediately prior to the Closing Date as described in the Schedule of Benefits dated November 1995 for the Harrison-Wright Company, Inc. Group Insurance Plan, First Allmerica Financial Life Insurance Company Group Policy Number GP-25992 (a copy of the Schedule of Benefits is attached as a part of Schedule 4.6(f)). Buyers
                                                     ---------------
shall extend such coverage to such former employees of Seller without any waiting periods and without application of any pre-existing condition limitations, except to the extent applicable under the Group Health Plan sponsored by Sellers immediately prior to the Closing Date, and Buyers shall count claims arising prior to the Closing Date for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the plan year to the same extent as applicable under Sellers' Group Health Plan as in effect immediately prior to the Closing Date. Buyers may modify or terminate any such employee benefit plan at any time after the Closing Date in its discretion. Buyers' right to modify such plan shall include, but is not limited to, the right to modify the eligibility requirements to participate in the plan and the right to increase required premiums to be paid by employees under the plan.

          (g) Sellers agree to formally amend their Group Health Plan prior to the Closing Date to eliminate Retiree Medical Coverage as of the Closing Date except with respect to former employees (and their eligible spouses) of H-W who are receiving such coverage under Sellers' Group Health Plan as of the Closing Date and active employees (and their eligible spouses) of Seller who are eligible to receive such coverage under Sellers' Group Health Plan if they were to retire on the Closing Date. Sellers represent and warrant to Buyer that there is currently only one person receiving Retiree Medical Coverage under Sellers' Group Health Plan as of the Closing Date, namely Julia Hathcock. Sellers also represent and warrant that there are only three active employees of Seller who are eligible to begin receiving post-retirement medical coverage under the Retiree Medical Coverage component of Seller's Group Health Plan if they were to retire as of the Closing Date, namely Howard Coleman, Samuel Pope and Kermit Marshall. The individuals named in the preceding two sentences (and their eligible spouses, if any) shall be collectively referred to herein as "Eligible Retirees." Buyers agree to offer to Julia Hathcock on or immediately following the Closing Date, and to the remaining Eligible Retirees at the time of retirement from employment with Buyers, the opportunity to elect post-retirement medical coverage (but no other type of coverage) similar to the medical coverage described in the Schedule of Benefits dated November 1995 for the Harrison-Wright Company, Inc. Group Insurance Plan, First Allmerica Financial Life Insurance Company Group Policy Number GP-25992, which medical coverage shall be conditioned upon the payment by the Eligible Retiree of 100% of the required premiums and which medical coverage shall be subject to a maximum annual benefit of $10,000 each year with a $50,000 lifetime maximum benefit (as was imposed under Sellers' Group Health Plan). Buyers shall offer such post-retirement medical coverage to the Eligible Retirees without any waiting periods and without application of any pre-existing condition limitations, except to the extent applicable under the Group Health Plan sponsored by Sellers immediately prior to the Closing Date, and Buyers shall count claims arising prior to the Closing Date for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the plan year to the same extent as applicable under Sellers' Group Health Plan as in effect immediately prior to the Closing Date. For an Eligible Retiree who timely elects to receive post-retirement medical coverage, such coverage shall terminate on the earlier of (i) the date the Eligible Retiree becomes eligible for either Part A or Part B of Medicare or (ii) the date the Eligible Retiree who was an employee of Sellers attains age sixty-five. Except as otherwise specified herein with respect to post-retirement medical benefits, Buyers shall have no other obligations to provide any other current or future benefits to the Eligible Retirees.

          (h) H-W has commitments under the H-W Amended Deferred Compensation Agreement dated July 16, 1979, as amended by an agreement dated December 13, 1985 and an agreement dated October 1, 1991, copies of which are attached as
Schedule 4.6(h) (the "Deferred Compensation Plan").  H-W and the participants in
---------------
the Deferred Compensation Plan have agreed to terminate the Deferred Compensation Plan effective as of the Closing Date pursuant to an agreement dated August 16, 1996 as amended by an agreement dated October 29, 1996 (collectively, the "Termination Agreement"), which agreements are also attached to Schedule 4.6(h). In accordance with the Termination Agreement, H-W shall pay
   ---------------
each Deferred Compensation Plan participant a single cash payment in full satisfaction of the participant's benefits under the Deferred Compensation Plan. The aggregate amount of H-W's liability under the Termination Agreement and the Deferred Compensation Plan (consisting of such single cash payments and H-W's liability for the related payroll taxes) is $929,767.39.

4.7  Securities Act Compliance; NASDAQ Listing.
     -----------------------------------------

          (a) Buyers and MasTec have informed Sellers that a registration statement on Form S-4 (No. 333-09607), including a prospectus (the "S-4"), relating to the issuance of the shares of the MasTec Common Stock from time to time in mergers, acquisitions and other similar transactions in accordance with Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), has been filed by MasTec with the Securities and Exchange Commission (the "SEC") and has been declared effective by the SEC. Sellers hereby acknowledge that Buyers and MasTec have furnished to the Sellers copies of the S-4, its report on Form 10-K for the 1995 fiscal year, its reports on Form 10-Q for the first two quarters of the 1996 fiscal year, the Form 8-K dated April 30, 1996 and MasTec proxy materials dated April 30, 1996, filed by MasTec with the SEC during the period from January 1, 1996 through the Closing Date.

          (b) On or before the Closing Date, MasTec and Buyers shall deliver to Sellers a prospectus supplement containing information about the transactions contemplated by this Agreement, to the extent required by Rule 415 under the Securities Act and instruction H of the Form S-4. MasTec shall take all other steps that may be necessary in its reasonable judgment to comply with the Securities Act in connection with the offer and sale of the MasTec Common Stock to the Sellers (if such stock is delivered in lieu of immediately available funds at the Closing), including the filing of any required post-effective amendment to the S-4. On or before the Closing, MasTec and Buyers shall obtain approval for listing the MasTec Common Stock on the NASDAQ National Market.

          (c) Each of Sellers understands and agrees that:

                (i) Neither Buyers nor MasTec is under any further obligation to register the sale, transfer or other disposition by Sellers of the MasTec Common Stock issued to Sellers pursuant to this Agreement or, except as provided in paragraph (d) below or Section 3.5, to take any action necessary in order to make an exemption from registration available.

                (ii) Stop transfer instructions will be given to the transfer agent of MasTec with respect to the MasTec Common Stock issued to Sellers pursuant to this Agreement. There will be placed on the certificates representing the MasTec Common Stock, or any certificates delivered in substitution or exchange therefor, a legend stating in substance:
     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
          TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

                (iii) Unless the transfer by Sellers of the MasTec Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to a registration statement under the Securities Act or an exemption from registration, Buyers and MasTec reserve the right to put an appropriate legend on the certificates issued to a transferee.

          (d) Buyers agree that the stop transfer instructions and legends referred to in paragraph (c) above shall be terminated or removed if Sellers shall have delivered to MasTec evidence reasonably satisfactory to MasTec to the effect that such instructions are not required for the purposes of the Act. Following presentation of documentation reasonably satisfactory to counsel to MasTec that the MasTec Common Stock received by Sellers have been sold in conformity with the provisions of Rule 145(d), such counsel shall issue an opinion authorizing the termination of the stop transfer instructions and the removal of the legends referred to in paragraph (c) above.

4.8  Cooperation.  Sellers shall provide to Buyers as promptly as
     -----------
practicable such information as may be reasonably necessary to prepare the prospectus supplement referred to in Section 4.7, or any post-effective amendments to the S-4 that may be required under the Securities Act. Each of the Sellers shall cooperate, and cause their counsel and accountants to cooperate, with the Buyers in the preparation of this prospectus supplement and any required post-effective amendments to the S-4, and otherwise in connection with Securities Act compliance.

4.9  Closing Expenses/Taxes.  Buyers shall pay all (a) 1996 real and
     ----------------------
personal property taxes assessed on the Acquired Assets, (b) all sales or use taxes that may be imposed by any state, or any division or instrumentality related to the Acquired Assets, and (c) sales or use taxes, transfer taxes, deed stamps, recording fees and all other transfer fees or expenses of a similar nature assessed or arising in connection with the transfer of the Acquired Assets.

                                   ARTICLE 5
                                   ---------
                       CONDITIONS TO BUYERS' OBLIGATIONS
                       ---------------------------------

5.1  Conditions to Buyers' Obligations.  The purchase of the Acquired
     ---------------------------------
Assets by Buyers on the Closing Date is conditioned upon satisfaction, at or prior to the Closing, or written waiver by Buyers, of the following conditions:

     (a) No Material Adverse Change.  Subject to the provisions of Section
         --------------------------
2.4(b), prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition (financial or otherwise), the results of operations, or prospects of either Seller.

     (b) Truth of Representations and Warranties.  The representations and
         ---------------------------------------
warranties of Sellers contained in this Agreement or in any Exhibit or Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

     (c) Performance of Agreements.  All of the covenants and agreements of each
         -------------------------
Seller to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly complied with or performed.

     (d) No Litigation Threatened.  No action or proceedings shall have been
         ------------------------
instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

     (e) Consents and Approvals.  All consents and approvals, if any, necessary
         ----------------------
or desirable to permit the consummation of the transactions contemplated by this Agreement shall have been received, including without limitation all consents and approvals necessary to assign the BellSouth Contracts, the Assumed Contracts, the Assumed Leases and the Stockholder Policies to Buyers.

     (f) Proceedings.  All proceedings to be taken in connection with the
         -----------
transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Buyers and their counsel, and Buyers shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     (g) Closing Deliveries. Sellers shall have executed and/or delivered
         ------------------
the items required pursuant to Section 7.2 hereof.

     (h) Real Estate Matters.  Buyers shall have obtained title insurance,
         -------------------
at its expense, on terms and conditions satisfactory to Buyers ensuring Buyers' title in fee simple to the Real Property free and clear of all encumbrances other than the Permitted Liens.

     (i) Permits and Licenses.  Buyers shall have procured all permits and
         --------------------
licenses necessary for its operation of the Sellers' Businesses following the Closing.

     (j) Bulk Sales Compliance.  Sellers and Buyers shall have complied
         ---------------------
with the provisions of the North Carolina bulk transfer laws to the extent required by Buyers.

     (k) Due Diligence.  Buyers shall have completed and be satisfied with
         -------------
the results of its legal, environmental and financial due diligence of the assets, businesses and operations of the Sellers.

     (l) Panthers Tickets.  Buyers shall have been provided evidence that
         ----------------
certain stockholders of Sellers have reimbursed Sellers for all deposits placed for Carolina Panthers' football tickets in the name of Sellers.

     (m) Debt Assumption.  Buyers shall have been provided executed copies
         ---------------
of all debt assumption documents required by creditors of Assumed Liabilities.


                                   ARTICLE 6
                                   ---------
                       CONDITIONS TO SELLERS' OBLIGATIONS
                       ----------------------------------

6.1  Conditions to Sellers' Obligations.  The obligations of Sellers to
     ----------------------------------
consummate the transactions contemplated hereby are subject to the fulfillment, or written waiver by Sellers, of each of the following conditions:

          (a) Truth of Representations and Warranties.  The representations and
              ---------------------------------------
warranties of Buyers contained in this Agreement or in any Exhibit or Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date.

          (b) Performance of Agreements.  All of the covenants and agreements of
              -------------------------
Buyers and MasTec to be performed pursuant to the terms of this Agreement shall have been duly complied with or performed.

          (c) No Litigation Threatened.  No action or proceedings shall have
              ------------------------
been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

          (d) Consents and Approvals.  All consents and approvals, if any,
              ----------------------
necessary or desirable to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          (e) Proceedings.  All proceedings to be taken in connection with the
              -----------
transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to each Seller and their counsel, and each Seller shall have received copies of all such documents and other evidences as it or its counsel may reasonable request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (f) Closing Deliveries.  Buyers shall have executed and/or delivered
              ------------------
the items required pursuant to Section 7.3 hereof.


                                   ARTICLE 7
                                   ---------
                         CLOSING; DELIVERIES AT CLOSING
                         ------------------------------

7.1  Closing.  The closing of the purchase and sale referred to in
     -------
Section 1.1 (the "Closing") shall take place at 12:00 P.M. at the offices of Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina, 28244 on November 21, 1996, or at such other time and date as the parties hereto shall designate in writing and such date is herein referred to as the "Closing Date".

7.2  Deliveries by Sellers.  On or before the Closing Date, Sellers shall
     ---------------------
deliver or cause to be delivered to Buyers the following, in form and substance reasonably satisfactory to Buyers:

          (a) A certificate executed by each Seller's president certifying that the conditions set forth in Sections 5.1(a) - (e) have been satisfied, in form and substance satisfactory to Buyers.

          (b) An instrument substantially in the form of Exhibit 7.2(b)
                                                         --------------
assigning the BellSouth Contracts to Buyers.

          (c) Instruments of assignment assigning each Seller's rights under the Assumed Leases, the Assumed Contracts and the Stockholder Policies, in forms acceptable to Buyers. Sellers shall also execute and deliver all requisite change of ownership and change of beneficiary forms required in connection with the transfer of the Stockholder Policies.

          (d) General warranty deeds in forms satisfactory to Buyers conveying the Real Property and Improvements to Buyers free and clear of any and all Liens except for Permitted Liens and all documentation reasonably required by Buyers in connection with such real estate transfer.

          (e) Bill(s) of sale substantially in the form of Exhibit 7.2(e)
                                                           --------------
transferring the remaining Acquired Assets to Buyers free and clear of any and all Liens except for Permitted Liens.

          (f) Consents to assignment of the BellSouth Contracts executed by BellSouth in a form acceptable to Buyers.

          (g) Consents to the assignments of the Assumed Leases, the Assumed Contracts and the Stockholder Policies in a form acceptable to Buyers.

          (h) Executed titles of ownership in form suitable for transfer to Buyers of all licensed vehicles (including trucks, trailers and automobiles) being acquired by Buyers as part of the Acquired Assets.

          (i) Certificates of Existence of each Seller in North Carolina in full force and effect and unamended as of not more than seven days prior to the Closing Date, together with a copy of the resolutions of the Board of Directors and stockholders of each Seller approving this Agreement, such Seller's obligations hereunder and the consummation of the actions contemplated hereby, each certified by the Secretary of each respective Seller to be validly adopted and in full force and effect and unamended as of Closing.

          (j) An executed amendment to each Seller's Articles of Incorporation suitable for filing with the State of North Carolina changing such Seller's name to a name not confusingly similar to its current name.

          (k) The legal opinion of Kennedy Covington Lobdell & Hickman, L.L.P. counsel to Sellers in a form acceptable to Buyers.

          (l) An executed copy of the Escrow Agreement.

          (m) Evidence satisfactory to Buyers that the Termination Agreement has been fully executed and that the Deferred Compensation Plan has been terminated.

          (n) An executed Confidentiality and Non-solicitation Agreement between Buyers and Arthur McDonald, in a form satisfactory to Buyers.

          (o) Evidence satisfactory to Buyers that all Liens other than the Permitted Liens on the Acquired Assets have been removed (including, but not limited to a deed of trust on the Real Property used in UPI's Business in favor of First Union National Bank, as trustee for Shriner's Hospital for Crippled Children and the Lien on such property in favor of the Employment Security Commission).

          (p) Each of the completed and executed letters in the form attached hereto as Exhibit 7.2(p) received by Sellers from their stockholders by the
          --------------
Closing Date.

          (q) Evidence satisfactory to Buyers that McGuire Properties has waived its right to receive a commission under its listing contract covering the Church Street Real Property in connection with the transactions contemplated hereby.

          (r) Evidence of Sellers' amendment of its Group Health Plan to eliminate the provision of Retiree Medical Coverage as of the Closing Date.

7.3  Deliveries by Buyers.  On or before the Closing Date, Buyers shall
     --------------------
deliver or cause to be delivered to Sellers the following, in form and substance reasonably satisfactory to Sellers:

          (a) The portion of the Purchase Price payable pursuant to Sections 1.2(a) and 1.2(b) by either delivering immediately available funds in the requisite amounts by wire transfer to the accounts designated in writing by Sellers and to the Escrow Agent or by delivering the Purchase Price Shares to the Sellers and the Escrow Agent in the amounts indicated in Sections 1.2(a) and 1.2(b).

          (b) An executed Assignment and Assumption Agreement providing for Sellers' assignment and Buyers' assumption of all Assumed Liabilities hereunder in a form acceptable to Sellers.

          (c) The Guaranty duly and properly executed by MasTec.

          (d) Certificates of Existence of Buyers and MasTec in Delaware in full force and effect and unamended as of not more than seven (7) days prior to the Closing Date, together with a copy of the resolutions of the Board of Directors of each Buyer and MasTec approving this Agreement, the Guaranty, the obligations of Buyers and MasTec hereunder and the consummation of the actions contemplated hereby, each certified by the Secretary of Buyers and MasTec, as applicable, to be validly adopted and in full force and effect and unamended as of the Closing.

          (e) The legal opinion of Parker, Poe, Adams & Bernstein L.L.P., in a form acceptable to Sellers.

          (f) The legal opinion of Fried, Frank, Harris, Shriver & Jacobson, in a form acceptable to Sellers.

          (g) An executed copy of the Escrow Agreement.

          (h) An officer's certificate of Buyers in a form acceptable to Sellers.

7.4  Further Assurances.  At the reasonable request of Buyers, at Closing
     ------------------
and at any time or from time to time thereafter, each Seller agrees to take all actions necessary to put Buyers in actual possession and operating control of the Acquired Assets, and to execute and deliver such further instruments of sale, conveyance, transfer and assignment and take such other action as Buyers may reasonably request in order to sell, convey, transfer and assign to Buyers the Acquired Assets. At the reasonable request of Sellers, at Closing and at any time or from time to time thereafter, each Buyer agrees to take any further actions reasonably requested of it to implement the transactions contemplated hereby.


                                   ARTICLE 8
                                   ---------
         SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; NON-COMPETITION
         -------------------------------------------------------------

8.1  Survival of Representations.  The respective representations and warranties
     ---------------------------
of the parties contained in this Agreement or in any Exhibit or Schedule attached hereto as well as the agreements and covenants of each party in this Agreement shall survive the purchase and sale of the Acquired Assets pursuant to this Agreement.

8.2  Indemnification.
     ---------------

          (a) Sellers agree, jointly and severally, to indemnify and hold Buyers and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, demands, actions, controversies, suits, liabilities, losses, damages, costs and charges (including without limitation reasonable counsel and paralegal fees and other expenses) of every nature and character, whether groundless or otherwise (collectively, "Losses"), suffered or paid, directly or indirectly, through application of either Seller's or Buyers' assets or otherwise, as a result of or arising by reason of, connected to or resulting from (i) any breach of or inaccuracy in any of either Seller's representations or warranties hereunder,
(ii) any breach by either Seller of any covenant or agreement contained in this Agreement, and (iii) any claim, debt, obligation or liability of either Seller that is not an Assumed Liability hereunder. The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement.

          (b) Buyers, jointly and severally, agree to indemnify and hold each Seller and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, demands, actions, controversies, suits, liabilities, losses, damages, costs and charges (including without limitation reasonable counsel and paralegal fees and other expenses) of every nature and character, whether groundless or otherwise (collectively "Losses"), incurred or subjected, directly or directly, as a result or arising by reason of, connected to or resulting from
(i) any breach of or inaccuracy in any of Buyers' representations or warranties hereunder, (ii) any breach by Buyers of any covenant or agreement contained in this Agreement, (iii) any claim, debt, obligation or liability of either Seller that is specifically assumed by Buyers as an Assumed Liability pursuant to this Agreement, (iv) any violation by Buyers or MasTec of any federal or state securities law relating in any way to the issuance or delivery to Sellers of the Purchase Price Shares and the subsequent sale of the Purchase Price Shares pursuant to the provisions of Section 1.2(c) or the Escrow Agreement, (v) noncompliance with any applicable bulk transfer laws, except to the extent that Buyers have requested Sellers' compliance pursuant hereto, (vi) any severance pay, compensation-related liability or other claim or liability (including any liability of Sellers arising pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et. seq., in connection with the
                                     --------
transactions contemplated hereby) arising from Buyers' failure or refusal to hire or termination of any employee of either Seller as of the Closing Date which such employee Buyers (A) do not hire or (B) elect to terminate and (vii) any violation by Sellers of any federal or state securities law in connection with any sale by Sellers of the Purchase Price Shares hereunder or under the Escrow Agreement provided that Sellers' actions in connection with any such sales were taken in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

          (c) The obligations of the indemnifying party (the "Indemnitor") under this Section 8.2 to the party seeking indemnification hereunder (the "Indemnitee") with respect to claims, demands, damages, liabilities, costs and expenses asserted by third parties ("Third Party Claim") shall be subject to the following terms and conditions: The Indemnitee will give the Indemnitor prompt notice of any Third Party Claim, and the Indemnitor shall assume the defense, compromise or settlement thereof by representatives of its own choosing, at its own cost and expense, provided that the Indemnitee shall have the right (but not the obligation) to participate in such defense with its own counsel at its own expense and that no settlement will be agreed to without the Indemnitee's prior written consent, which consent will not be withheld unreasonably. The Indemnitee agrees not to withhold its consent to any settlement if the Indemnitor agrees to pay money damages, if any, and if the Indemnitee determines in good faith that such settlement will not otherwise have an adverse effect on the business, reputation or financial condition of the Indemnitee. If the Indemnitor does not promptly assume such defense, the Indemnitee will (upon notice to the Indemnitor) have the right (but not the obligation) to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnitor, provided that the Indemnitor shall have the right (but not the obligation) to participate in such defense with its own counsel at its own expense and that no settlement will be agreed to without the Indemnitor's prior written consent, which consent will not be withheld unreasonably.

          (d) Buyers shall be entitled to offset against the Escrowed Amount, in accordance with the terms and conditions of the Escrow Agreement, the amount of
(i) any purchase price adjustment pursuant to Section 1.4(b) or any required payment of the Excess Amount pursuant to Section 1.2(c), (ii) any indemnification obligation of either Seller to Buyers, and (iii) the amount of any of the accounts receivable of Sellers acquired by Buyers as part of the Acquired Assets which have not been collected by Buyers within the 180-day period following the Closing Date (without any reference to the threshold limitation set forth in subsection 8.2(e) below) other than the retainages and employee travel advances set forth on the Closing Date Balance Sheet and (iv) any liability or cost associated with or arising from the presence or removal of asbestos from the Real Property or from the removal of, contamination caused by, or remediation related to, underground storage tanks which are or were on the Real Property or are otherwise set forth on Schedule 2.19 (such amounts may be
                                            -------------
offset against the Escrowed Amount notwithstanding the fact that the liabilities and costs referenced in this subsection (iv) are Assumed Liabilities hereunder). All uncollected accounts receivable which are made the subject of an offset against the Escrowed Amount by Buyers pursuant to the terms hereof shall be reassigned by Buyers to Sellers immediately upon Buyers' offset with respect thereto (thereafter, Sellers shall be entitled to collect and retain for Sellers' benefit such reassigned accounts receivable at their sole expense).

          (e) Buyers agree that they shall not assert against Sellers any claim or claims for indemnification pursuant to this Section 8.2 unless the aggregate amount of the claim or claims for which Buyers seeks indemnification exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate. Once such indemnification threshold is met (and it must be met only once for all claims in the aggregate, i.e., this threshold need not be met for each claim),
                         ----
Sellers shall be responsible for all claims for indemnification to the extent such claims exceed $25,000. Anything herein to the contrary notwithstanding,
(i) the $25,000 threshold limitation
provided for in this subsection (e) shall not apply to any claim with respect to any purchase price adjustment pursuant to Section 1.4(b), any required payment of the Excess Amount pursuant to Section 1.2(c), any offset against the Escrowed Amount with respect to uncollected accounts receivable pursuant to Section 8.2(d) or any claim alleging fraud or wilful misconduct, and (ii) the aggregate liability of Sellers to Buyers and, Buyers' sole remedy, for all indemnification claims hereunder (excluding claims related to any purchase price adjustment pursuant to Section 1.4(b), any required payment of the Excess Amount pursuant to Section 1.2(c), uncollected accounts receivable, other than the retainages and employee travel advances set forth on the Closing Balance Sheet, or any claims alleging fraud or wilful misconduct) shall be limited to the Escrowed Amount.

8.3  Non-Competition; Non-Interference.  In consideration of the purchase
     ---------------------------------
of the Acquired Assets by Buyers, each Seller agrees that from the Closing Date until five years from the Closing Date, such Seller will not:

          (a) within any jurisdiction or marketing area in which either Seller or any of its subsidiaries or affiliates is doing business or is qualified to do business as of the Closing Date, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with Sellers' Businesses. For these purposes, ownership of securities of 1% or less of any class of securities of a public company shall not be considered to be competition with Sellers' Businesses.

          (b) persuade or attempt to persuade any existing customer or client, or potential customer or client to which either Seller or any of its subsidiaries has made a presentation or with which either Seller or any of its subsidiaries has been having discussions, to cease doing business with or decrease the amount of business done with or not to hire Sellers' Businesses (as owned by Buyers) or to commence doing business with or increase the amount of business done with or hire another company.

          (c) solicit the business of any person or entity that is a customer or client of either Seller or any of its subsidiaries as of the Closing Date, or was its customer or client within two years prior to the Closing Date.

          (d) persuade or attempt to persuade any individual who is an employee of either Seller or any of their respective subsidiaries as of the Closing Date, or any individual who was an employee of either Seller during the two years prior to the Closing Date, to leave Buyers' employ, or to become employed by any person or entity other than Buyers.

          (e) disclose or use any confidential, proprietary or secret information relating to Buyers, either Seller, any of their respective subsidiaries or any of their respective clients and customers.

It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.3 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this
Section 8.3 shall be adjudicated to be invalid or unenforceable, this section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

The parties recognize that the performance of the obligations under this Section
8.3 by each Seller is special, unique and extraordinary in character, and that in the event of the breach or threatened breach by either Seller of the terms and conditions of this Section 8.3, Buyers shall suffer irreparable injury for which no adequate remedy at law may exist. Accordingly, in the event of such breach or threatened breach, Buyers shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Section 8.3 or to enforce the specific performance thereof by either Seller or to enjoin either Seller from breaching or attempting to breach this section.

8.4  Use of Name.  Following the Closing, neither Seller nor any
     -----------
affiliate that either Seller controls shall use the name "Harrison-Wright Company, Incorporated" or "Utility Precast, Inc.," or any confusingly similar name.


                                   ARTICLE 9
                                   ---------
                                 MISCELLANEOUS
                                 -------------

9.1  Expenses.  The parties hereto shall pay all of their own expenses
     --------
relating to the consummation of the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers. Such expenses of the Sellers shall not constitute a part of the Assumed Liabilities.

9.2  Governing Law; Consent to Jurisdiction.  This Agreement, the rights and
     --------------------------------------
obligations of the parties, and any claims or disputes relating in any way thereto shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its choice of law principles. Each Seller and Buyer, by executing this Agreement, hereby (a) irrevocably submits to the exclusive jurisdiction of any federal or North Carolina, state court sitting in the County of Mecklenburg in respect of any suit, action or proceeding arising out of or relating in any way to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts and to be bound by any judgment rendered in such courts; (b) waives, to the fullest extent it may do so effectively under applicable law, any objection it may have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) irrevocably consents, to the fullest extent it may do so effectively under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to either Seller at the address set forth in this Agreement, such service to become effective five (5) days (or such other period of time provided by applicable law) after such mailing. Nothing herein shall affect the right of Buyers to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against either Seller in any other jurisdiction or venue.

9.3  Captions.  The Article and Section captions used herein are for reference
     --------
purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.4  Publicity and Confidentiality.  Except as otherwise required by law, none
     ------------------------------
of the parties shall issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the transactions contemplated herein, including the existence and terms of this Agreement, without obtaining the prior approval of Buyers to the contents and the manner of presentation and publication thereof. The parties shall keep all non-public information disclosed pursuant to this Agreement confidential and shall not disclose such information for any purpose or to any person or entity not related to the consummation and performance of this Agreement, except as may be required by applicable law.

9.5  Notices.  Any notices, demands, consents, agreements, requests or other
     -------
communications which may be or are required to be given, served or sent by any party to any other party or obtained from any party pursuant to this Agreement must be in writing and must be (a) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (b) hand delivered personally by independent courier, or (c) transmitted by telecopier addressed as follows:

            (i)   If to either Seller:

                  c/o Kennedy Covington Lobdell & Hickman, L.L.P.
                  NationsBank Corporate Center
                  Suite 4200
                  100 North Tryon Street
                  Charlotte, NC  28202-4006
                  Attn:  Jon Barrett
                  Fax:  (704) 331-7598

            (ii)  If to Buyers:

                  c/o MasTec, Inc.
                  3155 N.W. 77th Avenue
                  Suite 130
                  Miami, FL  33122
                  Attn:  Legal Department
                  Telecopier:  (305) 406-1907/1908

Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication which is mailed, hand delivered or transmitted in the manner described above shall be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.6  Counterparts.  This Agreement may be executed in counterparts, and
     ------------
it shall not be necessary that the signatures on behalf of each party appear on each counterpart. All counterparts shall collectively constitute a single agreement.

9.7  Amendments.  This Agreement may not be amended or modified or any
     ----------
provision or obligation waived or changed except by a writing executed by the party sought to be charged thereby.

9.8  Savings Clause.  Any provision of this Agreement that is prohibited
     --------------
or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the maximum extent permitted by applicable law, the parties to this Agreement waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

9.9  Entire Agreement.  This Agreement constitutes the entire agreement
     ----------------
of the parties with respect to its subject matter and supersedes all prior written and oral agreements and understandings of any kind (including, but not limited to, the Letter of Intent between the parties dated August 8, 1996, as amended by the revised Letter of Intent dated August 27, 1996), except any separate confidentiality agreement entered into by the parties previously.

9.10 Delays.  No failure or delay of any party in exercising any power or
     ------
right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

9.11 No Third Party Beneficiaries.  This Agreement shall be binding upon
     ----------------------------
and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to benefit any third party, whether viewers or otherwise, and no third party shall be deemed to have any privity of contract by virtue of this Agreement.

9.12 No Partnership.  Nothing in this Agreement shall be deemed to create
     --------------
a joint venture or partnership between the parties.

9.13 No Assignment.  The rights and obligations of the parties under this
     -------------
Agreement may not be assigned or delegated to any other person or entity without the prior consent of all the parties hereto; provided, that Buyers may, without the consent of Sellers, assign any or all of its rights and delegate any or all of its obligations and may transfer the Acquired Assets to any other entity that it controls, is controlled by or is under common control with.

9.14 Attorneys' Fees.  If any legal proceeding is brought to enforce or
     ---------------
interpret this Agreement or any provision thereof, the prevailing party in any such proceeding shall be entitled to recover from the other party its reasonable attorneys' and paralegal fees and court costs.

                           [SIGNATURES ON NEXT PAGE]

       EXECUTED as of the date and year first above written.


                                 SELLERS:

                                        HARRISON-WRIGHT COMPANY,
                                        INCORPORATED


                                 By:
                                      ----------------------------------
                                 Name:
                                      --------------------------------
                                 Title:  President



                                 UTILITY PRECAST, INC.


                                 By:
                                      ----------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       --------------------------------


                                 BUYERS:

                                        H-W ACQUISITION I CO., INC.

                                 By:
                                      ----------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       --------------------------------


                                        H-W ACQUISITION II CO., INC.

                                 By:
                                      ----------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       --------------------------------


                                 H-W ACQUISITION III CO., INC.

                                 By:
                                      -----------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       ---------------------------------

                               LIST OF SCHEDULES

   Excluded Assets

Assumed Contracts

Assumed Leases

Real Property

Equipment and Vehicles

   Certain Assumed Liabilities

   Absence of Conflicts

   Exceptions to GAAP

Changes Since Balance Sheet Date

   Liens on Assets

   Real Property

Operating Condition Exceptions

   Leases

   Material Contracts

Litigation

Taxes

Intellectual Property Matters

Non-Compliance with Applicable Laws

Options

Employee Benefit Plans

Exceptions to Amendment/Termination Rights

ERISA Non-compliance

Code Qualifications

Triggering Events under Employee Benefit Plans

Environmental Matters

Interests in Clients, Suppliers

Insurance

Licenses and Permits

Bank Accounts; Powers of Attorney

H-W/UPI Shareholders/Shares Held

Employees on COBRA

401(K)

Group Health Plan

Deferred Compensation Plan/Termination Agreement

                 LIST OF EXHIBITS


Escrow Agreement

Sellers' Broker Instruction Letter

Purchase Price Allocation

   Financial Statements

   MasTec Guaranty

Assignments of BellSouth Contracts

Bill of Sale

Securities Letter